     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1996

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              DEPOTECH CORPORATION
             (Exact name of registrant as specified in its charter)

            CALIFORNIA                           2834                           33-0387911
 (State or other jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer Identification
  incorporation or organization)     Classification Code Number)                 Number)

     10450 SCIENCE CENTER DRIVE, SAN DIEGO, CALIFORNIA 92121 (619) 625-2424 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               EDWARD L. ERICKSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              DEPOTECH CORPORATION
                           10450 SCIENCE CENTER DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 625-2424
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                WITH COPIES TO:

              CRAIG S. ANDREWS, ESQ.                        M. WAINWRIGHT FISHBURN, JR., ESQ.
               FAYE H. RUSSELL, ESQ.                              NANCY E. DENYES, ESQ.
          BROBECK, PHLEGER & HARRISON LLP                         COOLEY GODWARD CASTRO
          550 WEST "C" STREET, SUITE 1300                           HUDDLESON & TATUM
            SAN DIEGO, CALIFORNIA 92101                     4365 EXECUTIVE DRIVE, SUITE 1100
                                                               SAN DIEGO, CALIFORNIA 92121

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
- ------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

                                                         PROPOSED          PROPOSED
                                        AMOUNT           MAXIMUM           MAXIMUM          AMOUNT OF
      TITLE OF EACH CLASS OF            TO BE         OFFERING PRICE      AGGREGATE        REGISTRATION
   SECURITIES TO BE REGISTERED      REGISTERED(1)      PER SHARE(2)   OFFERING PRICE(2)        FEE
- ----------------------------------------------------------------------------------------------------------
Common Stock, no par value........  2,300,000 shares      $22.625        $52,037,500         $17,944
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

(1) Includes 300,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A)
MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              DEPOTECH CORPORATION

                            ------------------------

                             CROSS REFERENCE SHEET

           PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

           ITEM NUMBER AND HEADING IN
         FORM S-1 REGISTRATION STATEMENT                      CAPTION IN PROSPECTUS
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....  Cover Page of Registration Statement;
                                                   Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front and Outside Back Cover Pages
  3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors
  4.  Use of Proceeds............................  Use of Proceeds
  5.  Determination of Offering Price............  Cover Page of Registration Statement
  6.  Dilution...................................  Dilution
  7.  Selling Security Holders...................  Inapplicable
  8.  Plan of Distribution.......................  Outside Front Cover Page; Underwriting
  9.  Description of Securities to be
      Registered.................................  Outside Front Cover Page; Description of
                                                   Capital Stock
 10.  Interests of Named Experts and Counsel.....  Legal Matters; Experts
 11.  Information with Respect to the
      Registrant.................................  Outside Front Cover Page; Prospectus
                                                   Summary; The Company; Risk Factors;
                                                   Dividend Policy; Capitalization; Selected
                                                   Financial Data; Management's Discussion and
                                                   Analysis of Financial Condition and Results
                                                   of Operations; Business; Management;
                                                   Certain Transactions; Principal
                                                   Shareholders; Description of Capital Stock;
                                                   Financial Statements
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Inapplicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 10, 1996

                                2,000,000 SHARES

                          [DEPOTECH CORPORATION LOGO]

                                  COMMON STOCK

     THE 2,000,000 SHARES OF COMMON STOCK (THE "COMMON STOCK") OFFERED HEREBY (THIS "OFFERING") ARE BEING OFFERED BY DEPOTECH CORPORATION ("DEPOTECH" OR THE "COMPANY"). THE COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET ("NASDAQ") UNDER THE SYMBOL "DEPO." ON JULY 9, 1996, THE LAST REPORTED SALES PRICE OF THE COMMON STOCK ON NASDAQ WAS $22.00 PER SHARE. SEE "PRICE RANGE OF COMMON STOCK."

     FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 6 TO 14.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
             CRIMINAL OFFENSE.

                             ---------------------

                                                          UNDERWRITING
                                    PRICE TO              DISCOUNTS AND            PROCEEDS TO
                                     PUBLIC               COMMISSIONS*              COMPANY+
PER SHARE..................             $                       $                       $
TOTAL++....................             $                       $                       $

- ---------------
     * THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

     + BEFORE DEDUCTING EXPENSES OF THIS OFFERING PAYABLE BY THE COMPANY
       ESTIMATED TO BE $325,000.

     ++ THE COMPANY HAS GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP
        TO 300,000 ADDITIONAL SHARES OF COMMON STOCK ON THE SAME TERMS PER SHARE SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN
        FULL, THE TOTAL PRICE TO PUBLIC WILL BE $          , THE TOTAL
        UNDERWRITING DISCOUNTS AND COMMISSIONS WILL BE $          AND THE TOTAL
        PROCEEDS TO THE COMPANY WILL BE $          . SEE "UNDERWRITING."
                             ---------------------

     THE COMMON STOCK IS BEING OFFERED BY THE UNDERWRITERS AS SET FORTH UNDER "UNDERWRITING" HEREIN. IT IS EXPECTED THAT THE DELIVERY OF THE CERTIFICATES THEREFOR WILL BE MADE AT THE OFFICES OF DILLON, READ & CO. INC., NEW YORK, NEW
YORK, ON OR ABOUT                , 1996. THE UNDERWRITERS INCLUDE:

DILLON, READ & CO. INC.

                              UBS SECURITIES

                                           VECTOR SECURITIES INTERNATIONAL, INC.

              THE DATE OF THIS PROSPECTUS IS                , 1996

[DRAWING DEPICTING THE INJECTION OF DEPOCYT INTO AND ITS MODE OF ACTIVITY IN THE CEREBROSPINAL FLUID]

[CHART DEPICTING PATIENTS' RESPONSE RATES IN THE COMPANY'S PHASE III CLINICAL TRIAL OF DEPOCYT AS COMPARED TO STANDARD THERAPY (METHOTREXATE)]

[CHART DEPICTING PHASE OF DEVELOPMENT OF THE COMPANY'S PRODUCT PROGRAMS AND FEASIBILITY PROGRAMS]

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and at Northwest Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is traded on the Nasdaq National Market.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

     All of the Company's product names, except DepoCyt(TM) (which is a joint trademark with Chiron Corporation), are trademarks of the Company. This Prospectus also includes names and trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed under "Risk Factors," as well as those discussed elsewhere in this Prospectus.

                                  THE COMPANY

     DepoTech is a drug delivery company engaged in the development and manufacture of sustained-release therapeutic products based on DepoFoam, an injectable, depot drug delivery technology. DepoFoam consists of microscopic, spherical particles composed of hundreds to thousands of nonconcentric chambers each separated from adjacent chambers by a bilayer lipid membrane. The Company has developed DepoFoam formulations which release drugs over an extended period of time, such as several weeks, or over a shorter period, such as a few days. DepoTech has demonstrated that its proprietary DepoFoam technology can be used to encapsulate a wide spectrum of generic and proprietary water-stable drugs, including proteins, peptides, antisense oligonucleotides and DNA, for a range of therapeutic indications. DepoTech believes that its technology enables the development of highly-differentiated, proprietary products with enhanced safety and efficacy, improved profit margins, broadened labeling, extended or renewed patent life and significantly reduced administration schedules.

     The Company's lead product, DepoCyt, is a proprietary DepoFoam formulation of cytarabine, a generic anti-cancer drug, also known as ara-C. DepoCyt is being developed in collaboration with Chiron Corporation ("Chiron") in the United States, Canada and Europe for the treatment of three subtypes of neoplastic meningitis arising from solid tumors, leukemia and lymphoma. In June 1996, the Company announced response rate data, a primary endpoint of the solid tumor arm of a pivotal Phase III clinical trial which compared DepoCyt to standard therapy (methotrexate) in patients with neoplastic meningitis. Response was defined as the absence of malignant cells in two consecutive samples of patients' cerebrospinal fluid ("CSF") and lack of disease progression as assessed through neurological evaluation. Of 54 evaluable patients, 36% of the 25 patients treated with DepoCyt showed a response versus 17% of the 29 patients treated with methotrexate. Based on these data and other study endpoints still to be completed, the Company plans to file a new drug application ("NDA") for the treatment of neoplastic meningitis arising from solid tumors in the fourth quarter of 1996.

     In addition to DepoCyt, DepoTech has a diversified development pipeline that demonstrates the breadth of the Company's technology. The Company is: (i) developing DepoAmikacin, a DepoFoam formulation of amikacin, a potent, broad-spectrum antibiotic for the treatment and prophylaxis of bacterial infections; (ii) developing DepoMorphine, a DepoFoam formulation of morphine sulfate, for post-surgical acute pain management; and (iii) evaluating D0601, a DepoFoam formulation of insulin-like growth factor 1 ("IGF-1"), a Chiron proprietary protein, for a rheumatologic indication. The Company completed a Phase I clinical trial for DepoAmikacin in April 1996 in which the drug was found to be well-tolerated for all dosage levels studied. DepoTech has also completed formulation and initial manufacturing scale-up of DepoMorphine, is currently conducting preclinical studies and intends to file an investigational new drug application ("IND") in 1996. In addition, D0601 scale-up and preclinical development are currently underway. DepoTech is also evaluating DepoFoam formulations of several additional compounds which may offer significant medical benefits and substantial market potential, including antisense oligonucleotides, local anesthetics and anti-thrombotics.

     Since March 1994, DepoTech and Chiron have collaborated in the development of DepoCyt and DepoFoam formulations of certain of Chiron's proprietary products, including IGF-1. The collaborative agreement provides for the future development of additional DepoFoam formulations of other Chiron proprietary products, including certain cytokines, vaccines, growth factors and gene therapy products. Under the terms of the agreement, DepoTech retains manufacturing rights to DepoCyt and the DepoFoam formulations of Chiron's proprietary products. Chiron will market and distribute DepoCyt in the United States, Canada and Europe and will have worldwide marketing rights to DepoFoam formulations of its own proprietary products.

     The Company's strategy is focused on the development and commercialization of proprietary DepoFoam formulations of generic drugs or, in collaboration with corporate partners, the development of DepoFoam formulations of compounds proprietary to the corporate partners. The Company is implementing this strategy by: (i) developing high value-added DepoFoam formulations of approved or late-stage drugs; (ii) expanding the product pipeline by identifying new product opportunities according to stringent criteria and by conducting feasibility studies; (iii) establishing collaborative and funding arrangements for development and commercialization of new DepoFoam products; and (iv) retaining certain manufacturing rights to DepoFoam formulations. The Company believes this strategy minimizes certain risks associated with traditional pharmaceutical discovery and development.

                                  THE OFFERING

Common Stock offered by the Company..........  2,000,000 shares
Common Stock to be outstanding after this
  Offering(1)................................  13,364,978 shares
Use of proceeds..............................  For research, clinical and process development expenses for ongoing and future
                                               programs, further clinical development and
                                               initial commercialization of DepotCyt and
                                               general corporate purposes, including
                                               research and development, clinical testing
                                               and capital expenditures in support of
                                               manufacturing, scientific and administrative
                                               equipment. See "Use of Proceeds."
Nasdaq National Market symbol................  DEPO

- ------------
     (1) Does not include: (i) 1,122,373 shares of Common Stock issuable upon exercise of options outstanding at a weighted average exercise price of $3.93 per share pursuant to the Company's stock option plans at March 31, 1996; (ii) 568,041 shares of Common Stock reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price of $6.65 per share at March 31, 1996; and (iii) subsequent to March 31, 1996, 17,300 shares of Common Stock issuable upon the exercise of options granted, 114,890 shares of Common Stock issued upon exercise of options, 6,502 options terminated and 24,730 shares of Common Stock issued under the Company's Employee Stock Purchase Plan. See "Capitalization," "Management -- Benefit Plans," "Description of Capital Stock -- Warrants to Purchase Common Stock."

                         SUMMARY FINANCIAL INFORMATION

                                                                                     THREE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,                     MARCH 31,
                                     -----------------------------------------    -------------------------
                                        1993           1994           1995           1995          1996
                                     -----------    -----------    -----------    ----------    -----------
STATEMENT OF OPERATIONS DATA:
  Contract revenue.................  $    69,500    $   582,120    $ 5,825,784    $3,154,540    $ 1,200,654
  Marketing rights fee.............           --             --      1,000,000     1,000,000             --
  Costs and expenses:
    Research and development.......    3,231,169      7,426,815     12,699,247     2,411,589      3,271,404
    General and administrative.....      827,250      1,880,861      2,826,538       463,431        786,261
                                     -----------    -----------    -----------    ----------    -----------
         Total costs and
           expenses................    4,058,419      9,307,676     15,525,785     2,875,020      4,057,665
                                     -----------    -----------    -----------    ----------    -----------
  Income (loss) from operations....   (3,988,919)    (8,725,556)    (8,700,001)    1,279,520     (2,857,011)
  Interest income..................      128,652        286,984      1,084,244       207,375        511,359
  Interest expense.................      (36,639)      (122,915)      (404,790)      (52,417)      (144,583)
                                     -----------    -----------    -----------    ----------    -----------
  Net income (loss)................  $(3,896,906)   $(8,561,487)   $(8,020,547)   $1,434,478    $(2,490,235)
                                     ===========    ===========    ===========    ==========    ===========
  Net income (loss) per share(1)...       $(0.78)        $(1.26)        $(0.92)        $0.17         $(0.22)
                                          ------         ------         ------         -----         ------
                                          ------         ------         ------         -----         ------
  Shares used in computing net
    income (loss) per share(1).....    4,989,332      6,773,178      8,717,550     8,593,063     11,320,501

                                                                                 MARCH 31, 1996
                                                                         -------------------------------
                                                                            ACTUAL        AS ADJUSTED(2)
                                                                         ------------     --------------
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments....................  $ 30,545,566      $ 71,580,566
  Working capital......................................................    29,813,463        70,848,463
  Total assets.........................................................    45,812,895        86,847,895
  Obligations under capital leases, less current portion...............     3,592,219         3,592,219
  Accumulated deficit..................................................   (28,110,167)      (28,110,167)
  Total shareholders' equity...........................................    38,885,713        79,920,713

- ------------
     (1) See Note 1 of Notes to Financial Statements for information concerning the computation of net income (loss) per share and shares used in computing net income (loss) per share.

     (2) As adjusted to reflect the sale of the Common Stock offered hereby and the application of the estimated net proceeds of this Offering based upon an assumed public offering price of $22.00 per share. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the discussion of risk factors on pages 6 through 14 of this Prospectus should be considered carefully in evaluating an investment in the Common Stock. The risks of investing in the Common Stock include the following factors: "Early Stage Company;" "Government Regulation; Uncertainty of Obtaining Regulatory Approval;" "Limited Manufacturing Experience; Risk of Scale-Up;" "History of Operating Losses; Uncertainty of Future Profitability;" "Dependence Upon Partners for Development and Commercialization;" "Limited Sales and Marketing Capability;" "Dependence on Suppliers;" "Reliance on Manufacturing Process;" "Reliance on Technology Rights from Research Development Foundation;" "Patents and Proprietary Technology;" "Access to Drugs;" "Future Capital Needs;" "Uncertainty of Additional Funding;" "Dependence on Key Personnel;" "Highly Competitive Industry;" "Product Liability; Availability of Insurance;" "Hazardous Materials;" "Possible Volatility of Stock Price;" "No Dividends;" "Registration Rights; Lockup;" "Dilution;" "Uncertainty of Health Care Reform Measures and Third-Party Reimbursement;" and "Possible Anti-Takeover Effect of Certain Charter Provisions."

                                  THE COMPANY

     The Company was incorporated in the State of California in October 1989. Unless the context indicates otherwise, the "Company" or "DepoTech" refers to DepoTech Corporation. The Company's principal executive offices are located at 10450 Science Center Drive, San Diego, California 92121, and its telephone number is (619) 625-2424.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Company. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the following "Risk Factors" and elsewhere in this Prospectus.

EARLY STAGE COMPANY

     DepoTech's products are at an early stage of development, and, to date, only two of the Company's DepoFoam formulations, DepoCyt and DepoAmikacin, have been subject to any human clinical testing. Although many of the drug compounds which the Company has encapsulated in DepoFoam have been tested in humans by others using alternate delivery routes, the Company's potential products will require extensive research, formulation, development, preclinical and clinical testing, and may involve a lengthy regulatory approval process prior to commercialization. There can be no assurance that DepoCyt, DepoAmikacin or any of the Company's other products or potential products will prove safe and effective in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable cost or be successfully commercialized. In addition, there can be no assurance that preclinical or clinical testing will accurately predict safety or efficacy in broader human use, or that delays in the regulatory approval process will not result in longer clinical trial schedules than those currently expected by the Company. Even if all of the Company's products prove to be safe and effective and are approved for marketing by the United States Food and Drug Administration ("FDA") and other regulatory authorities, there can be no assurance that health care providers, payors and patients will accept the Company's products. Any failure of the Company to achieve technical feasibility, demonstrate safety, achieve clinical efficacy, obtain regulatory approval or, together with its partners, successfully market products would have a material adverse effect on the Company.

     DepoCyt is the Company's only product currently in pivotal phase III trials. Data from the solid tumor arm of the trial was reported in June 1996 and the two other arms of the trial, for neoplastic meningitis arising from leukemia and lymphoma, are expected to be completed by the end of 1996. The Company expects to file an NDA under the FDA's expedited approval process for the treatment of neoplastic meningitis arising from solid tumors in the fourth quarter of 1996. In the case of DepoCyt, as with all drugs subject to accelerated approval, the FDA has requested that the Company submit a Phase IV protocol prior to the submission of an NDA. There can be no assurance that the data reported to date regarding DepoCyt will be sufficient to gain FDA approval, that additional results from the pivotal Phase III trial will confirm earlier results or that the Phase IV and other clinical trials of DepoCyt will generate positive results. Any of these occurrences could have a material adverse effect on the Company and its ability to fund the further development and commercialization of DepoCyt and its other products. See "-- Government Regulation; Uncertainty of Obtaining Regulatory Approval."

GOVERNMENT REGULATION; UNCERTAINTY OF OBTAINING REGULATORY APPROVAL

     DepoTech's research and development activities are, and its future business will be, subject to significant regulation by governmental authorities in the United States, primarily by the FDA. Pharmaceutical products intended for therapeutic use in humans are governed principally by the Federal Food, Drug, and Cosmetic Act, as amended, and by the FDA regulations in the United States and by comparable laws and regulations in foreign countries. DepoTech is also subject to regulation under the food and drug statutes and regulations of the State of California.

     DepoTech recently announced certain results of the solid tumor arm of the Phase III clinical trial for DepoCyt which showed an increased response rate for DepoCyt versus standard therapy. There can be no assurance that these results will meet the requirements for regulatory approvals necessary to commercialize DepoCyt in the United States or otherwise.

     The clinical testing and FDA review process for new drugs or biologics requires substantial time, effort and expense. There can be no assurance that any approval will be granted to the Company on a timely basis, if at all. The FDA may refuse to approve a product for commercial sale or shipment if applicable statutory and/or regulatory criteria are not satisfied, or may require additional testing or information. There can be no assurance that such additional testing or the provision of such information, if required, will not have a material adverse effect on the Company. Also, the regulatory process can be modified by Congress or the FDA in a manner that could materially affect the Company.

     In 1988, the FDA issued regulations intended to expedite the development, evaluation and marketing of new therapeutic products to treat life-threatening and severely debilitating illnesses for which no satisfactory alternative therapies exist. These regulations provide for early consultation between the sponsor and the FDA in the design of both preclinical studies and clinical trials. At the present time, DepoCyt is being developed under such an accelerated program. There can be no assurance, however, that any future products the Company may develop will be eligible for evaluation by the FDA under the 1988 regulations. In addition, there can be no assurance that DepoCyt or any future products (if eligible) will be approved for marketing at all or, if approved for marketing, will be approved for marketing sooner than would be traditionally expected. Regulatory approval granted under these regulations may be restricted by the FDA as necessary to ensure the safe use of the drug. In addition, post-marketing clinical studies, sometimes called Phase IV studies, may be required.

     Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which generally is a disease or condition that affects populations of fewer than 200,000 individuals in the United States. Under current law, orphan drug designation confers United States marketing exclusivity upon the first company to receive FDA approval to market such designated drug for the designated indication for a period of seven years following approval of the NDA, subject to certain limitations. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory approval process. In June 1993, the Company obtained an orphan drug designation for DepoCyt from the FDA to treat neoplastic meningitis. There can be no assurance that the Company will receive the first FDA approval to market sustained-release cytarabine to treat neoplastic meningitis and thus receive market exclusivity for DepoCyt to treat neoplastic meningitis arising from leukemia, lymphoma or solid tumor metastases. Although obtaining FDA approval to market a product with an orphan drug designation can be advantageous, there can be no assurance that the scope of protection or the level of marketing exclusivity that is currently afforded by orphan drug designation and marketing approval will remain in effect in the future.

     For marketing outside the United States, the Company will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs and biologics in such foreign jurisdictions. The requirements relating to the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country and there can be no assurance that the Company or any of its partners will meet and sustain any such requirements. See "Business -- Government Regulation."

LIMITED MANUFACTURING EXPERIENCE; RISK OF SCALE-UP

     Although DepoTech is currently manufacturing materials for human clinical trials, the Company has no experience manufacturing products for commercial purposes. The Company will need to significantly scale-up its current manufacturing operations and comply with current Good Manufacturing Practices ("cGMPs") and other regulations prescribed by various regulatory agencies in the United States and other countries to achieve the prescribed quality and required levels of production of such products and to obtain marketing approval. Failure by the Company to successfully scale-up its manufacturing operations or to comply with cGMPs and other regulations would have a material adverse impact on the Company, including the loss of manufacturing rights under the Chiron agreement. See "Business -- Manufacturing."

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company has incurred an accumulated deficit of $28.1 million through March 31, 1996. The Company expects to continue to incur substantial losses over at least the next two years as the Company's research and development efforts, preclinical and clinical testing activities and manufacturing scale-up and sales and marketing arrangement efforts expand. All of the Company's revenues to date have consisted of contract revenues, milestone payments and interest income. No revenues have been generated from product sales. There can be no assurance that the Company can generate sufficient product or contract revenue to become profitable or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE UPON PARTNERS FOR DEVELOPMENT AND COMMERCIALIZATION

     The Company does not currently possess all the resources necessary to develop, complete the FDA approval process for and commercialize any of its potential therapeutic products. The Company intends to enter into collaborative arrangements with other companies to fund research, development and clinical trials, to assist in obtaining regulatory approvals in the United States and internationally and to commercialize its products. In addition, the Company's ability to apply its drug delivery technology to a broad range of pharmaceuticals will depend upon its ability to establish and maintain collaborative arrangements because the rights to many of the pharmaceuticals most suited to the Company's drug delivery technology are currently owned by third parties. While the Company has entered into preliminary collaborations to test feasibility of its delivery technology with certain compounds and has entered into a collaboration with Chiron, there can be no assurance that the Company will be able to enter into additional collaborations to develop commercial applications of its drug delivery technology. In addition, there can be no assurance that the Company will be able to enter into or maintain existing or future collaborations or that such collaborations will be successful. The failure of the Company to enter into a collaboration with the owner of rights to a particular formulation or pharmaceutical would preclude the Company from developing its drug delivery technology with respect to such formulation or pharmaceutical. The failure to enter into or maintain existing or future collaborations would have a material adverse effect on the Company.

     The Company's partners may pursue parallel development of other drug delivery technologies that may compete with the Company's drug delivery technology. In addition, definitive agreements negotiated with such partners may provide that these partners may terminate the collaboration at any time without significant penalty. Both the Company and Chiron have the ability to terminate a portion or all of the collaboration at certain intervals and with advance notice. In addition, Chiron has the ability to terminate the development of a proprietary Chiron compound with a limited amount of advance notice. Termination of a portion or all of the collaboration with Chiron would have a material adverse effect on the Company. Although the Company intends generally to formulate and manufacture pharmaceuticals for partners, certain partners may choose to formulate or manufacture their own formulations, thereby limiting one or more potential sources of revenue for DepoTech. In addition, the Company believes that it may be precluded from entering into arrangements with companies whose products compete with products sold by its partners. The Company also will have limited or no control over the resources that any partner may devote to the Company's products, over partners' development efforts, including the design and conduct of clinical trials, or over the pricing of products. There can be no assurance that any of the Company's present or future collaborative partners will perform their obligations as expected or will devote sufficient resources to the development, clinical testing or marketing of the Company's potential products. Any parallel development by a partner of alternate drug delivery technologies, preclusion from entering into competitive arrangements, failure to obtain timely regulatory approvals, premature termination of a collaborative agreement or failure by a partner to devote sufficient resources to the development and commercialization of the Company's products would have a material adverse effect on the Company. See "Business -- DepoTech's Strategy" and "Business -- Strategic Alliances."

LIMITED SALES AND MARKETING CAPABILITY

     Commercialization of the Company's products is expected to be expensive and time-consuming. In the event that the Company elects to participate directly in sales and marketing efforts for the Company's products, the Company will need to build such capability in the targeted markets. The Company currently has a limited marketing staff. There can be no assurance that the Company will be able to establish an adequate sales and marketing capability in any or all targeted markets or that it will be successful in gaining market acceptance for its products. To the extent the Company enters into co-promotion or other licensing arrangements, any revenues received by the Company will be dependent on the efforts of third parties and there can be no assurance that such efforts will be successful. To the extent the Company relies on its collaborators, there can be no assurance that any of these collaborators or their sublicensees will successfully market or distribute the Company's products or that the Company will be able to establish a successful direct sales organization, co-promotion or distribution arrangements. See "Business -- Sales and Marketing."

DEPENDENCE ON SUPPLIERS

     The Company currently relies on a limited number of suppliers to provide the materials used to manufacture its DepoFoam formulations. Certain of these materials are purchased only from one supplier. In the event the Company could not obtain adequate quantities of necessary materials from its existing suppliers, there can be no assurance that the Company would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers costly and time-consuming. The unavailability of adequate commercial quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of materials could have a material adverse effect on the Company's ability to manufacture and market its products. See "Business -- Manufacturing."

RELIANCE ON MANUFACTURING PROCESS

     To date, the Company has relied on a particular proprietary method of manufacture. There can be no assurance that this method will be applicable to all pharmaceuticals or biologics the Company desires to commercialize. Further, the yield of product incorporated into the delivery system may be highly variable for different therapeutic agents. Finally, the Company will need to successfully meet any manufacturing challenges associated with the characteristics of the drug to be encapsulated. The physical and chemical stability of the DepoFoam formulation may vary with each therapeutic agent over time and under various storage conditions. There can be no assurance that the manufacturing process will result in economically viable yields of product or that it will produce formulations of therapeutic products sufficiently stable under suitable storage conditions to be commercially useful. In the event that the Company decides to pursue alternative manufacturing methods for some or all of its drugs, there can be no assurance that these methods will prove to be commercially practical or that the Company will have or be able to acquire rights to use such alternative methods. See "Business -- Manufacturing."

RELIANCE ON TECHNOLOGY RIGHTS FROM RESEARCH DEVELOPMENT FOUNDATION

     In February 1994, the Company entered into an Assignment Agreement with Research Development Foundation ("RDF"), pursuant to which RDF assigned to DepoTech exclusive rights to certain intellectual property relating to the DepoFoam technology, including the corresponding patents and patent applications for such property (the "RDF Technology"). As consideration for the assignment of the RDF Technology, DepoTech will pay RDF an earned royalty on gross revenues from the sale by DepoTech or its collaborators of products incorporating the RDF Technology. The Company's products, including DepoCyt, incorporate the RDF Technology. In certain other circumstances, DepoTech will pay RDF a percentage of the royalties or other consideration received by DepoTech from licensees (or, if greater, the amount of royalty DepoTech would have owed had it engaged in the same conduct as the licensees). In addition, RDF retains the right to terminate the agreement or to convert the exclusive nature of the rights granted under the agreement into a nonexclusive license in the event that the Company does not satisfy its contractual obligations, including making certain minimum annual payments. Additional termination events include bankruptcy, a material uncured breach of the agreement by DepoTech or a contest by DepoTech of the patents included in the RDF Technology. The termination of the Assignment Agreement or the conversion of its exclusive nature to a nonexclusive agreement would have a material adverse effect on the Company. See "Business -- Patents and Proprietary Rights."

PATENTS AND PROPRIETARY TECHNOLOGY

     DepoTech relies on a combination of technical leadership, patent, trade secret, copyright and trademark protection and nondisclosure agreements to protect its proprietary rights. As of June 1, 1996, the Company had exclusive rights under its agreement with RDF discussed above to three issued United States patents, six pending United States patent applications, 46 issued foreign patents and 18 pending foreign applications. As of the same date and in its own name, the Company has one issued United States patent, one allowed United States patent application, four pending United States patent applications, one issued foreign patent and 20 pending foreign patent applications on file covering various aspects of its drug delivery technology. The Company intends to file additional patent applications in the future. There can be no assurance that the Company will be issued any additional patents or that, if any patents are issued, they will provide the Company with significant protection or will not be challenged. Even if such patents are enforceable, the Company anticipates that any attempt to enforce its patents would be time consuming and costly. Moreover, the laws of some foreign countries do not protect the Company's proprietary rights in the products to the same extent as do the laws of the United States.

     The patent positions of pharmaceutical, biotechnology and drug delivery companies, including DepoTech, are uncertain and involve complex legal and factual issues. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued. As a consequence, there can be no assurance that any of the Company's patent applications will result in the issuance of patents or, if any patents issue, that they will provide significant proprietary protection or will not be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first inventor of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions. Moreover, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office ("PTO") to determine priority of invention that could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. There can be no assurance that the Company's patents, if issued, would be held valid by a court of competent jurisdiction. An adverse outcome of any patent litigation could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require the Company to cease using the technology in dispute.

     There can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertions will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to the Company, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block the Company's ability to further develop or commercialize its products in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could have a material adverse affect on the Company. Finally, litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by the Company. See "Business -- Patents and Proprietary Rights."

ACCESS TO DRUGS

     The Company's ability to develop and commercialize its technology will be affected by the Company's or its partners' access to the drugs that are to be formulated. The Company intends in certain circumstances to rely on the ability of its partners to provide access to the drugs that are to be formulated for use with DepoFoam. There can be no assurance that the Company's partners will be able to provide access to drug candidates for formulation in DepoFoam, or that, if such access is provided, the Company or its partner will not be alleged or determined to be infringing on third parties' rights and will not be prohibited from using the drug or be found liable for damages that may not be subject to indemnification. Any restriction on access or liability for damages would have a material adverse effect on the Company. See "-- Dependence Upon Partners for Development and Commercialization" and "Business -- Patents and Proprietary Rights."

FUTURE CAPITAL NEEDS

     The development and commercialization of the Company's products will require substantial funds to conduct research and development and preclinical and clinical testing of products and to manufacture and commercialize any products that are approved for commercial sale. The Company has a contractual commitment arising from the Chiron collaboration to fund 50% of the sales and marketing expenses incurred for DepoCyt in the United States, Canada and Europe. In addition, in December 1994, the Company entered into an agreement to lease an 82,000 square foot facility for a 20-year term with a future minimum rental commitment ranging from approximately $2.1 million to $4.5 million per year, based upon pre-established annual rent increases. Finally, the Company has a right of first refusal and right of first offer to purchase land located adjacent to its headquarters which must be exercised on or before October 15, 1997. The Company may elect to exercise such option in 1997 in order to build a facility to house packaging, labeling and warehousing and administrative offices. The estimated capital expenses associated with this facility would be approximately $8.5 million. The Company's future capital requirements will depend on many factors, including continued scientific progress in its products and process development programs, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost of manufacturing scale-up, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments, changes in existing collaborative relationships, the ability of the Company to establish collaborative arrangements and the cost of establishing effective sales and marketing arrangements. To date, the Company has not received any revenues from product sales. The Company anticipates that its existing, available cash, cash equivalents and short-term investments, combined with the proceeds of this Offering, its committed future contract revenue, projected funding from equipment leases and interest income, will be adequate to satisfy its capital requirements and fund operations at least through 1998. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

UNCERTAINTY OF ADDITIONAL FUNDING

     The Company intends to seek additional funding through collaborative arrangements, contract research or through public or private financings. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, further dilution to then existing shareholders may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development programs or seek to obtain funds through arrangements with collaborative partners or others even if the arrangements would require the Company to relinquish certain rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company is highly dependent, in part, on its ability to retain highly qualified personnel, including senior management and scientific personnel. Competition for such personnel is intense and the inability to retain additional key employees or the loss of one or more current key employees could adversely affect the Company. Although the Company has been successful in retaining required personnel to date, there can be no assurance that the Company will be successful in the future. The Company has not entered into employment agreements with any personnel. See "Management."

HIGHLY COMPETITIVE INDUSTRY

     The drug delivery, pharmaceutical and biotechnology industries are highly competitive and rapidly evolving, with significant developments expected to continue at a rapid pace. The Company's success will depend upon maintaining a competitive position and developing products and technologies for efficient and cost-effective drug delivery. The Company's products will compete with other formulations of drugs and with other drug delivery systems. There can be no assurance that any of the Company's products will have advantages that will be significant enough to cause medical professionals to use them. DepoTech believes that its products will compete on the basis of quality, efficacy, cost, convenience, safety and patient compliance. New drugs or further development in alternative drug delivery methods may provide greater therapeutic benefits for a specific drug or indication, or may offer comparable performance at lower cost than those offered by the Company's DepoFoam drug delivery system. The Company is aware of many other competitors in the field of drug delivery, including competitors developing injectable or implantable drug delivery systems, oral drug delivery technologies, passive transdermal systems, electrotransport systems, oral transmucosal systems and inhalation systems. There can be no assurance that developments by others will not render the Company's products or technologies uncompetitive or obsolete. Many of the Company's existing or potential competitors have substantially greater research and development capabilities, experience, manufacturing, marketing, financial and managerial resources than the Company. Furthermore, acquisitions of competing drug delivery companies by large pharmaceutical companies could enhance competitors' financial, marketing and other resources. Accordingly, the Company's competitors may succeed in developing competing technologies, obtaining FDA approval or gaining market share for products more rapidly than the Company. See
"Business -- Competition."

PRODUCT LIABILITY; AVAILABILITY OF INSURANCE

     The design, development and manufacture of the Company's products involve an inherent risk of product liability claims and associated adverse publicity. The Company obtained clinical trial product liability insurance for its human clinical trials and intends to obtain insurance for future clinical trials of other products under development and for potential product liability associated with the commercial sale of the Company's products. There can be no assurance, however, that the Company will be able to obtain or maintain insurance for any of its clinical trials or commercial products. Although the Company currently maintains general liability insurance, there can be no assurance that the coverage limits of the Company's insurance policies will be adequate. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. A successful claim brought against the Company in excess of the Company's insurance coverage would have a material adverse effect upon the Company.

HAZARDOUS MATERIALS

     The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by local, state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations.

POSSIBLE VOLATILITY OF STOCK PRICE

     Factors such as the announcements of technological innovations or new products by the Company, its competitors and other third parties, as well as variations in the Company's results of operations, market conditions, analysts' estimates and the stock market generally (and stock market perceptions of the pharmaceutical, biotechnology and/or drug delivery industries specifically) may cause the market price of the Company's common stock to fluctuate significantly. Companies such as DepoTech have, in recent years, experienced dramatic stock price volatility. Also, future sales of shares by existing shareholders pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), or through the exercise of outstanding registration rights, could have an adverse effect on the price of the Company's common stock.

NO DIVIDENDS

     The Company currently intends to retain any future earnings for use in its business and does not anticipate paying any cash dividends in the future. Under the terms of an equipment financing facility, the Company may not pay or declare any dividends without the lender's prior written consent. See "Dividend Policy."

REGISTRATION RIGHTS; LOCKUP

     Holders of 3,671,051 shares of Common Stock are entitled to certain rights with respect to registration of such shares of Common Stock for offer or sale to the public (taking into account the exercise of outstanding options and warrants). Such sales may have an adverse effect on the Company's ability to raise needed capital and may adversely affect the market price of the Common Stock.

     Shareholders owning an aggregate of approximately 4,214,469 shares of Common Stock, representing approximately 37% of the total shares outstanding (and 820,171 shares issuable upon exercise of outstanding warrants and options), including shares held by all executive officers and directors and certain shareholders of the Company, have agreed not to offer, sell, contract to sell, grant any option to purchase, transfer or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock for a period of 90 days from the date of this Prospectus without the prior written consent of Dillon, Read & Co. Inc. See "Description of Capital
Stock -- Registration Rights" and "Underwriting."

DILUTION

     The public offering price of the Common Stock is substantially higher than the net tangible book value per share of the Common Stock. Investors participating in this Offering will therefore incur an immediate, substantial dilution in net tangible book value of approximately $16.04 per share and may incur additional dilution upon exercise of outstanding stock options and warrants. See "Dilution."

UNCERTAINTY OF HEALTH CARE REFORM MEASURES AND THIRD-PARTY REIMBURSEMENT

     The uncertainty created by a series of legislative and regulatory proposals announced in recent years could have a materially adverse effect on the Company's ability to raise capital and to identify and reach agreements with potential partners. In the event such proposals are eventually adopted, they could have a material adverse effect on the Company. Furthermore, the Company's ability to commercialize its potential product portfolio may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are current or prospective collaborators for certain of the Company's proposed products.

     In both domestic and foreign markets, sales of the Company's potential products, if any, will depend in part on the availability of reimbursement of third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's proposed products are approved for marketing and any such changes could further limit reimbursement for medical products and services. See "Business -- Health Care Reform Measures and Third-Party Reimbursement."

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The Company's Articles of Incorporation include, among other things, a provision (the "Fair Price Provision") that requires the approval of the holders of two-thirds of the Company's voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of the Company's voting stock, except in cases where certain directors approve the transaction or certain minimum price criteria and other procedural requirements are met. The Fair Price Provision and other charter provisions may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of the shareholders to approve transactions that they may deem to be in their best interests. The Board of Directors (the "Board") also has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, priorities, preferences, qualifications, limitations and restrictions, including the dividend rates, conversion rights, voting rights, terms of redemption, terms of sinking funds, liquidation preferences and the number of shares constituting any series, without any further vote or action by the shareholders, which could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of the holders of Common Stock. See "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- Possible Anti-Takeover Effect of Certain Charter Provisions."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby are estimated to be approximately $41,035,000 ($47,239,000 if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $22.00 per share and after deducting the estimated underwriting discounts and commissions and other estimated offering expenses.

     The Company expects to use the net proceeds, including the interest thereon, (i) to fund research, clinical and process development expenses for ongoing and future programs (approximately 70%), (ii) to fund further clinical development and initial commercialization of DepoCyt (approximately 10%) and
(iii) for general corporate purposes, including research and development, clinical testing and capital expenditures in support of manufacturing, scientific and administrative equipment (approximately 20%). The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the progress of the Company's research and development programs, the results of preclinical and clinical studies, the timing of regulatory approvals, technological advances, the commercial potential of proposed compounds and the status of competitive products. In addition, expenditures will also depend upon the establishment of collaborative research agreements with other companies, the availability of additional financing and other factors. The Company believes that its existing, available cash, cash equivalents and short-term investments, combined with the net proceeds of this Offering, its committed future contract revenue, projected funding from equipment leases and interest income, will be adequate to satisfy its capital requirements and fund operations at least through 1998. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of this Offering in investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is traded on the over-the-counter market and prices are quoted on the Nasdaq under the symbol "DEPO." The following table sets forth the intraday high and low prices for the Common Stock for the periods indicated, as reported on the Nasdaq.

                                                                         HIGH       LOW
                                                                        ------     ------
    YEAR ENDED DECEMBER 31, 1995:
    3rd Quarter (Sept. 29 and Sept. 30)...............................  $14.00     $12.75
    4th Quarter.......................................................   21.75      12.50
    YEAR ENDING DECEMBER 31, 1996:
    1st Quarter.......................................................  $25.50     $18.00
    2nd Quarter.......................................................   29.50      22.50
    3rd Quarter (through July 9, 1996)................................   25.50      22.00

     On July 9, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $22.00 per share. As of June 1, 1996, there were approximately 310 holders of record of the Common Stock.

                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its capital stock. The Company does not anticipate paying any cash dividends within the foreseeable future. Under the terms of an equipment financing facility, the Company may not pay or declare any dividends without the lender's prior written consent.

                                 CAPITALIZATION

     The following table sets forth (i) the capitalization of the Company as of March 31, 1996 and (ii) as adjusted to give effect to the sale by the Company of 2,000,000 shares of Common Stock offered hereby, assuming a public offering price of $22.00 per share less estimated underwriting discounts and commissions and other expenses of this Offering.

                                                                       MARCH 31, 1996
                                                                -----------------------------
                                                                   ACTUAL        AS ADJUSTED
                                                                ------------     ------------
Obligations under capital leases, less current portion........  $  3,592,219     $  3,592,219
Shareholders' equity:
  Convertible Preferred Stock, no par value, 5,000,000 shares authorized and none issued and outstanding actual and as
     adjusted.................................................            --               --
  Common Stock, no par value, 30,000,000 shares authorized,
     11,364,978 and 13,364,978 shares issued and outstanding
     actual and as adjusted...................................    67,190,282      108,225,282
Deferred compensation related to stock options, net...........      (201,326)        (201,326)
Unrealized gain on investments................................         6,924            6,924
Accumulated deficit...........................................   (28,110,167)     (28,110,167)
                                                                ------------     ------------
     Total shareholders' equity(1)............................    38,885,713       79,920,713
                                                                ------------     ------------
          Total capitalization................................  $ 42,477,932     $ 83,512,932
                                                                ============     ============

- ------------
     (1) Does not include: (i) 1,122,373 shares of Common Stock issuable upon exercise of options outstanding at a weighted average exercise price of $3.93 per share pursuant to the Company's stock option plans at March 31, 1996; (ii) 568,041 shares of Common Stock reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price of $6.65 per share at March 31, 1996; and (iii) subsequent to March 31, 1996, 17,300 shares of Common Stock issuable upon the exercise of options granted, 114,890 shares of Common Stock issued upon exercise of options, 6,502 options terminated and 24,730 shares of Common Stock issued under the Company's Employee Stock Purchase Plan. See "Management -- Benefit Plans" and "Description of Capital Stock -- Warrants to Purchase Common Stock."

                                    DILUTION

     The net tangible book value of the Company at March 31, 1996 was $38,569,713, or $3.39 per share. Net tangible book value per share of Common Stock represents the amount of total tangible assets of the Company less total liabilities divided by the number of shares of the Common Stock outstanding. After giving effect to the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed public offering price of $22.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's net tangible book value as of March 31, 1996 would have been $79,604,713 or $5.96 per share of Common Stock. This represents an immediate increase in net tangible book value per share of Common Stock of $2.57 to existing holders and immediate dilution in net tangible book value of $16.04 per share to new investors purchasing Common Stock in this Offering. The following table illustrates the per share dilution:

    Assumed public offering price per share............................            $22.00
      Net tangible book value per share of Common Stock before
         this Offering.................................................  $3.39
      Increase per share attributable to new investors.................   2.57
    Net tangible book value per share of Common Stock after
      this Offering....................................................              5.96
                                                                                    -----
    Dilution per share to new investors(1).............................            $16.04
                                                                                    =====

- ------------
     (1) If the Underwriters' over-allotment option is exercised in full, dilution per share to new investors would be $15.72.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statements of operations for each of the three years in the period ended December 31, 1995, and with respect to the Company's balance sheets at December 31, 1994 and 1995, are derived from the audited financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere herein and are qualified by reference to such Financial Statements and Notes related thereto. The statement of operations data for the years ended December 31, 1991 and 1992, and the balance sheet data at December 31, 1991, 1992 and 1993 have been derived from financial statements audited by Ernst & Young LLP which are not included herein. The statement of operations data for the three months ended March 31, 1995 and 1996 and the balance sheet data at March 31, 1996 have been derived from unaudited financial statements; however, management believes such financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                                           THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                                   MARCH 31,
                               ---------------------------------------------------------------------    -------------------------
                                 1991          1992           1993           1994           1995           1995          1996
                               ---------    -----------    -----------    -----------    -----------    ----------    -----------
STATEMENT OF OPERATIONS DATA:
  Contract revenue...........  $      --    $    15,000    $    69,500    $   582,120    $ 5,825,784    $3,154,540    $ 1,200,654
  Marketing rights fee.......         --             --             --             --      1,000,000     1,000,000             --
  Costs and expenses:
    Research and
      development............     62,440        741,733      3,231,169      7,426,815     12,699,247     2,411,589      3,271,404
    General and
      administrative.........     82,467        433,929        827,250      1,880,861      2,826,538       463,431        786,261
                               ---------    -----------    -----------    -----------    -----------    ----------    -----------
        Total costs and
          expenses...........    144,907      1,175,662      4,058,419      9,307,676     15,525,785     2,875,020      4,057,665
                               ---------    -----------    -----------    -----------    -----------    ----------    -----------
  Income (loss) from
    operations...............   (144,907)    (1,160,662)    (3,988,919)    (8,725,556)    (8,700,001)    1,279,520     (2,857,011)
  Interest income............      2,455          2,205        128,652        286,984      1,084,244       207,375        511,359
  Interest expense...........         --        (51,049)       (36,639)      (122,915)      (404,790)      (52,417)      (144,583)
                               ---------    -----------    -----------    -----------    -----------    ----------    -----------
  Net income (loss)..........  $(142,452)   $(1,209,506)   $(3,896,906)   $(8,561,487)   $(8,020,547)   $1,434,478    $(2,490,235)
                               =========    ===========    ===========    ===========    ===========    ==========    ===========
  Net income (loss) per
    share(1).................     $(0.07)        $(0.52)        $(0.78)        $(1.26)        $(0.92)        $0.17         $(0.22)
                                   -----          -----          -----          -----          -----          ----          -----
                                   -----          -----          -----          -----          -----          ----          -----
  Shares used in computing
    net income (loss) per
    share(1).................  1,986,950      2,326,059      4,989,332      6,773,178      8,717,550     8,593,063     11,320,501
                               =========    ===========    ===========    ===========    ===========    ==========    ===========

                                                                   DECEMBER 31,
                                    ---------------------------------------------------------------------------      MARCH 31,
                                      1991           1992            1993             1994             1995             1996
                                    ---------     -----------     -----------     ------------     ------------     ------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-
  term investments................  $ 116,287     $ 6,095,987     $ 7,519,096     $  9,983,046     $ 38,661,534     $ 30,545,566
Working capital...................     79,878       6,066,903       6,674,114        8,530,570       35,375,372       29,813,463
Total assets......................    145,592       6,333,479      10,107,087       15,346,654       48,977,573       45,812,895
Obligations under capital leases,
  less current portion............         --              --         303,366        1,274,381        2,831,010        3,592,219
Note payable......................         --              --              --          231,938               --               --
Accumulated deficit...............   (203,063)     (1,412,569)     (5,309,475)     (15,766,991)     (25,619,932)     (28,110,167)
Total shareholders' equity........    104,242       6,170,556       8,702,521       10,903,253       41,505,530       38,885,713

- ------------
     (1) See Note 1 of Notes to Financial Statements for information concerning the computation of net income (loss) per share and shares used in computing net income (loss) per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

     This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

     Since its inception in October 1989, the Company has devoted substantially all of its resources to the development of its potential products. To date, the Company has not received any revenues from the sale of products. The Company has funded its development programs primarily from equity-derived working capital and through strategic alliances with other companies. DepoTech expects to incur substantial losses over at least the next two years as the Company's research and development efforts, preclinical and clinical testing activities and manufacturing scale-up and sales and marketing activities expand. The amount of net losses and the time required for the Company to achieve profitability are highly uncertain. Operating losses may also fluctuate from quarter to quarter as a result of differences in timing of expenses incurred. There can be no assurance that the Company will be able to achieve profitability at all or on a sustained basis. As of March 31, 1996, the Company's accumulated deficit was approximately $28.1 million.

RESULTS OF OPERATIONS

Three Months Ended March 31, 1996 and 1995

     The Company had total revenues of $1.2 million for the three months ended March 31, 1996 compared to $4.2 million for the same period in 1995. Total revenues were primarily derived from reimbursement of 50% of the clinical trial and manufacturing scale-up expenses for the Company's lead product, DepoCyt, under a collaborative agreement with Chiron. In addition, Chiron reimbursed DepoTech for 100% of feasibility studies performed on their behalf. 1995 total revenues included a one-time marketing rights fee and reimbursement of prior year clinical trial expenses for DepoCyt totaling $3.5 million earned by the Company in January 1995 upon achievement of a development milestone under the Chiron collaboration. Revenues derived from this milestone will not re-occur in future periods. Revenues may fluctuate from period to period depending on the level of clinical and process development activities for projects covered under the collaboration agreement and the achievement of milestones.

     Research and development expenses for the first quarter ended March 31, 1996 increased to $3.3 million compared to $2.4 million for the same period in 1995. Factors contributing to this increase include expanded efforts in Phase III clinical trials and manufacturing scale-up for DepoCyt, and clinical and preclinical development of other potential DepoFoam products. The Company completed a Phase I clinical trial for DepoAmikacin in April 1996.

     Under the collaborative agreement with Chiron, the Company is obligated to fund 50% of the sales and marketing expenses incurred for DepoCyt. DepoTech is recognizing such pre-launch expenses incurred in 1996 prior to the onset of any product revenue.

     General and administrative expenses for the first quarter of 1996 increased to $0.8 million from $0.5 million in the same period in 1995. The increase was primarily due to expansion in administrative staffing, higher occupancy expenses and costs associated with being a public company.

     Interest income increased to $0.5 million for the three months ended March 31, 1996 from $0.2 million for the same period in 1995. The increase was principally due to higher average cash investment balances following the Company's initial public offering in October 1995 and increases in available market interest rates. Interest expense increased to $145,000 for the three months ended March 31, 1996 from $52,000 for the same period in 1995. The increase in interest expense was due to higher balances outstanding for obligations under capital leases and loans.

Years Ended December 31, 1995, 1994 and 1993

     The Company had contract revenues of $5.8 million for the year ended December 31, 1995 compared to $0.6 million for 1994 and $0.1 million for 1993. The 1995 and 1994 contract revenues were primarily derived from the Company's collaborative agreement with Chiron. The increase in contract revenues from 1993 to 1994 was due principally to agreements for feasibility studies with corporate partners. In January 1995, the Company achieved a development milestone under the Chiron agreement which resulted in revenues of approximately $2.5 million from Chiron for reimbursement of 50% of clinical trial expenses for DepoCyt incurred from July 1993 to December 1994. The remaining $3.3 million in contract revenues represents Chiron's reimbursement of 50% of clinical trial expenses for DepoCyt incurred during 1995 and Chiron's reimbursement of 100% of costs associated with feasibility studies performed on Chiron's behalf. In addition, during 1995, the Company recorded revenues totaling $1.0 million for a marketing rights fee for DepoCyt in the United States, Canada and Europe. Clinical trial expenses for DepoCyt in the United States and Canada are funded equally by DepoTech and Chiron. Revenues from the reimbursement of clinical trial expenses from prior years and the marketing rights fee are one time payments which will not re-occur in future periods. In 1996, the Company anticipates that contract revenue from Chiron will continue at approximately the same level as that recognized in 1995.

     Research and development expenses increased to $12.7 million for the year ended December 31, 1995, from $7.4 million in 1994 and $3.2 million in 1993. Factors contributing to these increases include substantial expansion in staff, the purchase of laboratory and manufacturing supplies, the expansion of pilot manufacturing and laboratory facilities and increases in equipment depreciation. Research and development expenses are expected to continue to increase in 1996 due to the ongoing clinical trials for DepoCyt, the continuation of clinical trials for DepoAmikacin, the expansion of preclinical and clinical testing of DepoMorphine and other new product development programs, and higher occupancy expense.

     General and administrative expenses increased to $2.8 million during 1995 from $1.9 million in 1994 and $0.8 million in 1993. The increases were primarily due to expansion in staffing and higher business development and occupancy expenses. General and administrative expenses are expected to continue to increase in 1996 due to increases in staffing and costs associated with being a public company.

     Interest income was $1.1 million for the year ended December 31, 1995 compared to $0.3 million in 1994 and $0.1 million in 1993. The increases were principally due to higher average cash investment balances and increases in available market interest rates. Interest expense was $0.4 million for the year ended December 31, 1995 compared to $0.1 million in 1994 and $37,000 in 1993. The increases in interest expense were due to higher balances outstanding for obligations under capital leases and costs associated with a $4.0 million bank credit line.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, DepoTech has financed its operations primarily through public and private placements of equity securities, which provided aggregate net proceeds of approximately $67.2 million through March 31, 1996, and through capital equipment leases. In October 1995, the Company completed its initial public offering of common stock with net proceeds of $38.1 million.

     As of March 31, 1996, the Company had cash, cash equivalents and short-term investments of $30.5 million as compared to $38.7 million at December 31, 1995. The decrease of $8.2 million in cash, cash equivalents and short-term investments was due primarily to net cash used to fund operations of $4.2 million and payments totaling $3.4 million for capital expenditures. Working capital decreased to $29.8 million as of March 31, 1996 compared to $35.4 million as of December 31, 1995.

     Through March 31, 1996, the Company has invested an aggregate of $14.3 million for property and equipment of which $6.6 million has been funded through capital equipment leases. In April 1996, the Company obtained a $2.5 million equipment lease which was used to finance certain tenant improvement costs incurred in the first quarter for the build-out of the Company's main manufacturing space and equipment purchases. In June 1996, the Company signed a bank credit facility for $9.0 million to finance future equipment purchases. DepoTech intends to continue to finance through third parties a substantial portion of future capital expenditures supplemented by internal cash resources, where appropriate. In September 1995, the Company occupied the initial phase (50,000 square feet) of a build-to-suit facility housing its administrative, research, development and clinical activities. DepoTech began paying rent in mid-March 1996 for the remaining space (32,000 square feet) which is intended to provide future multi-line manufacturing capability. This will result in increased facility expenses in future periods. The future minimum rental commitment for this facility will range from $2.1 million to $4.5 million per year over 20 years, based upon pre-established annual rent increases. In addition, the Company has a right of first refusal and right of first offer to purchase land located adjacent to its headquarters which must be exercised on or before October 15, 1997. The Company may elect to exercise such option in 1997 in order to build a facility to house packaging, labeling and warehousing and administrative offices. The estimated capital expenses associated with this facility would be approximately $8.5 million.

     The Company's operations to date have consumed substantial amounts of cash, which is expected to continue over the foreseeable future. The amount of net losses and the time required for the Company to achieve profitability are highly uncertain. There can be no assurance that the Company will be able to achieve profitability at all or on a sustained basis. It is the Company's intention to fund certain product research and development costs through additional collaborative relationships with suitable corporate partners. There can be no assurance that any future collaborative agreements will successfully reduce the Company's funding requirements. Additional equity or debt financing will be required, and there can be no assurance that these funds will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its product development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish.

     DepoTech anticipates that its existing, available cash, cash equivalents and short-term investments, combined with the proceeds of this Offering, its committed future contract revenue, projected funding from equipment leases and interest income will be adequate to satisfy its capital requirements and fund operations at least through 1998. The Company's future capital requirements will depend on many factors, including continued scientific progress in its products and process development programs, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost of manufacturing scale-up, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments, changes in existing collaborative relationships, the ability of the Company to establish collaborative arrangements and the cost of establishing effective sales and marketing arrangements.

                                    BUSINESS

OVERVIEW

     DepoTech is a drug delivery company engaged in the development and manufacture of sustained-release therapeutic products based on DepoFoam, an injectable, depot drug delivery technology. DepoFoam consists of microscopic, spherical particles composed of hundreds to thousands of nonconcentric chambers each separated from adjacent chambers by a bilayer lipid membrane. The Company has developed DepoFoam formulations which release drugs over an extended period of time, such as several weeks, or over a shorter period, such as a few days. DepoTech has demonstrated that its proprietary DepoFoam technology can be used to encapsulate a wide spectrum of generic and proprietary water-stable drugs, including proteins, peptides, antisense oligonucleotides and DNA, for a range of therapeutic indications. DepoTech believes that its technology enables the development of highly-differentiated, proprietary products with enhanced safety and efficacy, improved profit margins, broadened labeling, extended or renewed patent life and significantly reduced administration schedules.

     The Company's lead product, DepoCyt, is a proprietary DepoFoam formulation of cytarabine, a generic anti-cancer drug, also known as ara-C. DepoCyt is being developed in collaboration with Chiron in the United States, Canada and Europe for the treatment of three subtypes of neoplastic meningitis arising from solid tumors, leukemia and lymphoma. In June 1996, the Company announced response rate data, a primary endpoint of the solid tumor arm of a pivotal Phase III clinical trial which compared DepoCyt to standard therapy (methotrexate) in patients with neoplastic meningitis. Response was defined as the absence of malignant cells in two consecutive samples of patients' CSF and lack of disease progression as assessed through neurological evaluation. Of 54 evaluable patients, 36% of the 25 patients treated with DepoCyt showed a response versus 17% of the 29 patients treated with methotrexate. Based on these data and other study endpoints still to be completed, the Company plans to file an NDA for the treatment of neoplastic meningitis arising from solid tumors in the fourth quarter of 1996.

     In addition to DepoCyt, DepoTech has a diversified development pipeline that demonstrates the breadth of the Company's technology. The Company is: (i) developing DepoAmikacin, a DepoFoam formulation of amikacin, a potent, broad-spectrum antibiotic for the treatment and prophylaxis of bacterial infections; (ii) developing DepoMorphine, a DepoFoam formulation of morphine sulfate, for post-surgical acute pain management; and (iii) evaluating D0601, a DepoFoam formulation of IGF-1, a Chiron proprietary protein, for a rheumatologic indication. The Company completed a Phase I clinical trial for DepoAmikacin in April 1996 in which the drug was found to be well-tolerated for all dosage levels studied. DepoTech has also completed formulation and initial manufacturing scale-up of DepoMorphine, is currently conducting preclinical studies and intends to file an IND in 1996. In addition, D0601 scale-up and preclinical development are currently underway. DepoTech is also evaluating DepoFoam formulations of several additional compounds which may offer significant medical benefits and substantial market potential, including antisense oligonucleotides, local anesthetics and antithrombotics.

     Since March 1994, DepoTech and Chiron have collaborated in the development of DepoCyt and DepoFoam formulations of certain of Chiron's proprietary products, including IGF-1. The collaborative agreement provides for the future development of additional DepoFoam formulations of other Chiron proprietary products, including certain cytokines, vaccines, growth factors and gene therapy products. Under the terms of the agreement, DepoTech retains manufacturing rights to DepoCyt and the DepoFoam formulations of Chiron's proprietary products. Chiron will market and distribute DepoCyt in the United States, Canada and Europe and will have worldwide marketing rights to DepoFoam formulations of its own proprietary products.

     The Company's strategy is focused on the development and commercialization of proprietary DepoFoam formulations of generic drugs or, in collaboration with corporate partners, the development of DepoFoam formulations of compounds proprietary to the corporate partners. The Company is implementing this strategy by: (i) developing high value-added DepoFoam formulations of approved or late-stage drugs; (ii) expanding the product pipeline by identifying new product opportunities according to stringent criteria and by conducting feasibility studies; (iii) establishing collaborative and funding arrangements for development and commercialization of new DepoFoam products; and (iv) retaining certain manufacturing rights to DepoFoam formulations. The Company believes this strategy minimizes certain risks associated with traditional pharmaceutical discovery and development.

DEPOFOAM TECHNOLOGY

     DepoFoam is a proprietary enabling drug delivery technology that permits the formulation of sustained release therapeutic compounds. DepoFoam consists of microscopic, spherical particles composed of hundreds to thousands of nonconcentric internal aqueous chambers containing the encapsulated drug, with each chamber separated from adjacent chambers by a bilayer lipid membrane. DepoFoam can be administered by a number of routes, including subcutaneous, intramuscular, intra-articular, epidural and intrathecal. Because the components of DepoFoam are synthetic duplicates of lipids normally present in the body, the material is biodegradable and biocompatible. Typically, a DepoFoam particle consists of less than 10% lipid, with the remaining 90% consisting of drug in aqueous solution. The resulting DepoFoam formulation is stored under refrigeration in ready-to-use form.

     The Company has tested DepoFoam formulations that release drugs over a period of days to weeks with the period of release defined by the lipid composition, chemistry of the encapsulated drug and manufacturing parameters of the DepoFoam particles. The Company believes drugs may be released from DepoFoam particles as the drugs diffuse and/or leach through the walls and by gradual erosion of the outside surface. The nature of drug release may also be determined by the specific chemistry and size of each drug molecule. As a result, the Company has demonstrated the ability to develop DepoFoam formulations which release drugs over an extended period of time, such as several weeks, or over a shorter period, such as one to two days. DepoTech has demonstrated that its proprietary DepoFoam technology can be used to encapsulate a wide spectrum of generic and proprietary water-stable drugs, including proteins, peptides, antisense oligonucleotides and DNA, for a range of therapeutic indications.

ADVANTAGES OF DEPOFOAM

     The Company believes DepoFoam addresses many of the limitations associated with traditional drug delivery technologies. Most drugs are administered orally, by injection in intermittent and frequent doses or by continuous infusion. These routes of administration are not optimal for several reasons, including difficulty in achieving therapeutic drug levels over time, problems with toxicity, high costs due to frequent or continuous administration and poor patient compliance. Furthermore, innovations in biotechnology have led to an increase in the number of large-molecule protein and peptide drugs under development. These therapeutics, because of their large molecular size and susceptibility to degradation in the gastrointestinal tract, must usually be administered by multiple injections often in a hospital or other clinical setting.

     The Company believes that DepoFoam's key advantage over traditional methods of drug delivery, including bolus injections and oral administration, is that DepoFoam's sustained-release characteristics allow drugs to perform more safely and effectively. To attain the desired therapeutic effect, conventional drug delivery requires a dosage that delivers an initially high level of the drug followed by a sharp decline over time, whereas DepoFoam can provide a more consistent drug level over an extended period. For example, DepoCyt clinical trials to date have shown that DepoCyt has a therapeutic life of up to two weeks after a single intrathecal injection, compared to one day with unencapsulated cytarabine.

     The Company believes that DepoFoam's key features, including lower initial drug levels and delivery of therapeutic drug levels over an extended period of time, make it superior to traditional drug delivery techniques, as well as other sustained-release delivery formulations. DepoFoam may:

     - Enhance safety and efficacy. The Company believes DepoFoam may improve the ratio of therapeutic effect to toxicity by decreasing the initial peak concentrations of drug associated with toxicity, while maintaining levels of drug at therapeutic, sub-toxic concentrations for an extended period of time. Many drugs demonstrate optimal efficacy when concentrations are maintained at therapeutic levels over an extended period of time. When a drug is administered intermittently, the therapeutic concentration is often exceeded for some period of time, and then the concentration rapidly drops below effective levels. Excessively high concentrations are a major cause of side effects, and sub-therapeutic concentrations are ineffective.

     - Lower overall treatment costs. To be commercially viable in today's health care market, drugs must show cost effectiveness, as well as therapeutic effectiveness. The Company believes that DepoFoam formulations of drugs may offer substantial cost savings by reducing the need for continuous infusion, the frequency of administration and the number of visits a patient must make to the doctor. These formulations may furthermore enable some patients that are typically treated in a hospital to be treated as out-patients, reduce the need for diagnostic monitoring of some products, reduce complications of therapy caused by poor compliance and eliminate the need for additional procedures or equipment.

     - Expand types of drugs capable of delivery over an extended period of time. Proteins and peptides, because of their large molecular size and susceptibility to degradation in the gastrointestinal tract, must currently be administered frequently by injection or by continuous infusion, typically in a hospital or other clinical setting. The Company believes DepoFoam may be able to deliver these drugs more effectively, including proteins, peptides, antisense oligonucleotides and DNA.

     - Expand indications of currently-marketed drugs. The Company believes that the therapeutically useful release of drugs from a DepoFoam formulation may allow such drugs to be marketed for indications where the Company believes they cannot currently be used because of the limitations of current delivery methods. For example, the Company believes DepoCyt will be indicated for treating solid tumor and lymphoma metastases in neoplastic meningitis even though the active ingredient of DepoCyt, cytarabine, is currently not labeled for these indications.

     - Improve profit margins through proprietary reformulation. The Company believes DepoFoam offers the potential to produce new proprietary formulations of generic products that may be differentiated from the nonsustained-release versions by virtue of reduced dosing requirements, improved efficacy, additional applications or decreased toxicity. The Company believes the proprietary position of such DepoFoam formulations will be based on the proprietary nature of DepoFoam, and may offer more attractive margins and increased sales relative to the generic competition.

DEPOTECH'S STRATEGY

     DepoTech's strategy is focused on the development and commercialization of proprietary DepoFoam formulations of generic drugs or, in collaboration with corporate partners, the development of DepoFoam formulations of compounds proprietary to its corporate partners. The Company is implementing this strategy by:

     - Developing high value-added DepoFoam formulations of approved or late-stage drugs. The Company's product development efforts are focused primarily on drugs that either have proven safety and efficacy and are approved for marketing or are in late-stage clinical trials. The Company does not engage in basic research to discover new molecular entities.

     - Expanding the product pipeline by identifying new product opportunities according to stringent criteria and by conducting feasibility studies. The Company focuses its efforts on selecting new drug candidates based on stringent criteria and developing DepoFoam formulations of drugs where sustained-release formulations offer a clear medical or cost benefit. Once a candidate compound passes these screening criteria, DepoTech performs a limited set of tests to establish technical feasibility for the product before undergoing expensive clinical development. The Company believes that proprietary DepoFoam formulations will add additional value to such drugs by potentially increasing their level of efficacy, reducing their toxicity and side effects, lowering overall treatment costs and expanding the indications they address.

     - Establishing collaborative and funding arrangements for development and commercialization of new DepoFoam products. As part of its commercialization strategy, the Company intends to focus its efforts on establishing collaborative arrangements with corporate partners to obtain access to specific compounds, obtain marketing and distribution capabilities and fund product development. With respect to products that are proprietary to the partner, DepoTech will seek to have the partner fund the feasibility, formulation, development, clinical testing and regulatory costs of the DepoFoam formulations of the product and will generally grant worldwide distribution rights to the DepoFoam formulation to the partner. In March 1994, the Company entered into a collaboration with Chiron that contained these strategic elements. In addition, in selected instances, DepoTech may retain certain marketing or co-promotion rights.

     - Retaining certain manufacturing rights to DepoFoam formulations. A key strategy of the Company is to seek to maintain exclusive formulation and manufacturing rights to DepoFoam encapsulated drugs, including proprietary products of corporate partners. The Company believes it has developed significant proprietary expertise in the formulation and manufacture of DepoFoam and expects to receive compensation for its expertise and effort in manufacturing DepoFoam formulations of drugs.

PRODUCT RESEARCH AND DEVELOPMENT PROGRAMS

     The table below summarizes DepoTech's portfolio of products currently under development and formulations undergoing feasibility testing.

- -------------------------------------------------------------------------------------------------------
                                                                                CORPORATE
 PRODUCT (ACTIVE COMPOUND)     INTENDED USE                STATUS(1)            PARTNER/TERRITORY(2)
- -------------------------------------------------------------------------------------------------------
PRODUCT PROGRAMS
- -------------------------------------------------------------------------------------------------------
 DepoCyt (cytarabine)          Neoplastic meningitis
                               solid tumors                Phase IV             Chiron/North America
                               leukemia/lymphoma           Phase III            Chiron/North America
                               pediatric                   Phase I/II           Chiron/North America
                               Neoplastic meningitis       Pharmacokinetics     Chiron/Europe
                                                           study
                               Neoplastic meningitis       Dose confirmation    None/Japan
                                                           study
 DepoAmikacin (amikacin)       Bacterial infections        Phase I              None
 DepoMorphine (morphine)       Acute post-operative        Preclinical          None
                               pain management
 D0601 (IGF-1)                 Rheumatologic diseases      Preclinical          Chiron/worldwide
- -------------------------------------------------------------------------------------------------------
FEASIBILITY PROGRAMS
- -------------------------------------------------------------------------------------------------------
 Antisense oligonucleotides    CMV retinitis               Feasibility          ISIS/worldwide
 (ISIS 2922)
 Local anesthetics             Acute post-operative        Feasibility          None
 (bupivacaine)                 pain management
 Antithrombotics               Arterial and venous         Feasibility          None
 (heparin)                     thrombosis
- -------------------------------------------------------------------------------------------------------

- ------------
     (1) "Feasibility" means initial laboratory testing to determine the ability to encapsulate the drug efficiently in DepoFoam, establish preliminary stability, engineer appropriate in vitro release rates and conduct limited animal studies. "Preclinical" means formulation optimization, scale-up experiments, additional stability testing following initial feasibility studies and other studies, including additional animal studies focused on toxicology and efficacy, necessary to prepare and file an IND. "Dose confirmation study" means a study to confirm the appropriateness of a dose established in one patient population in a different patient population. "Phase I" means initial human studies designed to establish the safety, dose tolerance and sometimes pharmacokinetics of a compound. "Phase I/II" means studies specific to cancer trials where safety, pharmacokinetics and dose finding are established in patients. "Phase III" means human studies designed to lead to accumulation of data sufficient to support an NDA. "Phase IV" means human studies that are generally performed after approval of a new drug. In the case of DepoCyt, as with all drugs subject to accelerated approval, the FDA has requested that the Company submit a Phase IV protocol prior to submission of an NDA. Completion of a Phase IV study is not a prerequisite for review of an NDA by the FDA. "Pharmacokinetics study" means human studies to confirm that therapeutic levels of drug in the CSF can be achieved by the lumbar route of administration.

     (2) The Company will seek to maintain manufacturing rights to DepoFoam formulations of compounds and will generally grant worldwide distribution rights to the DepoFoam formulation to the partner. For instance, in its collaboration with Chiron, DepoTech will manufacture DepoCyt and will encapsulate Chiron's proprietary compounds in DepoFoam.

DepoCyt

     The Company's lead product, DepoCyt, is a proprietary DepoFoam formulation of cytarabine, a generic anti-cancer drug, also known as ara-C. DepoCyt is being developed in collaboration with Chiron in the United States, Canada and Europe for the treatment of three subtypes of neoplastic meningitis arising from solid tumors, leukemia and lymphoma. In June 1996, the Company announced response rate data, a primary endpoint of the solid tumor arm of a pivotal Phase III clinical trial which compared DepoCyt to standard therapy (methotrexate) in patients with neoplastic meningitis. Based on these data and other study endpoints still to be completed, the Company plans to file an NDA initially for the treatment of neoplastic meningitis arising from solid tumors in the fourth quarter of 1996.

     Background. Neoplastic meningitis is a form of metastatic cancer arising from the spread of leukemia, lymphoma or solid tumors to the tissue, known as the meninges, which surrounds the brain and spinal cord and encloses the CSF. Because of the blood-brain barrier, drugs in the bloodstream do not penetrate well into the CSF. Thus, when cancer cells metastasize to the meninges, the most effective therapy is to inject anti-cancer drugs directly into the CSF. Cytarabine is one of the two drugs most commonly used for this therapy. Cytarabine acts by inhibiting a vital enzyme in DNA synthesis, DNA polymerase, causing a halt to the synthesis of DNA and resulting in death of the cell. Therefore, the best results are obtained when the drug is localized in the vicinity of dividing cancer cells for an extended period.

     Because the therapeutic half-life of cytarabine in the CSF is relatively short, frequent and repeated injections are necessary for effective treatment. For safety reasons, continuous intrathecal infusion of cytarabine is not a viable option. The result is that neoplastic meningitis cannot be treated effectively without the use of repeated, intrathecal injections that are inconvenient and uncomfortable for patients, require physician supervision and increase the risk of infection. Because of these and other factors, the disease is often under-diagnosed and frequently left untreated. Without effective treatment, life expectancy for patients diagnosed with this disease is between two and four months. Clinical trials to date have shown that DepoCyt maintained therapeutically useful concentrations of cytarabine in the CSF for two weeks after a single intrathecal injection as compared to less than one day with traditional intrathecal injections of cytarabine. As a consequence, the use of DepoCyt results in less frequent injections and extended therapeutic levels of the drug in the CSF.

     Markets. The Company estimates that the current treated market for neoplastic meningitis is approximately 20,000 patients per year in the United States. However, the Company expects the treatment market to grow and estimates that approximately 65,000 patients per year in the United States develop this disease. In June 1993, the Company obtained orphan drug designation for DepoCyt from the FDA to treat neoplastic meningitis.

     Clinical Development. In the Phase III clinical trial as originally designed and initiated in April 1994, patients with one of the three subtypes of neoplastic meningitis selected from multiple centers were randomized to receive either DepoCyt or standard therapy. Standard therapy for metastases of solid tumors is methotrexate and the standard therapy for metastases of leukemia and lymphoma is unencapsulated cytarabine. Within each subtype, at least 20 patients are to receive DepoCyt and at least 20 patients are to receive standard therapy. A total of 40 patients are to be treated for each subtype of the disease and a total of only 120 patients are required to complete all three arms of the study. Analysis of patients' response to treatment in the solid tumor arm has been completed and the leukemia and lymphoma arms are ongoing.

     In June 1996, the Company announced response rate data, a primary endpoint of the solid tumor arm of a pivotal Phase III clinical trial which compared DepoCyt to standard therapy (methotrexate) in patients with neoplastic meningitis. In this multicenter, controlled, non-blinded trial of DepoCyt, 61 patients were randomized to treatment either with DepoCyt or methotrexate. Fifty-four of these patients were evaluable for the analysis of response to therapy. Response was defined as the absence of malignant cells in two consecutive patients' samples of CSF and lack of disease progression as assessed through neurological evaluation. Of 54 evaluable patients, 36% of the 25 patients treated with DepoCyt showed a response versus 17% of the 29 patients treated with methotrexate. The study design did not include an evaluation of partial response.

     Additionally, because previous studies have shown that methotrexate has a better response rate in neoplastic meningitis arising from breast and small cell lung cancers compared to other types of solid tumor metastases, patients entering the study were stratified into two subgroups and randomized to treatment either with DepoCyt or methotrexate. In the breast and small cell lung cancer subgroup, of eight evaluable patients treated with DepoCyt, 38% showed complete response versus 25% of 12 evaluable patients treated with methotrexate. In the subgroup comprised of all other solid tumor cancers, of 17 evaluable patients receiving DepoCyt, 35% responded versus 12% of 17 evaluable patients treated with methotrexate. DepoTech plans to continue to follow patients still on study and release additional trial results prior to submission of the NDA related to other defined endpoints, such as quality of life, duration of response and mortality. Furthermore, the pivotal study of DepoCyt in neoplastic meningitis arising from lymphomas and leukemias are continuing.

     The Phase III trial is being performed under the expedited development process of the FDA regulations, which is available for therapeutic products to treat life-threatening illnesses for which no satisfactory alternative therapies exist. The FDA has advised the Company that DepoTech may file an NDA with data collected from any one individual subtype in advance of accruing patients and completing the analyses on the other two subtypes. The Company plans to file an NDA for the treatment of neoplastic meningitis arising from solid tumors in the fourth quarter of 1996.

     In the case of DepoCyt, as with all drugs subject to accelerated approval, the FDA has requested that the Company submit a Phase IV protocol prior to submission of an NDA. Completion of a Phase IV study is not a prerequisite for review of an NDA by the FDA. The Company has initiated a multicenter Phase IV study of DepoCyt for the treatment of neoplastic meningitis arising from solid tumors in the United States and Canada. This study is a non-randomized trial intended to collect further data relating to safety and efficacy. The study also permits additional injections of DepoCyt for patients who fail to respond completely during the initial induction period of the study or who relapse 30 days following completion of the treatment protocol. See "-- Government Regulation."

     Additional Territories and Indications. Chiron is currently carrying out pharmacokinetic studies of DepoCyt for the treatment of neoplastic meningitis in the European Union. In addition, DepoTech is starting a trial of DepoCyt in Japan. This trial is designed to confirm the applicability of the dosing regimen used in the North American and European trials to the Japanese population. In parallel, the Company intends to submit an orphan drug application for the accelerated marketing approval of DepoCyt in Japan.

     To establish the appropriate use of DepoCyt in children afflicted with neoplastic meningitis, DepoTech, in conjunction with Chiron, is initiating a multi-center pediatric dose finding trial. This study will evaluate the safety and pharmacokinetics of DepoCyt in children of various ages. In addition, the study is expected to provide information regarding the efficacy of DepoCyt and to collect data on the long-term use of the drug.

     The Company is also exploring additional indications for DepoCyt, including its use in the treatment of other cancers and viral diseases.

DepoAmikacin

     DepoTech is developing DepoAmikacin, a DepoFoam formulation of amikacin, a potent, broad-spectrum antibiotic. The Company believes that DepoFoam offers the opportunity to reformulate amikacin, which became a generic antibiotic in 1990, into a proprietary new product and to improve its therapeutic profile. The Company has successfully encapsulated amikacin in DepoFoam and has tested various formulations in animals. DepoTech completed a Phase I clinical trial for DepoAmikacin in April 1996 in which the drug was found to be well-tolerated for all dosage levels studied.

     Background. Bacteria cause a wide range of illnesses in people, ranging from clinically unimportant infections to fatal diseases. Injectable forms of antibiotics are important tools of the physician, especially for more acutely ill patients. However, most antibiotics that are administered orally, by bolus injection or by continuous infusion achieve high systemic concentrations but lesser concentrations in infected tissue, and are generally eliminated from the body within several hours of administration. Furthermore, the concentration of certain antibiotics, including amikacin, that can be achieved in the infected tissue using current formulations is limited by the amount of drug that the body can tolerate in the bloodstream without causing damage to the kidneys and auditory nerves.

     DepoAmikacin can be administered directly into the site of infection and may deliver therapeutic levels of amikacin while reducing certain systemic toxicities associated with this drug. Consequently, DepoAmikacin may be able to expand the indications for amikacin and result in more attractive prices and margins. The Company believes DepoAmikacin may be used in many applications, including treatment and prophylaxis of bacterial infections associated with open fractures, indwelling vascular catheters, orthopedic implants, peritonitis and vascular grafts.

     Markets. In 1995, there were reported to be a total of over 7.0 million procedures occurring in the United States in which site-specific antibiotic treatment may have been appropriate. DepoTech estimates the target United States market for DepoAmikacin to be approximately 5.6 million procedures. Worldwide 1995 sales of the general class of antibiotics known as aminoglycosides, which includes amikacin, were approximately $477.0 million. In 1995, amikacin worldwide unit sales were approximately 8.4 million units, including 631,000 units in the United States, 5.7 million units in Japan and 2.0 million units in Europe.

     Clinical Development. In animal studies performed by the Company, a single injection of DepoAmikacin administered locally at the site of an intentionally infected implanted foreign body significantly reduced the number of bacteria present versus the use of either systemic or local injection of free amikacin. This animal model is analogous to many surgical situations, from complicated hip replacement surgery to insertion of catheters. Additional animal models of infection, including models for peritonitis and infected vascular grafts, are currently underway. Information from these studies will be used to support the selection and design of a Phase II clinical study.

DepoMorphine

     DepoTech is developing DepoMorphine, a DepoFoam formulation of the opiate analgesic morphine sulfate, for use in moderating acute pain following surgery. This product is intended for epidural administration and may replace repeated epidural or intravenous administration of opiates or patient controlled analgesia for two to four days following surgery.

     The Company believes that DepoMorphine could be used in management of pain associated with many types of surgery, including Cesarean sections (epidural morphine is currently used in most Cesarean sections in the United States), hysterectomies, deep abdominal surgeries, hip and knee replacements and other surgical procedures. In 1995, the Company identified a total of approximately
5.6 million procedures occurring in the United States that may have been candidates for DepoMorphine. The Company estimates the target market to be approximately 3.8 million procedures. Worldwide 1995 sales of morphine were $110.3 million. In 1995, morphine worldwide unit sales were approximately 64.0 million units, including 41.6 million units in the United States, 9.8 million units in Japan and 12.6 million units in Europe. The Company believes that DepoFoam offers the opportunity to reformulate morphine sulfate, which has been a generic product for many years, into a proprietary new product with traditional pharmaceutical margins.

     DepoTech has completed formulation and initial manufacturing scale-up of DepoMorphine, is currently conducting preclinical studies and intends to file an IND in 1996. Preclinical studies in animals showed that DepoMorphine provided a minimum of two to three days of pain control following a single epidural injection. One characteristic of certain DepoFoam formulations of drugs is that an enhanced local effect may occur with limited systemic toxicity. A number of pharmacokinetic studies in animals have confirmed that there are high levels of morphine at the injection site and in the local cerebral spinal fluid with very low levels in the blood. These data also show a sustained effect of the morphine and reproducibility from multiple batches of DepoMorphine.

Chiron Proprietary Products

     Under its agreement with Chiron, two Chiron proprietary proteins, IGF-1 and IL-2, were chosen as the first two proprietary compounds to be developed into DepoFoam formulations. Feasibility studies including formulation development and in vivo animal studies on IGF-1 and IL-2 were completed and D0601 (DepoFoam encapsulated IGF-1) was chosen for further clinical development. D0601 scale-up and preclinical development are currently underway. In addition, Chiron and the Company have agreed to initiate another feasibility study on an additional Chiron proprietary compound or an additional indication for IGF-1 to begin in the second half of 1996.

New Product Feasibility Programs

     DepoTech is also evaluating DepoFoam formulations of several additional compounds which may offer significant medical benefits and substantial market potential, including antisense oligonucleotides, local anesthetics and antithrombotics. The objectives of the feasibility programs are to: (i) determine the ease and efficiency of encapsulation of candidate drugs; (ii) evaluate in vitro and in vivo drug release characteristics; and (iii) conduct initial efficacy and/or safety studies in animal models to demonstrate potential clinical utility and advantages of the DepoFoam formulations.

     Antisense Oligonucleotides. In August 1995, DepoTech signed a research agreement with ISIS Pharmaceuticals, Inc. ("ISIS"). Under the terms of the agreement, DepoTech has successfully encapsulated two ISIS compounds and completed in vitro release and characterization studies of DepoFoam formulations of proprietary ISIS antisense oligonucleotides. ISIS has performed pharmacokinetic studies in animal models demonstrating prolonged release of DepoFoam encapsulated antisense oligonucleotides. Based on these preliminary studies, ISIS and DepoTech elected to extend the research agreement and to conduct additional feasibility studies with ISIS 2922 for use in CMV-induced retinitis. CMV retinitis is a localized, infectious disease that progressively destroys the retina and eventually results in blindness in AIDS patients. A different formulation of ISIS 2922 is currently being tested by ISIS in Phase III clinical trials.

     Local Anesthetics. DepoTech is conducting feasibility studies on DepoFoam formulations of local anesthetics, such as bupivacaine, for use in alleviating local pain following surgery or injury. The Company has successfully encapsulated bupivacaine into DepoFoam. Pharmacokinetic studies have shown that DepoFoam encapsulated bupivacaine is released slowly from the site of injection, resulting in prolonged duration (more than 24 hours) of analgesia following a single-dose administration. The Company is now optimizing the DepoFoam bupivacaine formulation. DepoTech believes that a DepoFoam formulation of a local anesthetic may complement its current DepoMorphine program and that the DepoMorphine and local anesthetic formulations may give physicians significantly improved drugs to manage postoperative pain.

     Pain associated with surgery or injury is often treated with local anesthetics. However, the usefulness of local anesthetics is frequently limited by their short half-lives which results in recurrence of pain and the need for repeated drug administration by a medical professional. A DepoFoam formulation of a local anesthetic may be useful either locally or regionally (e.g., epidurally) to provide long-lasting pain relief (more than 24 hours) and to reduce systemic central nervous system and cardiovascular toxicity associated with currently-used drugs.

     There are more than 5 million surgical procedures and serious trauma injuries per year that may benefit from longer lasting analgesia. The current pain relief drugs are short-acting and frequently do not provide adequate duration of pain relief. The Company believes that a long-lasting, safe DepoFoam formulation of a local anesthetic, such as bupivacaine, could become the drug of choice for controlling post-operative and post-injury pain.

     Antithrombotics. The Company is investigating DepoFoam formulations of both unfractionated heparin ("UFH") and low molecular weight heparins ("LMWH") to deliver long-lasting antithrombotic activity. The Company believes that a DepoFoam heparin formulation may be useful to control both venous and arterial thromboses. The Company has successfully encapsulated UFH and LMWH in initial feasibility studies. In vitro release studies have shown appropriate slow release of LMWH from DepoFoam formulations.

     Thrombosis, manifested as heart attack and stroke, is a bigger cause of death than cancer, accidents and infections. Heparin, an anti-coagulant, is one of the most frequently prescribed injectable drugs in hospitals. The major disadvantages of heparins are: (i) a short half-life with the associated need for frequent injections or continuous infusions to achieve adequate antithrombotic coverage; and (ii) serious bleeding that can result from the high peak blood levels (supra-therapeutic levels) of heparin that accompany the large doses given to achieve lasting antithrombotic effects. DepoFoam formulations of UFH and LMWH have the potential to provide long-lasting (one to four days' duration) antithrombotic activity from a single dose while limiting supra-therapeutic blood levels and associated bleeding.

     The total market for antithrombotic agents, including generic heparin, is more than $1 billion, and heparin is the most frequently prescribed agent in this market. In 1995, the total number of UFH and LMWH doses combined was more than 120 million in the United States and more than 290 million in Europe. The Company believes that a long-lasting dosage form of heparin possessing an acceptable safety profile may increase the usage of this drug to prevent and treat thrombotic disorders, such as deep vein thrombosis, unstable angina and arterial restenosis following angioplasty.

STRATEGIC ALLIANCES

     As part of its commercialization strategy, the Company intends to focus its efforts on establishing collaborative arrangements with corporate partners to obtain access to specific compounds, obtain access to distribution organizations and fund development work. The Company intends to seek to collaborate with major pharmaceutical or fully-integrated biotechnology companies that have significant clinical development, financial and marketing resources. With respect to products that are proprietary to its partners, DepoTech will seek to have its partners fund the feasibility, formulation, development, clinical testing and regulatory costs associated with the product and will generally grant worldwide distribution rights to the DepoFoam formulation to the partner. A key strategy of the Company is to retain exclusive formulation and manufacturing rights to any DepoFoam encapsulated drugs, including proprietary products of corporate partners. Under these collaborative arrangements, DepoTech expects to receive compensation based on both the partner's sales of the product and manufacturing costs of the product.

     The Company will have limited or no control over the resources that any partner may devote to the Company's products, over partners' development efforts, including the design and conduct of clinical trials, or over the pricing of products. There can be no assurance that any of the Company's present or future collaborative partners will perform their obligations as expected or will devote sufficient resources to the development, clinical testing or marketing of the Company's potential products. Any parallel development by a partner of alternate drug delivery technologies, preclusion from entering into competitive arrangements, failure to obtain timely regulatory approvals, premature termination of a collaborative agreement or failure by a partner to devote sufficient resources to the development and commercialization of the Company's products would have a material adverse effect on the Company.

Chiron

     In March 1994, the Company entered into a Collaboration Agreement with Chiron. The objective of the collaboration is to develop and commercialize DepoCyt for use in the treatment of cancer, and to explore the use of the Company's DepoFoam technology for certain compounds proprietary to Chiron. DepoTech believes that Chiron's pharmacological, clinical development and marketing resources in these areas complement DepoTech's resources. See "-- Product Research and Development Programs."

     The Collaboration Agreement grants Chiron rights to market and sell DepoCyt in the United States, Canada and Europe. Chiron has funded and will continue to fund 50% of the clinical development expenses in the United States. Canadian registration expenses will be funded by Chiron. Any additional clinical trials required in Europe will be funded by Chiron. DepoTech will manufacture DepoCyt, Chiron will market, sell, and distribute DepoCyt, and the parties will share all profits equally. Chiron will make payments to DepoTech upon filing of an NDA and upon achievement of certain milestones in the European development of DepoCyt. Chiron also has a right of first refusal to obtain a license to alternate DepoFoam formulations of cytarabine under terms and conditions to be negotiated in the future. Following an evaluation of the markets and certain other factors, the Company and Chiron mutually agreed not to further develop certain additional generic cancer compounds.

     The Collaboration Agreement also provides for the joint development of DepoFoam formulations of certain compounds proprietary to Chiron ("Chiron Products"). Feasibility studies, including formulation development and in vivo animal studies on IGF-1 and IL-2, have been completed and D0601 scale-up and preclinical development are currently underway. In addition, Chiron and the Company have agreed to initiate another feasibility study on an additional Chiron proprietary compound or an additional indication for IGF-1 to begin in the second half of 1996. In 1997 and thereafter, Chiron must fund one feasibility program for a Chiron Product per year or lose its option to develop DepoFoam formulations of additional Chiron proprietary compounds. The agreement provides that Chiron will pay DepoTech for the Company's feasibility efforts, and that Chiron will be responsible for all development costs thereafter. The agreement also provides for payments by Chiron to DepoTech upon achievement of certain development milestones with regard to the Chiron Products. Chiron will have exclusive, worldwide distribution rights to all Chiron Products and will manufacture the bulk unencapsulated drug. DepoTech will then encapsulate the bulk drug in DepoFoam creating the Chiron Product, and Chiron will market, sell and distribute the Chiron Products. Chiron will compensate DepoTech based on both manufacturing costs, including a manufacturing profit, and a percentage of Chiron's sales of the Chiron Products.

     Both DepoTech and Chiron have the ability to terminate a portion or all of the collaboration at certain intervals and with advance notice. In addition, Chiron has the ability to terminate the development of a Chiron Product with a limited amount of advance notice.

     In connection with the Collaboration Agreement, Chiron made a $2.5 million equity investment in the Company. In addition, Chiron paid $1.0 million in March 1994 for a warrant which was converted in January 1995 to a DepoCyt marketing rights fee. Finally, in January 1995, upon achievement of a development milestone, Chiron reimbursed DepoTech approximately $2.5 million for Chiron's share of DepoCyt's clinical trial and development costs from July 1993 through December 1994 and will continue to share equally in DepoCyt's United States clinical trials and development costs. The Company will fund 50% of the sales and marketing expenses incurred for DepoCyt. DepoTech may receive additional payments upon achievement of certain other developmental milestones.

MANUFACTURING

     In connection with its collaborative arrangements, DepoTech intends to maintain exclusive formulation and manufacturing rights to any DepoFoam encapsulated drugs, including proprietary products of corporate partners, and expects to receive compensation based on both manufacturing costs of the product and the partner's net sales of the product. To date, the Company has manufactured its drug delivery formulations only for clinical trials and testing formulations of certain potential therapeutic products and has no experience manufacturing products for commercial purposes. Since 1995, the Company has manufactured clinical materials in a 10,000 square foot manufacturing plant built for this purpose. This manufacturing plant has completed validation to comply with cGMP regulations for the manufacture of pharmaceuticals. This plant was also inspected by the California

Department of Health Services Food and Drug Branch and received a license from the State to manufacture drugs. In August 1995, the Company completed construction of a 4,400 square foot addition to the manufacturing plant which allows the manufacturing scale to increase by a factor of 10 and which is currently expected to support clinical trial and commercial shipments of DepoCyt in addition to other clinical trial materials. The Company recently completed the construction of an 82,000 square foot facility to house its administrative, research and development and manufacturing activities. See "-- Facilities."

     The Company will need to complete validation of the scale-up of its current manufacturing processes to comply with cGMPs and other regulations prescribed by various regulatory agencies in the United States and other countries to achieve the prescribed quality and required levels of production of such products and to obtain marketing approval.

     The Company currently relies on a limited number of suppliers to provide the materials used to manufacture its DepoFoam formulations. Certain of these materials are purchased only from one supplier. In the event the Company could not obtain adequate quantities of necessary materials from its existing suppliers, there can be no assurance that the Company would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers costly and time-consuming. The unavailability of adequate commercial quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of materials could have a material adverse effect on the Company's ability to manufacture and market its products.

     To date, the Company has relied on a particular proprietary method of manufacture. There can be no assurance that this method will be applicable to all pharmaceuticals the Company desires to commercialize. Further, the yield of product incorporated into the delivery system may be highly variable for different therapeutic agents. Finally, the Company will need to successfully meet any manufacturing challenges associated with the characteristics of the drug to be encapsulated. The physical and chemical stability of the DepoFoam formulation may vary with each therapeutic agent over time and under various storage conditions. There can be no assurance that the manufacturing process will result in economically viable yields of product or that it will produce formulations of therapeutic products sufficiently stable under suitable storage conditions to be commercially useful.

     In the event that the Company decides to pursue alternative manufacturing methods for some or all of its drugs, there can be no assurance that these methods will prove to be commercially practical or that the Company will have or be able to acquire rights to use such alternative methods.

GOVERNMENT REGULATION

     DepoTech's research and development activities are, and its future business will be, subject to significant regulation by governmental authorities in the United States, primarily the FDA. Pharmaceutical products intended for therapeutic use in humans are governed principally by the Federal Food, Drug, and Cosmetic Act, as amended, and by FDA regulations in the United States and by comparable laws and regulations in foreign countries. The process of completing clinical testing and obtaining FDA approval for new drugs or biological products requires a number of years and the expenditure of substantial resources. DepoTech will also be subject to regulation under the food and drug statutes and regulations of the State of California.

     Pharmaceutical products developed by DepoTech likely will be classified by the FDA as "new drugs" even though the active ingredient in the product was previously approved. This is because the Company's products will be intended for new indications or routes of administration, will provide significantly different pharmacokinetics or will claim to provide significantly increased safety or efficacy, requiring approval under an NDA. In some cases, the Company's products may be marketed as "new drugs" under abbreviated provisions for generic drugs (e.g., "paper NDA") where there are substantial similarities with a currently marketed product that is not protected by patents. It is also likely that some of the drugs developed by the Company will be classed as "biologics" under the Public Health Service Act and relevant portions of the Federal Food, Drug, and Cosmetic Act. In this case, the products will be subject to somewhat different regulations.

     Prior to marketing a new drug product in the United States, other than a generic drug, it is necessary to complete the following: (i) preclinical laboratory and animal tests; (ii) submission to the FDA of an application for an IND, allowing clinical and other studies to assess safety and parameters of use;
(iii) adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug; (iv) submission of an NDA to the FDA; and (v) FDA approval of the NDA. For biological products, the process is similar, but not identical to that described above for drugs, with the NDA being replaced with a Product License Application ("PLA"). For marketing of a product under the generic drug provisions, an Abbreviated New Drug Application ("ANDA") must be submitted to the FDA and approved prior to commercial sale or shipment of the drug.

     Typically, for nongeneric new drugs and therapeutic biological products, preclinical studies are conducted in the laboratory and in animal model systems to gain preliminary information about the drug's pharmacology and toxicology and to identify any potential safety problems. The results of these studies are submitted to the FDA as part of the IND application. Testing in humans may commence after clearance of the IND by the FDA. A three-phase clinical trial program is usually required for FDA approval of a pharmaceutical product. Phase I clinical trials are designed to determine the metabolism and pharmacological effects of the drug in humans and the side effects associated with increasing doses. Phase II studies are conducted to evaluate the effectiveness of the drug for a particular indication and provide evidence of the short-term side effects and risks associated with the drug or biologic and are generally designed to provide the substantial evidence of safety and effectiveness of a drug or biologic required to obtain FDA approval. Phase III clinical trials often involve a substantial number of patients in multiple study centers and may include chronic administration of the agent in order to assess the overall risk/benefit relationship of the drug or biologic. A clinical trial may combine the elements of more than one phase and typically two or more Phase III studies are required. Generally, as the Company intends to utilize active ingredients in its products that have previously been approved or are in a late stage of development, these requirements may be somewhat abbreviated.

     Upon completion of clinical testing that the Company believes demonstrates that the product is safe and effective for a specific indication, an NDA or PLA may be submitted to the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based on the data that have been accumulated to that point and its assessment of the risk to the patient. The clinical testing and FDA review process for new drugs or biologics will require substantial time, effort and expense. There can be no assurance that any approval will be granted to the Company on a timely basis, if at all. The FDA may refuse to approve an NDA or PLA and may require additional testing or information. There can be no assurance that such additional testing or the provision of such information, if required, will not have a material adverse effect on the Company. Also, the regulatory process can be modified by Congress or the FDA in a manner that could materially affect the Company.

     In 1988, the FDA issued regulations intended to expedite the development, evaluation and marketing of new therapeutic products to treat life-threatening and severely debilitating illnesses for which no satisfactory alternative therapies exist. These regulations provide for early consultation between the sponsor and the FDA in the design of both preclinical studies and clinical trials. In some cases, the objectives of the Phase I and Phase II studies are combined as a single Phase I/II study. If the results of Phase I and Phase II trials support the safety and effectiveness of the therapeutic agent, and their design and execution are deemed satisfactory upon review by the FDA, marketing approval may be sought at the end of Phase II trials or only limited Phase III trials may be required. NDA or PLA approval granted under these regulations may be restricted by the FDA as necessary to ensure the safe use of the drug. In addition, post-marketing clinical studies, sometimes called Phase IV studies, may be required. If, after approval, a post-marketing clinical study establishes that the drug does not perform as expected, or if post-marketing restrictions are not adhered to or are not adequate to ensure the safe use of the drug, FDA approval may be withdrawn. The expedited approval may shorten the traditional drug development process by as much as two to three years.

     At the present time, DepoCyt is being developed under such an accelerated program. There can be no assurance, however, that any future products the Company may develop will be eligible for evaluation by the FDA under the 1988 regulations. In addition, there can be no assurance that DepoCyt or any future products (if eligible) will be approved for marketing at all or, if approved for marketing, will be approved for marketing sooner than would be traditionally expected.

     Once the sale of a product is approved, the FDA regulates production, marketing and other activities under the Federal Food, Drug, and Cosmetic Act and the FDA's implementing regulations. Post-marketing reports are required to monitor the product's usage and effects. Product approvals may be withdrawn, or other actions may be ordered, or sanctions imposed, including criminal prosecution, if compliance with regulatory requirements is not maintained. Other countries in which any products developed by the Company or its licensees may be marketed impose a similar regulatory process.

     Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which generally is a disease or condition that affects populations of fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA or PLA, and after the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Under current law, approval of the first NDA for a drug with orphan drug designation confers United States marketing exclusivity to market such designated drug for the designated indication for a period of seven years following approval of the NDA, subject to certain limitations. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory approval process.

     In June 1993, the Company obtained orphan drug designation for DepoCyt from the FDA to treat neoplastic meningitis. There can be no assurance that the Company will receive the first FDA approval to market sustained-release cytarabine to treat neoplastic meningitis and thus receive orphan drug exclusivity for DepoCyt to treat neoplastic meningitis arising from leukemia, lymphoma or solid tumor metastases. Although obtaining FDA approval to market a product with an orphan drug exclusivity can be advantageous, there can be no assurance that the scope of protection or the level of marketing exclusivity that is currently afforded by orphan drug designation will remain in effect in the future.

     In addition to regulations enforced by the FDA and the State of California, the Company also is subject to regulation under the Occupational Safety and Health Act, the Controlled Substances Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other similar federal, state and local regulations governing permissible laboratory activities, waste disposal handling of toxic, dangerous or radioactive materials and other matters. The Company believes that it is in compliance with such regulations. These regulations are subject to change, however, and may, in the future, require substantial effort and cost to the Company to comply with each of the regulations, and may possibly restrict the Company's business activities.

     For marketing outside the United States, the Company will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs and biologics. The requirements relating to the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. For DepoMorphine, there may be additional regulatory requirements relating to controlled substances for sale in foreign countries.

PATENTS AND PROPRIETARY RIGHTS

     DepoTech relies on a combination of technical leadership, patent, trade secret, copyright and trademark protection and nondisclosure agreements to protect its proprietary rights. As of June 1, 1996, the Company has exclusive rights under its agreement with RDF discussed below to three issued United States patents, six pending United States patent applications, 46 issued foreign patents and 18 pending foreign applications. As of the same date and in its own name, the Company has one issued

United States patent, one allowed United States patent application, four pending United States patent applications, one issued foreign patent and 20 pending foreign patent applications on file covering various aspects of its drug delivery technology. The Company intends to file additional patent applications in the future. There can be no assurance that the Company will be issued any additional patents or that, if any patents are issued, they will provide the Company with significant protection or will not be challenged. Even if such patents are enforceable, the Company anticipates that any attempt to enforce its patents would be time consuming and costly. Moreover, the laws of some foreign countries do not protect the Company's proprietary rights in the products to the same extent as do the laws of the United States. The PTO has instituted changes to the United States patent law including changing the term to 20 years from the date of filing for applications filed after June 8, 1995. While one of the above applications was filed after June 8, 1995, the Company cannot predict the effect that such changes on the patent laws may have on its business, or on the Company's ability to protect its proprietary information and sustain the commercial viability of its products.

     In February 1994, the Company entered into an Assignment Agreement with the RDF, pursuant to which RDF assigned to DepoTech exclusive rights to the RDF Technology. The Company is obligated under the Assignment Agreement to prosecute certain patent applications and maintain issued patents relating to the RDF Technology. The term of the Assignment Agreement extends through the life of the last to expire of the patents or patent applications included in the RDF Technology. RDF retains the right to terminate the agreement or to convert the exclusive nature of the rights granted under the agreement into a nonexclusive license in the event that the Company does not satisfy its contractual obligations, including making certain minimum annual payments. Additional termination events include bankruptcy, an uncured material breach of the agreement or a contest by DepoTech of the patents included in the RDF Technology. The termination of the Assignment Agreement or the conversion of its exclusive nature to a nonexclusive agreement would have a material adverse effect on the Company.

     The patent positions of pharmaceutical, biotechnology and drug delivery companies, including DepoTech, are uncertain and involve complex legal and factual issues. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued. As a consequence, there can be no assurance that any of the Company's patent applications will result in the issuance of patents or, if any patents issue, that they will provide significant proprietary protection or will not be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first inventor of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions. Moreover, the Company may have to participate in interference proceedings declared by the PTO to determine priority of invention that could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. There can be no assurance that the Company's patents, if issued, would be held valid by a court of competent jurisdiction. An adverse outcome of any patent litigation could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require the Company to cease using the technology in dispute.

     There can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertions will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to the Company, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block the Company's ability to further develop or commercialize its products in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could have a material adverse affect on the Company. Finally, litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by the Company.

     As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees and suppliers, and limits access to and distribution of its proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's technology without authorization. Accordingly, there can be no assurance that the Company will be successful in protecting its proprietary technology or that DepoTech's proprietary rights will preclude competitors from developing products or technology equivalent or superior to that of the Company.

     The Company may require additional technology in the formulation and manufacture of Depo-Foam formulations to which the Company currently does not have rights. If the Company determines that this additional technology is relevant to the development of future products and further determines that a license to this additional technology is needed, there can be no assurance that the Company can obtain a license from the relevant party or parties on commercially reasonable terms, if at all. There can be no assurance that the Company can obtain any license to any technology that the Company determines it needs, on reasonable terms, if at all, or that DepoTech could develop or otherwise obtain alternate technology. The failure of the Company to obtain licenses, if needed, would have a material adverse affect on the Company.

     The Company's ability to develop and commercialize its technology will be affected by the Company's or its partners' access to the drugs that are to be formulated. The Company intends in certain circumstances to rely on the ability of its partners to provide access to the drugs that are to be formulated for use with DepoFoam. There can be no assurance that the Company's partners will be able to provide access to drug candidates for formulation in DepoFoam, or that, if such access is provided, the Company or its partner will not be alleged or determined to be infringing on third parties' rights and will not be prohibited from using the drug or be found liable for damages that may not be subject to indemnification. Any restriction on access or liability for damages would have a material adverse effect on the Company.

COMPETITION

     The drug delivery, pharmaceutical and biotechnology industries are highly competitive and rapidly evolving, with significant developments expected to continue at a rapid pace. The Company's success will depend upon maintaining a competitive position and developing products and technologies for efficient and cost-effective drug delivery. The Company's products will compete with other formulations of drugs and with other drug delivery systems. There can be no assurance that any of the Company's products will have advantages that will be significant enough to cause medical professionals to adopt their use. DepoTech believes that its products will compete on the basis of quality, efficacy, cost, convenience, safety and patient compliance. New drugs or further development in alternative drug delivery methods may provide greater therapeutic benefits for a specific drug or indication, or may offer comparable performance at lower cost than those offered by the Company's DepoFoam drug delivery system.

     The Company is aware of many other competitors in the field of drug delivery, including competitors developing injectable or implantable drug delivery systems, oral drug delivery technologies, passive transdermal systems, electrotransport systems, oral transmucosal systems and inhalation systems. There can be no assurance that developments by others will not render the Company's products or technologies uncompetitive or obsolete. Many of the Company's existing or potential competitors have substantially greater research and development capabilities, experience, manufacturing, marketing, financial, and managerial resources than the Company. Furthermore, acquisitions of competing drug delivery companies by large pharmaceutical companies could enhance competitors' financial, marketing and other resources. Accordingly, the Company's competitors may succeed in developing competing technologies, obtaining FDA approval or gaining market share for products more rapidly than the Company.

SALES AND MARKETING

     Commercialization of the Company's products is expected to be expensive and time-consuming. In the event that the Company elects to participate directly in sales and marketing efforts for the Company's products, the Company will need to build such capability in the targeted markets. The Company currently has a limited marketing staff. There can be no assurance that the Company will be able to establish an adequate sales and marketing capability in any or all targeted markets or that it will be successful in gaining market acceptance for its products. To the extent the Company enters into co-promotion or other licensing arrangements, any revenues received by the Company will be dependent on the efforts of third parties and there can be no assurance that such efforts will be successful. To the extent the Company relies on its collaborators, there can be no assurance that any of these collaborators or their sublicensees will successfully market or distribute the Company's products or that the Company will be able to establish a successful direct sales organization, co-promotion or distribution arrangements.

HEALTH CARE REFORM MEASURES AND THIRD-PARTY REIMBURSEMENT

     A series of legislative and regulatory proposals have been announced aimed at reforming the United States health care system. While the adoption of such legislative or regulatory proposals has been delayed, the uncertainty created by such proposals could have a material adverse effect on the Company's ability to raise capital and to identify and reach agreements with potential partners. In the event such proposals are eventually adopted, they could have a material adverse effect on the Company. Furthermore, the Company's ability to commercialize its potential product portfolio may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are current or prospective collaborators for certain of the Company's proposed products.

     In both domestic and foreign markets, sales of the Company's potential products, if any, will depend in part on the availability of reimbursement of third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's proposed products are approved for marketing and any such changes could further limit reimbursement for medical products and services.

HUMAN RESOURCES

     As of June 1, 1996, DepoTech had approximately 123 full-time employees, including 110 in research, development and operations, and 13 in finance and administration. Of these employees, 42 hold advanced degrees, of which 21 are M.D.s or Ph.D.s. The Company's future success will depend in large part upon its ability to attract and retain highly qualified personnel. The Company's employees are not represented by any collective bargaining agreements, and the Company has never experienced a work stoppage. The Company believes that its employee relations are good.

FACILITIES

     The Company currently maintains its headquarters in leased facilities in San Diego, California, that contain all administrative, research and development and manufacturing activities in 82,000 square feet of space. The future minimum rental commitment for this facility will range from approximately $2.1 million to $4.2 million per year over 20 years, based upon pre-established annual rent increases. The Company also maintains a 14,400 square foot manufacturing plant for its production needs. The Company has subleased certain of its existing facilities with annual rental income ranging from $223,000 to $290,000. The Company believes its existing facilities will be adequate to meet its needs through mid-1997.

     In addition, the Company has a right of first refusal and right of first offer to purchase land located adjacent to its headquarters which must be exercised on or before October 15, 1997. The Company may elect to exercise such option in 1997 in order to build a facility to house packaging, labeling and warehouse capabilities and administrative offices. The estimated capital expenses associated with this facility would be approximately $8.5 million.

LEGAL PROCEEDINGS

     As of the date of this Prospectus, the Company is not a party to any legal proceedings. From time to time, DepoTech may be involved in litigation relating to claims arising out of its operations in the normal course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers, directors and key employees of the Company as of June 30, 1996, are as follows:

                NAME                  AGE                        POSITION
Fred A. Middleton(1)(2).............  47    Chairman of the Board and Director
Edward L. Erickson(2)...............  49    President, Chief Executive Officer and Director
John P. Longenecker, Ph.D. .........  48    Senior Vice President, Research, Development and
                                            Operations
Sinil Kim, M.D. ....................  40    Co-founder, Vice President, Advanced Technology,
                                            Chief Scientific Officer and Director Emeritus
David B. Thomas.....................  56    Vice President, Quality Assurance and Regulatory
                                            Affairs
Williams S. Ettouati, D. Pharm. ....  36    Executive Director, Strategic Marketing
Dana S. McGowan.....................  37    Director of Finance and Administration, Chief
                                            Financial Officer and Treasurer
Jeffery S. Vick.....................  34    Director of Corporate Development and Assistant
                                            Secretary
Roger C. Davisson(1)(3).............  52    Director
Jean Deleage(1)(2)(3)...............  55    Director
George W. Dunbar, Jr. ..............  49    Director
Stephen B. Howell, M.D. ............  50    Co-founder and Director
Peter Preuss(1)(3)..................  52    Director
Pieter Strijkert, Ph.D. ............  60    Director

- ------------
     (1) Member of Compensation Committee.

     (2) Member of Nominating Committee

     (3) Member of Audit Committee.

     FRED A. MIDDLETON is a founder of DepoTech and has served as Chairman of the Board and a director of the Company since August 1990. In addition, Mr. Middleton served as Chief Executive Officer of the Company from August 1990 through June 1993. Mr. Middleton has been active in developing biomedical companies since 1978 and has been general partner of Sanderling Ventures, a venture capital firm specializing in the development of early stage biomedical companies, since 1987. Sanderling Ventures is a principal shareholder of the Company. From May 1984 through July 1986, he served as Managing General Partner of Morgan Stanley Ventures, L.P., a venture capital firm which funded research and development programs at leading technology companies. Prior to that, Mr. Middleton served as Chief Financial Officer, Vice President of Finance and Corporate Development, and President of Genentech Development Corporation, for Genentech, Inc. Mr. Middleton received his B.S. in chemistry from Massachusetts Institute of Technology and an M.B.A. from the Harvard Graduate School of Business Administration. Currently, he is a director of two other publicly-held biomedical companies, Regeneron Pharmaceuticals, Inc. and Vical, Inc., as well as several privately-held biomedical companies.

     EDWARD L. ERICKSON has served as President, Chief Executive Officer and a director of the Company since June 1993. Prior to joining the Company, Mr. Erickson served as President, Chief Executive Officer and a director of Cholestech Corporation, a publicly-traded medical products company, from October 1991 through June 1993. Prior to that, Mr. Erickson served as President of Serono-Baker Diagnostics, Inc., a medical products company and a subsidiary of The Ares-Serono Group ("Ares-Serono"), an international pharmaceutical company, from June 1990 to September 1991 and as Vice President, Financial Operations of Ares-Serono from August 1988 through June 1990.

Mr. Erickson previously held senior staff and general management positions with Amersham International, a medical and life-science research products company based in the United Kingdom. Mr. Erickson received a B.S. in mathematics with distinction and an M.S. in mathematics from the Illinois Institute of Technology and an M.B.A. with high distinction from the Harvard Graduate School of Business Administration, where he was elected a George F. Baker Scholar and received the John L. Loeb Fellowship in Finance. Mr. Erickson currently serves as a director of a privately-held biomedical company.

     JOHN P. LONGENECKER, PH.D. has served as Senior Vice President, Research, Development and Operations, of the Company since November 1992. Prior to joining the Company, Dr. Longenecker served in a number of management and technical positions with Scios Nova, Inc. (formerly California Biotechnology, Inc.), a biotechnology company, from 1982 through 1992, including Vice President and Director of Development from August 1987 through October 1992. In this position Dr. Longenecker was responsible for pharmaceutical research and development, including a novel drug delivery group, preclinical studies, process development, manufacturing and quality control. Dr. Longenecker received a B.S. in chemistry from Purdue University and a Ph.D. in biochemistry from the Australian National University and served as a postdoctoral fellow at Stanford University.

     SINIL KIM, M.D. is a co-founder of the Company, has served as Vice President, Advanced Technology, and Chief Scientific Officer, since December 1993 and served as a director of the Company from October 1989 to May 1995, at which time he was appointed as a director emeritus in recognition of his many contributions to the founding and development of the Company. Dr. Kim previously served as a consultant to the Company in the capacity of Vice President of Technology of the Company from October 1992 through December 1993. Prior to joining the Company, Dr. Kim served as an assistant professor of medicine in residence at the University of California, San Diego Cancer Center ("UCSD Cancer Center") in its division of Hematology/Oncology from February 1988 through July 1992, an assistant adjunct professor of medicine at UCSD Cancer Center in its division of Hematology/Oncology from July 1992 through May 1994 and an associate clinical professor at UCSD Cancer Center from May 1994 through the present. Dr. Kim received a B.S. in chemistry, summa cum laude, and an M.D. with Alpha Omega Alpha election from University of Washington, Seattle. Dr. Kim served his internship and residency at University of California, Irvine and a postdoctoral fellowship at University of California, San Diego in hematology and oncology.

     DAVID B. THOMAS has served as Vice President, Quality Assurance and Regulatory Affairs, of the Company since June 1993. Prior to joining the Company, Mr. Thomas served as Vice President of Gen-Probe Corporation, a diagnostics company, from February 1993 to June 1993. Prior to that, Mr. Thomas served as Vice President, Regulatory Affairs and Quality Assurance of Ares-Serono from October 1990 through March 1993. Prior to that, Mr. Thomas served as Vice President, Regulatory Affairs, for C.R. Bard, Inc., a medical device company, from April 1987 through February 1990. Mr. Thomas also served as Vice President, Regulatory Affairs/Product Assurance of the Hospital Products Group of Pfizer, Inc., a pharmaceutical company, from April 1985 through March 1987 and held senior scientific positions at the Biometric Research Institute, Inc. and at the National Institutes of Health. He has been responsible for the clinical development and regulatory approvals of a number of new pharmaceuticals including LAAM and has obtained approvals for new delivery modes and controlled release formulations for more than 15 drugs. Mr. Thomas received a B.A. in anthropology (with a minor in mathematics) from San Francisco State University and an M.A. in anthropology as part of an interdisciplinary program in human biology from University of California, Los Angeles where he was a National Science Foundation Fellow at the Brain Research Institute. Mr. Thomas currently serves as chairman and a director of a privately-held company.

     WILLIAMS S. ETTOUATI, D.PHARM. has served as Executive Director of Strategic Marketing of the Company since July 1995. Prior to joining the Company, Dr. Ettouati served as Director, New Product Planning at Dura Pharmaceuticals, Inc. from November 1993 to April 1995. From January 1990 to July 1993, Dr. Ettouati served as Senior Product Manager and Product Manager for Syntex International. Dr. Ettouati served as a post doctoral fellow at University of California, Santa Barbara ("UCSB").

Dr. Ettouati received a Diplome de Bachelier in mathematics and biology from Academie de Paris, an M.A. in biology from UCSB and a Diplome d'Etat de Docteur en pharmacie from Universite Rene Descartes, Paris V.

     DANA S. MCGOWAN has served as Director of Finance and Administration of the Company from January 1994 through May 1994 and as Chief Financial Officer and Treasurer since June 1994. Prior to joining the Company, Ms. McGowan served as Director, Accounting and Finance at Alliance Pharmaceutical Corp., a biotechnology company, from May 1993 to December 1993. Previously, Ms. McGowan held various financial positions, including Associate Director and Controller at Cytel Corporation, a biotechnology company, from June 1988 to May 1993. Ms. McGowan received a B.S. in Business Administration from San Diego State University and is a Certified Public Accountant.

     JEFFERY S. VICK has served as Director of Corporate Development of the Company since July 1993 and Manager, Planning and Corporate Development since May 1992. Prior to joining the Company, Mr. Vick served as a business analyst at Advanced Cardiovascular Systems, a medical device company and subsidiary of Eli Lilly & Co., from July 1990 to May 1992. Mr. Vick attended graduate school from September 1988 to June 1990 at Stanford University. He has performed research into autoimmune diseases and cancer, respectively, at Scripps Clinic & Research Foundation and the UCSD Cancer Center. Mr. Vick received a B.S. in chemistry from the University of Virginia, an M.S. in chemistry from the University of California, San Diego, and an M.B.A. from Stanford Graduate School of Business.

     ROGER C. DAVISSON has served as a director of the Company since January 1993. Since September 1980, Mr. Davisson has been a general partner of Brentwood Associates, a venture capital firm that manages private investment funds. One of those funds, Brentwood Associates V, L.P., is a principal shareholder of the Company. Mr. Davisson received a B.S. in engineering and an M.S. in engineering science from the California Institute of Technology and an M.B.A. from Stanford Graduate School of Business.

     JEAN DELEAGE has served as a director of the Company since November 1992. He has been a managing partner of Burr, Egan, Deleage & Co., a venture capital firm, since its formation in 1979. He was the founder of Sofinnova, a venture capital organization in Paris, and in 1976 formed Sofinnova, Inc. (the United States subsidiary of Sofinnova). He holds a master's degree in electrical engineering from Ecole Superieure d'Electricite and a doctorate in economics from the Sorbonne. In 1993, he was awarded the Legion of Honor from the French government in recognition of his career accomplishments. Mr. Deleage is currently a director of Abaxis, Inc. and OraVax, Inc. and of several private companies.

     GEORGE W. DUNBAR, JR. has served as a director of the Company since May 1996. He has served as President, Chief Executive Officer and a director of Metra Biosystem, Inc. ("Metra") from July 1991 through the present. Prior to joining Metra, he was the Vice President of Licensing and Business Development of Ares-Serono, from 1988 until 1991, where he established a licensing and acquisition group for its health care divisions. From 1974 until 1987, he held various senior management positions with Amersham International ("Amersham"), a health care and life sciences company, where he most recently served as Vice President for its Life Sciences business in North America. Mr. Dunbar also served as Amersham's General Manager of Pacific Rim markets and Eastern Regional operations and, prior to that, he managed the international marketing of Amersham's medical and industrial radioisotopes. Mr. Dunbar holds a B.S. in electrical engineering and an M.B.A. from Auburn University and sits on the Auburn School of Business M.B.A. Advisory Committee.

     STEPHEN B. HOWELL, M.D. is a co-founder of the Company and has served as a director of the Company since October 1989. Dr. Howell also served as Vice President, Medical Affairs, from October 1989 to May 1995, and currently serves in a consultant capacity as Senior Medical Advisor. Dr. Howell is a Professor of Medicine in the Department of Medicine and the Cancer Center at the University of California, San Diego where he has been since 1977. Dr. Howell is Associate Director for Translational Research of the UCSD Cancer Center, and Director of the Center's Pharmacology Program.

Dr. Howell is a member of the National Research Council of the American Cancer Society. Dr. Howell received an A.B. degree in biology from the University of Chicago, and an M.D. magna cum laude from Harvard University. Dr. Howell also holds an honorary M.D. from the University of Goteborg, Sweden. He completed his residency at the Massachusetts General Hospital and the University of California, San Francisco, research training at the National Institutes of Health, and medical oncology specialty training at the Dana Farber Cancer Institute.

     PETER PREUSS has served as a director of the Company since December 1992. Since 1985, Mr. Preuss has acted as a private investor. He was founder and Chief Executive Officer of Integrated Software Systems Corporation (ISSCO), a leading computer graphic software developer, from 1970 to its sale in 1986. Mr. Preuss received a B.S. equivalent from the Technical University of Hanover, Germany and an M.S. in Mathematics from University of California, San Diego. Mr. Preuss is a Regent of the University of California and has served a term on the advisory committee to the director of the National Institutes of Health. He is president of The Preuss Foundation for Brain Tumor Research and is a recipient of the Distinguished Service Award from the American Association of Neurosurgeons. Mr. Preuss currently serves on a number of boards of not-for-profit institutions as well as Network Computing Devices, a publicly-held company, and several privately-held companies.

     PIETER STRIJKERT, PH.D. has served as a director of the Company since June 1996. He has served as a member of the Board of Management for Royal Gist-Brocades NV, a biomedical products company ("Royal Gist-Brocades"), since June 1995. From July 1993 until June 1995, Dr. Strijkert served as an advisor to that same group. Prior to that, Dr. Strijkert served as a member of the Board of Management of Royal Gist-Brocades from May 1985 through June 1993 and served in other capacities with Royal Gist-Brocades from 1979 through 1985, including Head of the Biotechnology Group and Associate Director of Research and Development and Manager of the Microbiology Group Research and Development. Dr. Strijkert received a Ph.D. in microbiology and a bachelor's degree in biology from the State University of Utrecht. Dr. Strijkert is a member of the board of directors of Chiron and other advisory or technical groups.

     Members of the Board hold office and serve until the next annual meeting of the shareholders of the Company or until their respective successors have been elected and qualified. The Company has a range of directors authorized of not less than five nor more than nine. The number of directors is currently fixed at eight. Executive officers are appointed by and serve at the discretion of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has a standing Compensation Committee currently composed of Roger C. Davisson, Jean Deleage, Fred A. Middleton and Peter Preuss. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees of the Company, including salary and stock options. The Committee is also responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under the Company's existing incentive compensation plans. The Company also has a standing Audit Committee composed of Roger C. Davisson, Jean Deleage and Peter Preuss. The Audit Committee assists in selecting the independent auditors, designating services they are to perform and in maintaining effective communication with those auditors. The Company also has a standing Nominating Committee composed of Jean Deleage, Edward L. Erickson and Fred A. Middleton. The Nominating Committee recommends director nominees to the Company's Board.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

     The following table sets forth the aggregate compensation paid by the Company to the President and Chief Executive Officer and to each of the most highly compensated executive officers who in 1995 earned over $100,000 (the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1995, 1994 and 1993:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                          ANNUAL COMPENSATION                 AWARDS
                                  -----------------------------------     ---------------
                                                            OTHER           SECURITIES
   NAME AND PRINCIPAL                                       ANNUAL          UNDERLYING         ALL OTHER
        POSITION           YEAR    SALARY     BONUS      COMPENSATION     OPTIONS/SARS(#)   COMPENSATION(1)
- -------------------------  ----   --------   -------     ------------     ---------------   ---------------
Edward L. Erickson(2)....  1995   $194,250   $49,138(3)    $ 27,000(4)         11,450(5)          $51
President and Chief        1994    185,000       -0-         29,000(4)         50,000               2
Executive Officer and      1993    101,631       -0-            -0-           250,000               3
Director
John P. Longenecker......  1995    178,500    24,098(3)      14,667(4)         16,950(5)           46
Senior Vice President,     1994    167,769       -0-         14,667(4)            -0-               2
Research, Development      1993    151,006       -0-         14,667(4)        125,000               3
and Operations
Sinil Kim(2).............  1995    141,750    21,971(3)         -0-            17,950(5)           37
Vice President, Advanced   1994    135,000       -0-          5,093(6)         50,000               2
Technology
David B. Thomas(2).......  1995    136,500    18,428(3)      10,800(4)          6,950(5)           35
Vice President, Quality    1994    130,000       -0-         11,600(4)         20,000               2
Assurance and Regulatory
Affairs

- ------------
     (1) Consists of the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officers.

     (2) Mr. Erickson and Mr. Thomas were hired in June 1993. Dr. Kim was hired in December 1993.

     (3) Consists of amounts earned in 1995 and paid in 1996.

     (4) Consists of forgiveness of a portion of a loan made to cover relocation expenses.

     (5) Includes options granted in 1996 for performance during 1995.

     (6) Consists of forgiveness of a loan used to purchase 400,000 shares of the Common Stock.

Stock Options

     The following table sets forth information concerning stock option grants made to each of the Named Executive Officers for the year ended December 31, 1995. The Company granted no stock appreciation rights ("SARs") to Named Executive Officers during 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL
                                                                                            REALIZABLE
                                                INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                             --------------------------------------------------------     ANNUAL RATES OF
                              NUMBER OF                                                     STOCK PRICE
                             SECURITIES      % OF TOTAL                                  APPRECIATION FOR
                             UNDERLYING    OPTIONS GRANTED   EXERCISE OR                  OPTION TERM(3)
                               OPTIONS     TO EMPLOYEES IN   BASE PRICE    EXPIRATION   -------------------
           NAME              GRANTED(1)      FISCAL YEAR      ($/SH)(2)       DATE       5%($)      10%($)
- ---------------------------  -----------   ---------------   -----------   ----------   -------     -------
Edward L. Erickson.........        200           0.1%          $ 12.00       9/27/05    $ 1,509     $ 3,825
John P. Longenecker........     10,000           4.0%          $  3.50        3/8/05     22,011      55,781
                                   200           0.1%          $ 12.00       9/27/05      1,509       3,825
Sinil Kim..................     10,000           4.0%          $  3.00       1/17/05     18,867      47,812
                                   200           0.1%          $ 12.00       9/27/05      1,509       3,825
David B. Thomas............        200           0.1%          $ 12.00       9/27/05      1,509       3,825

- ------------
     (1) The shares subject to each option will immediately vest in the event the Company is acquired by a merger or asset sale, unless the Company's repurchase rights with respect to those shares are transferred to the acquiring entity. The grant dates for the above options are as follows:

                                                                 OPTIONS        GRANT
                                NAME                           GRANTED (#)      DATE
        -----------------------------------------------------  -----------     -------
        Edward L. Erickson...................................        200       9/28/95
        John P. Longenecker..................................     10,000        3/9/95
                                                                     200       9/28/95
        Sinil Kim............................................     10,000       1/17/95
                                                                     200       9/28/95
        David B. Thomas......................................        200       9/28/95

     (2) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as determined by the Board. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date or a combination of cash or shares or any other form of consideration approved by the Board. The fair market value of shares of Common Stock will be determined in accordance with certain provisions of the Plan based on the closing selling price per share of a share of Common Stock on the date in question on the primary exchange on which the Company's common stock is listed or reported. If shares of the Common Stock are not listed or admitted to trading on any stock exchange nor traded on the Nasdaq National Market, then the fair market value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

     (3) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

Option Exercises and Holdings

     The following table provides information concerning option exercises during 1995 by the Named Executive Officers and the value of unexercised options held by each of the Named Executive Officers as of December 31, 1995. No SARs were exercised during 1995 or outstanding as of December 31, 1995.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                              UNDERLYING               VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                            SHARES                       DECEMBER 31, 1995 (#)        AT DECEMBER 31, 1995(2)
                         ACQUIRED ON       VALUE      ---------------------------   ---------------------------
         NAME            EXERCISE(#)    REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------------  ------------   -----------   -----------   -------------   -----------   -------------
Edward L. Erickson.....      1,000        $19,000       115,275         93,925      $ 2,189,931    $ 1,782,519
John P. Longenecker....          0              0        51,380         44,542          977,261        824,285
Sinil Kim..............          0              0        39,192         21,008          696,306        385,644
David B. Thomas........     12,000         43,000         6,775         31,425          126,681        578,769

- ------------
     (1) "Value realized" is calculated on the basis of the fair market value of the Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

     (2) "Value" is defined as fair market price of the Common Stock at fiscal year-end ($19.25) less exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1995, the Compensation Committee of the Company's Board established the levels of compensation for the Company's executive officers. The members of the Company's Compensation Committee are Messrs. Davisson, Deleage, Middleton and Preuss. Mr. Erickson, the Company's President and Chief Executive Officer, participated in the deliberations of the Compensation Committee regarding executive compensation that occurred during 1995, but did not take part in the deliberations regarding his own compensation.

EMPLOYMENT ARRANGEMENTS

     Mr. Erickson, the Company's President and Chief Executive Officer and a director of the Company, entered into an employment arrangement with the Company in May 1993. In connection therewith, the Company issued 25,000 shares of Common Stock to Mr. Erickson for an aggregate purchase price of $68,750. $50,000 of the purchase price was paid for by a promissory note payable to the Company, which was paid in full prior to its due date of October 31, 1993. Interest accrued at the lesser of 3.62% per annum or the minimum interest rate required to avoid imputation of interest under the Internal Revenue Code. Mr. Erickson was granted an option to purchase 250,000 shares of Common Stock at an exercise price of $0.25 per share, vesting over four years. In June 1993, Mr. Erickson borrowed $50,000 from the Company to cover his family's relocation expenses, evidenced by a promissory note. Interest accrued at 8% per annum. One-half of the outstanding principal and all then-accrued interest under such note was forgiven by the Company in June 1994, and the remaining principal and all then-accrued interest was forgiven in June 1995.

     Dr. Longenecker, Senior Vice President of the Company, entered into an employment arrangement with the Company in September 1992. In connection therewith, the Company issued stock options for 125,000 shares of Common Stock to Dr. Longenecker at an exercise price of $0.10. Dr. Longenecker also borrowed $44,000 from the Company to cover his family's relocation expenses, evidenced by a promissory note. One-third of the outstanding principal under such note was forgiven by the Company in January 1994, an additional one-third of the outstanding principal was forgiven in

November 1994, and the remaining principal was forgiven in November 1995. No interest accrued under the note.

     Mr. Thomas, Vice President, Quality Assurance and Regulatory Affairs, entered into an employment arrangement with the Company in June 1993. In connection therewith, the Company issued stock options for 40,000 shares of Common stock to Mr. Thomas at an exercise price of $0.25 per share, vesting over four years. In June 1993, Mr. Thomas borrowed $20,000 from the Company to cover his family's relocation expenses, evidenced by a promissory note. Interest accrued at 8% per annum. One-half of the outstanding principal and all then-accrued interest under such note was forgiven by the Company in June 1994, and the remaining principal and all then-accrued interest was forgiven in June 1995.

DIRECTOR COMPENSATION

     The Company pays its outside Directors $1,500 per Board meeting attended and reimburses its directors for out-of-pocket expenses incurred in attending each meeting and performing other duties as a director. No additional payments are made with respect to attendance at committee meetings. Non-employee directors also are eligible to initially participate in the discretionary option grant program and subsequently in the automatic option grant program under the Plan. Dr. Howell is a party to a consulting agreement with the Company. See "Certain Transactions."

BENEFIT PLANS

1995 Stock Option/Stock Issuance Plan

     The Plan serves as the successor equity incentive program to the Company's 1991 Stock Option Plan, the 1994 Stock Option Plan and the 1995 Stock Option Plan (collectively, the "Prior Plans"). The Plan was adopted by the Board and the shareholders as of June 1995, and amended during 1996. All outstanding stock options and unvested share issuances under the Prior Plans have been incorporated into the Plan but will continue to be governed by the terms and conditions of the specific instruments evidencing those options and issuances. A total of 2,000,000 shares of Common Stock are authorized for issuance under the Plan, of which, as of June 1, 1996, 1,022,745 shares of Common Stock are subject to outstanding options and 515,339 additional shares are reserved for issuance under the Plan. The total number of shares authorized, as well as shares subject to outstanding options, will be appropriately adjusted in the event of certain changes to the Company's capital structure, such as stock dividends, stock splits or other recapitalizations.

     The Plan is divided into three separate programs: the discretionary option grant program, the automatic option grant program and the stock issuance program. The Plan will be administered by a committee of two or more non-employee Board members appointed by the Board (the "Plan Administrator"). The Plan Administrator will have complete discretion under the discretionary option grant program and the stock issuance program to determine which eligible individuals are to receive option grants or stock issuances, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive option (which potentially qualify for certain favorable treatment under federal tax law) or a nonstatutory option, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. Participation in such programs is limited to employees (including officers and directors), non-employee directors (until the last day of the first full calendar month following a non-employee Board member's election to the Board) and consultants of the Company or its subsidiary corporations, provided that no non-employee director may participate in the discretionary option grant program or the stock issuance program unless the Plan is being administered by two or more non-employee Board members who have not been granted discretionary options or received any share issuances within the last year other than pursuant to the automatic grant program.

     The Plan also includes an automatic option grant program under which option grants will be made to non-employee directors. Under the automatic option grant program, effective at the Company's 1997

Annual Meeting, each eligible non-employee director annually will be automatically granted a nonstatutory option to purchase 4,000 shares of Common Stock upon such directors re-election to the Board. The terms and conditions of the automatic option grants are fixed by the Plan and are not subject to discretion of the Plan Administrator.

     The exercise price for each incentive stock option or for any option granted under the automatic option grant program must be at least 100% of the fair market value of the stock on the date of the option grant. The exercise price for each nonstatutory option or for any share issuance under the Plan must be at least 85% of the fair market value of the shares on the date of the option grant or stock issuance. The purchase price for any shares may be paid in cash, by delivery of shares of Common Stock or through a same-day sale program pursuant to which the purchased shares will be sold immediately and a portion of the sale proceeds applied to the payment of the purchase price. The Plan Administrator may also permit a participant (other than a non-employee director receiving automatic option grants) to deliver a promissory note in payment of the purchase price and any tax liability incurred in connection with the purchase.

     Options granted under the discretionary option grant program may be immediately exercisable for all the option shares, on either a vested or unvested basis, or may become exercisable for shares in one or more installments over the participant's period of service. Shares issued under the stock issuance program may either be fully vested or subject to a vesting schedule tied to future service. All unvested shares will be subject to repurchase by the Company, at the original purchase price paid for such shares, upon the participant's cessation of service prior to vesting in the shares. However, the Committee will have full discretionary authority to accelerate the exercisability of any outstanding discretionary option grant or the vesting of any issued shares.

     Each option granted under the Plan will have a maximum term of 10 years and will be subject to earlier termination in the event of the optionee's cessation of service. Options are not assignable or transferable by the optionee except in connection with the participant's death. The participant will have no shareholder rights with respect to the shares subject to his or her outstanding options until such options are exercised and the purchase price is paid for the shares. The participant will, however, have full shareholder rights with respect to any shares issued under the Plan.

     Participants subject to federal or state tax withholding in connection with any issuance of shares under the Plan may be permitted to apply a portion of the shares issuable upon the exercise of their outstanding options to the satisfaction of the federal and state withholding taxes incurred in connection with such exercise. Alternatively, such participants may be permitted to deliver existing shares of Common Stock in satisfaction of such tax liability. In either case, the Company will pay cash to the appropriate government authority equal to the fair market value of the stock as a deposit of taxes withheld.

     Directors of the Company receiving automatic option grants will have a special stock appreciation right in connection with their options under which the outstanding options can be surrendered for cancellation upon a hostile take-over of the Company in return for a cash distribution from the Company, based on the excess of the price per share paid by the acquiring entity in effecting the take-over above the option exercise price. Officers may be granted similar rights at the discretion of the Plan Administrator. The Committee may grant other stock appreciation rights with respect to discretionary option grants. The other stock appreciation rights would provide the holders with the right to receive an appreciation distribution from the Company equal to the excess of (i) the fair market value (on the date such right is exercised) of the shares of Common Stock in which the optionee is at the time vested under the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution would be able to be made, at the Plan Administrator's discretion, in shares of Common Stock valued at fair market value on the exercise date, in cash or in a combination of cash and Common Stock.

     In the event the Company is acquired, whether by merger, asset sale or change in control each outstanding option which is not to be assumed by the successor corporation or replaced with a comparable option to purchase the capital stock of the successor corporation will automatically accelerate in full, and all unvested shares not assigned to the successor corporation will automatically vest, except to the extent such accelerated vesting is precluded by the terms of the agreements evidencing those unvested shares. The Committee can apply this acceleration to options outstanding under the Prior Plans.

     To the extent outstanding options terminate prior to exercise, the shares subject to those options will be available for subsequent grant. In addition, the Committee may effect cancellation/regrant programs pursuant to which outstanding options under the discretionary option grant program (including options incorporated from the Prior Plans) are cancelled and new options are granted for the same or different number of option shares at an exercise price per share not less than 85% of the fair market value of the Common Stock on the new grant date.

     The Board may amend or modify the Plan at any time, subject to certain shareholder approval requirements. The Plan will terminate September 28, 2005 unless sooner terminated by the Board.

Employee Stock Purchase Plan

     The 1995 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board and the shareholders as of June 1995. The Purchase Plan covers an aggregate of 250,000 shares of Common Stock and is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Purchase Plan, eligible employees, including officers, will be entitled to participate in periodic offerings following the commencement of the Purchase Plan. The initial offering period commenced on September 28, 1995, and will terminate on the last business day in December 1997. Each subsequent offering period will commence immediately upon the termination of the prior offering period and end on the last business day of the next December. The Purchase Plan will terminate on the earlier of December 31, 2005, or the date on which all shares available under the Purchase Plan have been purchased by the participants.

     Employees are eligible to participate if they are employed by the Company (or a subsidiary of the Company designated by the Board) for at least 20 hours per week and at least five months per year. All employees of the Company as of the effective date of the Purchase Plan will be allowed to participate immediately in the initial offering period. Employees who first become an eligible employee after the start of an offering period may join that period at the beginning of the next semi-annual purchase date. Employees eligible to participate in an offering can elect to have up to 15% of their regular compensation withheld under the Purchase Plan and used to purchase shares of the Common Stock at semi-annual intervals. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on (i) the commencement date of the offering period or (ii) the purchase date. Employees may end their participation in the offering at any time during the offering period, except the last five days of that period, and participation ends automatically on termination of employment with the Company. Employees who do not join an offering when first permitted to do so, or who end their participation in any offering, may not participate again until the next offering period. Employees may alter their level of participation on a limited basis.

     No participant may accrue rights to purchase more than $25,000 of stock in any calendar year. Upon an acquisition of the Company, the outstanding payroll deductions will be immediately applied to the purchase of Common Stock.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company has adopted provisions in its Articles of Incorporation that eliminate to the fullest extent permissible under California law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted under California law, and the forms of indemnification agreements include indemnification in circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from intentional or knowing and culpable violations of law) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company has obtained an insurance policy covering officers and directors for claims made that such officers or directors may otherwise be required to pay or for which the Company is required to indemnify them, subject to certain exclusions.

                              CERTAIN TRANSACTIONS

     In August 1995, the Company established a $4.0 million bank credit line. The Company immediately borrowed $4.0 million under the credit line which was repaid from the proceeds of the Company's initial public offering. In connection with the establishment of the credit line, certain principal shareholders of the Company committed to lend the Company $2.0 million and provide $1.0 million in a loan guarantee if the Company's aggregate cash, cash equivalents, and short-term investments declined to less than $5.5 million. As consideration for such commitments and guarantee, the Company issued 30,000 shares of Common Stock to the shareholders and warrants to purchase 714 shares of Common Stock to the bank and paid a cash fee of $25,000 to the bank.

     Mr. Erickson, the President and Chief Executive Officer and a director of the Company, entered into an employment arrangement with the Company in May 1993. See "Management -- Employment Arrangements."

     Mr. Thomas, Vice President, Quality Assurance and Regulatory Affairs, is a director and shareholder of Sierra Scientific Software, Inc. ("Sierra"). Sierra entered into a Software License Agreement dated June 30, 1993 with DepoTech pursuant to which Sierra provides DepoTech with certain scientific software and other software development services and earned an aggregate of approximately $81,000 in 1995.

     Dr. Howell, a director of the Company, entered into a consulting agreement with the Company in November 1993 for a period of four years. The agreement was subsequently amended in May 1995. Pursuant to the amended agreement, the Company pays $35,000 per year to Dr. Howell for consulting services in connection with which Dr. Howell will serve as the senior medical advisor to the Company's Board and senior management. In addition, in November 1993, Dr. Howell received stock options for 30,000 shares of common stock, at an exercise price of $0.80 per share, vesting over four years. The amended agreement provides for continued payments to Dr. Howell and continued vesting of the stock options for a period of 12 months in the event the Company terminates the agreement. Dr. Howell also received a grant of 6,000 options in connection with the amendment of the agreement, and received an additional option grant of 600 shares in 1995. In addition, Dr. Howell was granted 4,375 options in 1996 for his service to the Company in 1995.

     Certain holders of Common Stock are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights."

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 1, 1996, and as adjusted to reflect the sale of the shares of the Common Stock offered hereby by the Company by (i) all those known by the Company to be beneficial owners of more than 5% of its outstanding Common Stock, (ii) each director and each of the Named Executive Officers of the Company and (iii) all directors and executive officers of the Company as a group.

                                                                         PERCENTAGE BENEFICIALLY
                                                                                 OWNED(2)
                                                        NUMBER OF   ----------------------------------
       OFFICERS, DIRECTORS AND 5% SHAREHOLDERS          SHARES(1)   PRIOR TO OFFERING   AFTER OFFERING
- ------------------------------------------------------  ---------   -----------------   --------------
Janus Capital Corp.(3)................................  1,661,132          14.5%             12.3%
  100 Fillmore Street, Suite 300
  Denver, Colorado 80206
Sanderling Ventures(4)................................  1,262,753          11.0%              9.4%
  2730 Sand Hill Road, Suite 200
  Menlo Park, California 94025
Funds affiliated with Burr, Egan, Deleage & Co. (5)...    584,295           5.1%              4.3%
  One Embarcadero Center, Suite 4050
  San Francisco, California 94111
Fred A. Middleton (6).................................  1,320,459          11.5%              9.8%
Jean Deleage(7).......................................    584,295           5.1%              4.3%
Stephen B. Howell(8)..................................    525,361           4.6%              3.9%
Sinil Kim, M.D.(9)....................................    432,043           3.7%              3.2%
Edward L. Erickson(10)................................    208,572           1.8%              1.5%
Roger C. Davisson(11).................................    196,396           1.7%              1.5%
Peter Preuss(12)......................................    154,844           1.3%              1.1%
John P. Longenecker, Ph.D.(13)........................     82,573             *                 *
David B. Thomas(14)...................................     36,093             *                 *
George W. Dunbar, Jr..................................        833             *                 *
Pieter Strijkert, Ph.D.(15)...........................        -0-             *                 *
All directors and executive officers
  as a group (13 persons)(16).........................  3,572,518          30.0%             25.7%

- ------------
     *  Less than 1%

     (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Share ownership in each case includes shares issuable upon exercise of certain outstanding options and warrants as described in the footnotes below. The address for those individuals for which an address is not otherwise indicated is: 10450 Science Center Drive, San Diego, California 92121.

     (2) Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).

     (3) Information reported in the table is based on disclosures made in the
Schedule 13G filed on February 13, 1996 by Janus Capital Corp., as amended through May 1996.

     (4) Includes 724,936 shares and 7,500 shares issuable upon exercise of warrants within 60 days of June 1, 1996 held by Sanderling Ventures Partners II, L.P., 117,181 shares held by Sanderling Biomedical, L.P. and 408,731 shares and 4,405 shares issuable upon exercise of warrants within 60 days of June 1, 1996 held by Sanderling Ventures Limited, L.P. Mr. Middleton, a director of the Company, is a general partner of Sanderling Ventures. Mr. Middleton disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest, but exercises shared voting and investment power with respect to all such shares.

     (5) Includes 494,136 shares and 70,685 shares issuable upon exercise of warrants within 60 days of June 1, 1996 beneficially owned by Alta V Limited Partnership and 9,398 shares and 743 shares issuable upon exercise of warrants within 60 days of June 1, 1996 beneficially owned by Customs House

Partners. Also includes 9,333 shares issuable upon exercise of stock options that are issuable upon exercise of stock options that are exercisable within 60 days of June 1, 1996. When the stock options are exercised, Mr. Deleage has agreed to transfer the net profit after tax to Alta V Limited Partnership and Customs House Partners. Burr, Egan, Deleage & Co. directly or indirectly provides investment advisory services to Alta V Limited Partnership and Customs House Partners. The respective general partners of Alta V Limited Partnership and Customs House Partners exercise sole voting and investment power with respect to the shares owned by such funds. The principals of Burr, Egan, Deleage & Co., including Mr. Deleage, are general partners of Alta V Management Partners, L.P. (which is the general partner of Alta V Limited Partnership) and Customs House Partners. As general partners of such funds, they may be deemed to share voting and investment power for the shares held by the funds. The principals of Burr, Egan, Deleage & Co. disclaim beneficial ownership of these shares, except to the extent of their proportionate pecuniary interests therein. Effective June 27, 1996, Alta V Limited Partnership distributed 151,224 shares of Common Stock and, as a result, currently beneficially owns 342,912 shares.

     (6) Includes 724,936 shares and 7,500 shares issuable upon exercise of warrants within 60 days of June 1, 1996 held by Sanderling Ventures Partners II, L.P., 117,181 shares held by Sanderling Biomedical, L.P., 408,731 shares and 4,405 shares issuable upon exercise of warrants within 60 days of June 1, 1996 held by Sanderling Ventures Limited, L.P. Also includes 48,373 shares and 9,333 shares issuable upon exercise of stock options beneficially held by Mr. Middleton and exercisable within 60 days of June 1, 1996. Mr. Middleton, a director of the Company, is a general partner of Sanderling Ventures. Mr. Middleton disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest, but exercises shared voting and investment power with respect to these shares.

     (7) Includes 503,534 shares owned by funds affiliated with Burr, Egan, Deleage & Co. Also includes 71,428 shares and 9,333 shares issuable upon exercise of warrants and stock options, respectively, that are exercisable within 60 days of June 1, 1996. When the stock options are exercised, Mr. Deleage has agreed to transfer the net profit after tax to Alta V Limited Partnership and Customs House Partners. Mr. Deleage, a director of the Company, is Vice President of Burr, Egan, Deleage & Co., and a general partner of Alta V Management Partners, L.P. (which is the general partner of Alta V Limited Partnership) and Customs House Partners. As a general partner of these funds, he may be deemed to share voting and investment power for the shares held by the fund. Mr. Deleage disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein. Effective June 27, 1996, a fund affiliated with Burr, Egan, Deleage & Co. distributed 151,224 shares of Common Stock and, as a result, funds affiliated with Burr, Egan, Deleage & Co. beneficially owns 423,738 shares.

     (8) Includes 14,489 shares issuable upon exercise of stock options exercisable within 60 days of June 1, 1996. Dr. Howell is a trustee of the Howell Family Trust and two trusts for the benefit of his children.

     (9) Includes 47,343 shares issuable upon exercise of stock options exercisable within 60 days of June 1, 1996.

     (10) Includes 135,072 shares issuable upon exercise of stock options exercisable within 60 days of June 1, 1996.

     (11) Includes 162,945 shares and 11,904 shares issuable upon exercise of warrants exercisable within 60 days of June 1, 1996 held by Brentwood Associates V, L.P. and 9,333 shares issuable upon exercise of stock options exercisable within 60 days of June 1, 1996 held by Brentwood V Management Partners. Mr. Davisson, a director of the Company, is a general partner of the general partner of Brentwood Associates V, L.P. and a general partner of Brentwood V Management Partners. Mr. Davisson disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest, but exercises shared voting and investment power with respect to these shares. Also includes 12,214 shares beneficially held by Mr. Davisson.

     (12) Includes 4,761 shares and 49,646 shares issuable upon exercise of warrants and stock options, respectively, exercisable within 60 days of June 1, 1996.

     (13) Includes 15,803 shares issuable upon exercise of stock options exercisable within 60 days of June 1, 1996.

     (14) Includes 6,927 shares issuable upon exercise of stock options exercisable within 60 days of June 1, 1996.

     (15) Does not include 20,000 shares of stock options granted to Dr. Strijkert upon his appointment to the Board on June 10, 1996, of which 417 shares were issuable upon exercise of stock options exercisable within 60 days of June 1, 1996.

     (16) Includes 3,151,009 shares and 322,511 and 99,998 shares issuable upon exercise of stock options and warrants, respectively, exercisable within 60 days of June 1, 1996.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, no par value ("Common Stock"), and 5,000,000 shares of Preferred Stock, no par value ("Preferred Stock").

COMMON STOCK

     At June 1, 1996, there were 11,475,404 shares of Common Stock outstanding and held of record by approximately 310 shareholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available. See "Dividend Policy." All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Board has the authority to issue up to 5,000,000 shares of the Preferred Stock in one or more series and to fix the rights, priorities, preferences, qualifications, limitations and restrictions, including the dividend rates, conversion rights, voting rights, terms of redemption, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders, which could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of the holders of Common Stock. There are no shares of Preferred Stock outstanding. The Company has no present intention of issuing any shares of Preferred Stock. See "-- Possible Anti-Takeover Effect of Certain Charter Provisions."

WARRANTS TO PURCHASE COMMON STOCK

     At June 1, 1996, there were outstanding warrants to purchase 42,354 shares of Common Stock at $2.75 per share, warrants to purchase 22,400 shares of Common Stock at $6.25 per share and warrants to purchase 503,287 shares of Common Stock at $7.00 per share. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications or consolidations. Holders of the warrants are entitled to certain registration rights with respect to the Common Stock issued or issuable upon exercise thereof. See "Certain Transactions" and "-- Registration Rights."

REGISTRATION RIGHTS

     The holders of approximately 3,671,051 shares of Common Stock (assuming the exercise of outstanding warrants) or their permitted transferees (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of agreements between the Company and such Holders, if the Company proposes to register any of its securities under the Securities Act for its own account, such Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, Holders of at least 40% of approximately 3,671,051 (assuming the exercise of outstanding warrants) shares of Common Stock with demand registration rights may require the Company to prepare and file a registration statement under the Securities Act with respect to the shares entitled to demand registration rights, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Company is not obligated to effect more than one of these shareholder-initiated registrations nor to effect such a registration within

90 days following an offering of the Company's securities, including the Offering made hereby. The Holders of approximately 3,671,051 (assuming the exercise of outstanding warrants) shares of Common Stock may also request the Company to register such shares on Form S-3 provided the shares registered have an aggregate market value of at least $500,000. Generally, the Company is required to bear the expense of all such registrations. The registration rights of the Holders expire on October 4, 1999.

     In addition, Silicon Valley Bank is entitled to certain rights with respect to the registration of shares of the Common Stock under the Securities Act. If the Company proposes to register any of its securities under the Securities Act for its own account, Silicon Valley Bank is entitled to notice of such registration and is entitled to include shares of such Common Stock therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The holders of Common Stock are currently entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders other than the election of directors, in which event any holder may demand cumulative voting. Under cumulative voting, the holders of Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected, which is currently eight. A holder may cast all of his or her votes for one nominee or distribute them among any number of nominees for election. The Company's Articles of Incorporation provide that the shareholders' right to cumulative voting will terminate when the Company's shares are qualified for trading as a National Market security on the Nasdaq if the Company has at least 800 shareholders as of the record date for the most recent annual meeting of shareholders. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the Board and, as a result, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company.

     The Company's Articles of Incorporation also include, among other things, the Fair Price Provision that requires the approval of the holders of two-thirds of the Company's voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of the Company's voting stock (an "Interested Shareholder"), except in cases where the Continuing Directors approve the transaction or certain minimum price criteria and other procedural requirements are met. A "Continuing Director" is a director who is not affiliated with an Interested Shareholder and was elected prior to the time such Interested Shareholder became an Interested Shareholder or any successor chosen by a majority of the Continuing Directors. The minimum price criteria generally require that, in a transaction in which shareholders are to receive payments, holders of Common Stock must receive a value equal to the highest price of either the price paid by the Interested Shareholder for Common Stock during the prior two years, the Fair Market Value (as defined) at the time or the amount paid in the transaction in which such person became an Interested Shareholder, and that such payment be made in cash or in the type of consideration paid by the Interested Shareholder for the greatest portion of its shares. The Company's Board believes that the Fair Price Provision will help assure that all of the Company's shareholders will be treated similarly if certain kinds of business combinations are effected. However, the Fair Price Provision may make it more difficult to accomplish certain transactions that could be beneficial to shareholders but are opposed by the incumbent Board.

     The Company's Articles of Incorporation also require that any action required or permitted to be taken by shareholders of the Company must be effected at a duly called annual or special meeting of shareholders and may not be effected by a consent in writing. The Company's Bylaws, as amended, also provide that the range of the authorized number of directors may be changed only by resolution of holders of two-thirds of the Company's voting stock, and the Company's Articles of Incorporation and Bylaws, as amended, provide that newly created directorships resulting from any increase in the authorized number of directors may only be filled by a majority vote of the directors then in office. In addition, the Articles of Incorporation and Bylaws of the Company, as amended, require that shareholders give advance notice to the Company's secretary of any directorship nominations or other business to be brought by shareholders at any shareholders' meeting. The Articles of Incorporation, as amended, also require the approval of two-thirds of the Company's voting stock to amend certain provisions of the Articles of Incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. See "Risk Factors -- Possible Anti-Takeover Effect of Certain Charter Provisions" and "Management."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Wells Fargo Bank N.A.

                                  UNDERWRITING

     The names of the Underwriters of the shares of Common Stock offered hereby and the aggregate number of shares which each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:

                                                                                   NUMBER OF
                                  UNDERWRITERS                                      SHARES
- ---------------------------------------------------------------------------------  ---------
Dillon, Read & Co. Inc. .........................................................
UBS Securities LLC...............................................................
Vector Securities International, Inc. ...........................................
  Total..........................................................................  2,000,000
                                                                                   =========

     The Managing Underwriters are Dillon, Read & Co. Inc., UBS Securities LLC and Vector Securities International, Inc.

     The Underwriters are committed to purchase all of the shares of Common Stock, if any are so purchased. The Underwriting Agreement contains certain provisions whereby, if any Underwriter defaults in its obligation to purchase such shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, some or all of the remaining Underwriters must assume such obligations.

     The Underwriters propose to offer the shares of Common Stock to the public initially at the offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $          per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share on sales to certain
other dealers. The offering of the shares is made for delivery when, as, and if accepted by the Underwriters and subject to prior sale and withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the public offering of the Common Stock, the public offering price and the concessions may be changed by the Managing Underwriters.

     The Company has granted to the Underwriters an option for 30 days from the date of this Prospectus to purchase up to 300,000 additional shares of Common Stock. The Underwriters may exercise such option only to cover over-allotments of the Common Stock offered hereby. To the extent the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase the number of additional shares of Common Stock proportionate to such Underwriter's initial commitment.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including any liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, its executive officers and directors and certain shareholders of the Company have agreed not to offer, sell, contract to sell, grant any option to purchase, transfer or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock for a period of 90 days from the date of this Prospectus without the prior written consent of Dillon, Read & Co. Inc.

     The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     Vector Securities International, Inc. ("Vector") is serving as financial advisor to the Company in connection with establishing certain collaborative arrangements with potential corporate partners. For its services, Vector will receive from the Company a cash retainer and certain fees based on the aggregate consideration received by the Company, its shareholders or employees in a transaction.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Diego, California. A partner of such firm owns 1,868 shares of the Common Stock. Certain legal matters will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, San Diego, California. A member of such firm and affiliated investment partnerships own an aggregate of 29,977 shares of the Common Stock and warrants to purchase 100 shares of the Common Stock. An opinion with respect to certain government regulations will be provided to the Underwriters by Hyman, Phelps & McNamara, P.C., Washington, D.C.

                                    EXPERTS

     The financial statements of DepoTech Corporation at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements in this Prospectus under the caption "Risk
Factors -- Patents and Proprietary Technology," "Business -- Product Research and Development Programs" and "Business -- Patents and Proprietary Rights" and other references therein to intellectual property have been reviewed and approved by Fish & Richardson, P.C., patent counsel for the Company, as experts in such matters and are included herein in reliance upon that review and approval.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at the same address.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors.....................................   F-2
Balance Sheets at December 31, 1994 and 1995 and March 31, 1996 (unaudited)...........   F-3
Statements of Operations for each of the three years in the period ended December 31,
  1995, and the three months ended March 31, 1995 and 1996 (unaudited)................   F-4
Statements of Shareholders' Equity for each of the three years in the period ended
  December 31, 1995, and the three months ended March 31, 1996 (unaudited)............   F-5
Statements of Cash Flows for each of the three years in the period ended December 31,
  1995, and the three months ended March 31, 1995 and 1996 (unaudited)................   F-6
Notes to Financial Statements.........................................................   F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
DepoTech Corporation

     We have audited the accompanying balance sheets of DepoTech Corporation as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DepoTech Corporation at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
February 16, 1996

                              DEPOTECH CORPORATION

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                       -------------------------
                                                          1994          1995
                                                       -----------   -----------    MARCH 31,
                                                                                      1996
                                                                                   -----------
                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................  $ 4,624,340   $ 5,883,911   $ 6,373,076
  Short-term investments.............................    5,358,706    32,777,623    24,172,490
  Accounts receivable from Chiron collaboration......      243,877       400,000     1,145,654
  Other current assets...............................      128,384       566,924       855,913
                                                       -----------   -----------   -----------
          Total current assets.......................   10,355,307    39,628,458    32,547,133
Property and equipment, net..........................    4,326,742     8,610,978    12,508,819
Restricted cash......................................      437,600       420,860       420,860
Deposits and other assets............................      227,005       317,277       336,083
                                                       -----------   -----------   -----------
          Total assets...............................  $15,346,654   $48,977,573   $45,812,895
                                                       ===========   ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................  $   848,599   $ 1,741,724   $   565,490
  Other accrued liabilities..........................      222,202       705,868       665,512
  Facilities payable.................................      237,569            --            --
  Current portion of obligations under capital leases
     and loans.......................................      516,367     1,805,494     1,502,668
                                                       -----------   -----------   -----------
          Total current liabilities..................    1,824,737     4,253,086     2,733,670
Deferred revenue from Chiron collaboration...........    1,000,000            --            --
Deferred rent........................................      112,345       387,947       601,293
Obligations under capital leases, less current
  portion............................................    1,274,381     2,831,010     3,592,219
Note payable.........................................      231,938            --            --
Commitments
Shareholders' equity:
  Preferred stock, no par value; 5,000,000 shares
     authorized in 1995 and 1996 and 7,400,000 shares
     authorized in 1994; 5,982,991 shares issued and
     outstanding at December 31, 1994................   26,560,830            --            --
  Common stock, no par value; 11,600,000 authorized
     in 1994 and 30,000,000 shares authorized in 1995
     and 1996; 1,531,263, 11,285,630 and 11,364,978
     shares issued and outstanding at December 31,
     1994 and 1995 and March 31, 1996,
     respectively....................................       82,486    67,133,738    67,190,282
  Deferred compensation related to stock options,
     net.............................................           --      (214,448)     (201,326)
  Unrealized gain on short-term investments..........       26,928       206,172         6,924
  Accumulated deficit................................  (15,766,991)  (25,619,932)  (28,110,167)
                                                       -----------   -----------   -----------
          Total shareholders' equity.................   10,903,253    41,505,530    38,885,713
                                                       -----------   -----------   -----------
          Total liabilities and shareholders'
            equity...................................  $15,346,654   $48,977,573   $45,812,895
                                                       ===========   ===========   ===========

See accompanying notes.

                              DEPOTECH CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                           THREE MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,                     MARCH 31,
                           -----------------------------------------    -------------------------
                              1993           1994           1995           1995          1996
                           -----------    -----------    -----------    ----------    -----------
                                                                               (UNAUDITED)
Revenues:
  Contract revenue.......  $    69,500    $   582,120    $ 5,825,784    $3,154,540    $ 1,200,654
  Marketing rights fee...           --             --      1,000,000     1,000,000             --
                           -----------    -----------    -----------    ----------    -----------
Total revenues...........       69,500        582,120      6,825,784     4,154,540      1,200,654
Costs and expenses:
  Research and
     development.........    3,231,169      7,426,815     12,699,247     2,411,589      3,271,404
  General and
     administration......      827,250      1,880,861      2,826,538       463,431        786,261
                           -----------    -----------    -----------    ----------    -----------
Total costs and
  expenses...............    4,058,419      9,307,676     15,525,785     2,875,020      4,057,665
Income (loss) from
  operations.............   (3,988,919)    (8,725,556)    (8,700,001)    1,279,520     (2,857,011)
Interest income..........      128,652        286,984      1,084,244       207,375        511,359
Interest expense.........      (36,639)      (122,915)      (404,790)      (52,417)      (144,583)
                           -----------    -----------    -----------    ----------    -----------
Net income (loss)........  $(3,896,906)   $(8,561,487)   $(8,020,547)   $1,434,478    $(2,490,235)
                           ===========    ===========    ===========    ==========    ===========
Net income (loss) per
  share..................  $     (0.78)   $     (1.26)   $     (0.92)   $     0.17    $     (0.22)
                           ===========    ===========    ===========    ==========    ===========
Shares used in computing
  net income (loss) per
  share..................    4,989,332      6,773,178      8,717,550     8,593,063     11,320,501
                           ===========    ===========    ===========    ==========    ===========

See accompanying notes.

                              DEPOTECH CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                            DEFERRED
                                           CONVERTIBLE                                        NOTES       COMPENSATION
                                         PREFERRED STOCK              COMMON STOCK          RECEIVABLE      RELATED
                                    -------------------------   ------------------------       FROM         TO STOCK
                                      SHARES        AMOUNT        SHARES       AMOUNT      SHAREHOLDERS     OPTIONS
                                    ----------   ------------   ----------   -----------   ------------   ------------
Balance at January 1, 1993........   3,333,127   $  7,579,645    1,308,029   $    13,080     $ (9,600)     $       --
  Issuance of common stock........          --             --        1,082            11           --              --
  Issuance of convertible
    preferred stock...............   1,045,974      6,428,860           --            --           --              --
  Net loss........................          --             --           --            --           --              --
                                    ----------    -----------   ----------   -----------      -------       ---------
Balance at December 31, 1993......   4,379,101     14,008,505    1,309,111        13,091       (9,600)             --
  Issuance of common stock........          --             --      222,152        69,395           --              --
  Issuance of convertible
    preferred stock...............   1,603,890     10,656,296           --            --           --              --
  Accretion on convertible
    preferred stock...............          --      1,896,029           --            --           --              --
  Forgiveness of notes receivable
    from shareholders.............          --             --           --            --        9,600              --
  Unrealized gain on
    investments...................          --             --           --            --           --              --
  Net loss........................          --             --           --            --           --              --
                                    ----------    -----------   ----------   -----------      -------       ---------
Balance at December 31, 1994......   5,982,991     26,560,830    1,531,263        82,486           --              --
  Issuance of common stock........          --             --       78,908        36,306           --              --
  Exercise of warrants............          --             --      242,468       308,654           --              --
  Deferred compensation related to
    issuance of stock options.....          --             --           --       262,438           --        (262,438)
  Amortization of deferred
    compensation..................          --             --           --            --           --          47,990
  Accretion on convertible
    preferred stock...............          --      1,832,394           --            --           --              --
  Unrealized gain on
    investments...................          --             --           --            --           --              --
  Issuance of common stock upon
    initial public offering,
    net...........................          --             --    3,450,000    38,050,630           --              --
  Conversion of convertible
    preferred stock upon initial
    public offering...............  (5,982,991)   (28,393,224)   5,982,991    28,393,224           --              --
  Net loss........................          --             --           --            --           --              --
                                    ----------    -----------   ----------   -----------      -------       ---------
Balance at December 31, 1995......          --             --   11,285,630    67,133,738           --        (214,448)
  Issuance of common stock
    (unaudited)...................          --             --       79,348        56,544           --              --
  Amortization of deferred
    compensation (unaudited)......          --             --           --            --           --          13,122
  Unrealized loss on investments
    (unaudited)...................          --             --           --            --           --              --
  Net loss (unaudited)............          --             --           --            --           --              --
                                    ----------    -----------   ----------   -----------      -------       ---------
Balance at March 31, 1996
  (unaudited).....................          --   $         --   11,364,978   $67,190,282     $     --      $ (201,326)
                                    ==========    ===========   ==========   ===========      =======       =========


                                    UNREALIZED GAIN                     TOTAL
                                          ON          ACCUMULATED    SHAREHOLDERS'
                                      INVESTMENTS       DEFICIT         EQUITY
                                    ---------------   ------------   ------------
Balance at January 1, 1993........     $      --      $ (1,412,569)  $ 6,170,556
  Issuance of common stock........            --                --            11
  Issuance of convertible
    preferred stock...............            --                --     6,428,860
  Net loss........................            --        (3,896,906)   (3,896,906 )
                                       ---------      ------------   -----------
Balance at December 31, 1993......            --        (5,309,475)    8,702,521
  Issuance of common stock........            --                --        69,395
  Issuance of convertible
    preferred stock...............            --                --    10,656,296
  Accretion on convertible
    preferred stock...............            --        (1,896,029)           --
  Forgiveness of notes receivable
    from shareholders.............            --                --         9,600
  Unrealized gain on
    investments...................        26,928                --        26,928
  Net loss........................            --        (8,561,487)   (8,561,487 )
                                       ---------      ------------   -----------
Balance at December 31, 1994......        26,928       (15,766,991)   10,903,253
  Issuance of common stock........            --                --        36,306
  Exercise of warrants............            --                --       308,654
  Deferred compensation related to
    issuance of stock options.....            --                --            --
  Amortization of deferred
    compensation..................            --                --        47,990
  Accretion on convertible
    preferred stock...............            --        (1,832,394)           --
  Unrealized gain on
    investments...................       179,244                --       179,244
  Issuance of common stock upon
    initial public offering,
    net...........................            --                --    38,050,630
  Conversion of convertible
    preferred stock upon initial
    public offering...............            --                --            --
  Net loss........................            --        (8,020,547)   (8,020,547 )
                                       ---------      ------------   -----------
Balance at December 31, 1995......       206,172       (25,619,932)   41,505,530
  Issuance of common stock
    (unaudited)...................            --                --        56,544
  Amortization of deferred
    compensation (unaudited)......            --                --        13,122
  Unrealized loss on investments
    (unaudited)...................      (199,248)               --      (199,248 )
  Net loss (unaudited)............            --        (2,490,235)   (2,490,235 )
                                       ---------      ------------   -----------
Balance at March 31, 1996
  (unaudited).....................     $   6,924      $(28,110,167)  $38,885,713
                                       =========      ============   ===========

See accompanying notes.

                              DEPOTECH CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                                 THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                    ---------------------------------------   -------------------------
                                                       1993          1994          1995          1995          1996
                                                    -----------   -----------   -----------   -----------   -----------
                                                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).................................  $(3,896,906)  $(8,561,487)  $(8,020,547)  $ 1,434,478   $(2,490,235)
Adjustments to reconcile net income (loss) to net
  cash used by operating activities:
  Depreciation and amortization...................       79,842       582,939       837,168       186,675       326,529
  Deferred revenue from Chiron collaboration......           --     1,000,000    (1,000,000)   (1,000,000)           --
  Amortization of deferred compensation...........           --            --        47,990            --        13,122
  Deferred rent...................................       15,024         7,173       275,602        22,457       213,346
  Issuance of note payable in exchange for
    acquired technology...........................           --       231,938            --            --            --
  Forgiveness of employee notes receivable........           --       128,508        56,333            --            --
  Changes in operating assets and liabilities:
    Accounts receivable from Chiron
      collaboration...............................           --      (243,877)     (156,123)     (425,295)     (745,654)
    Other current assets..........................     (245,204)       22,662      (494,873)      160,556      (288,989)
    Deposits and other assets.....................           --      (162,064)     (115,614)      (13,244)      (21,165)
    Accounts payable and other accrued
      liabilities.................................      383,065       592,537     1,376,791      (400,449)   (1,216,589)
                                                    ------------  ------------  ------------  ------------  ------------
Net cash used by operating activities.............   (3,664,179)   (6,401,671)   (7,193,273)      (34,822)   (4,209,635)
INVESTING ACTIVITIES
Purchases of short-term investments...............           --   (12,228,388)  (38,410,705)   (5,089,583)   (5,227,801)
Proceeds from sale or maturities of short-term
  investments.....................................           --     6,896,610    11,171,032     3,370,584    13,633,686
Purchases of property and equipment...............     (675,669)   (1,362,231)   (1,419,044)     (123,754)   (3,419,548)
Restricted cash...................................     (604,251)      166,651        16,740        59,200            --
                                                    ------------  ------------  ------------  ------------  ------------
Net cash provided (used) by investing
  activities......................................   (1,279,920)   (6,527,358)  (28,641,977)   (1,783,553)    4,986,337
FINANCING ACTIVITIES
Repayment on capital lease obligations............      (61,663)     (300,842)     (831,262)     (136,568)     (347,335)
Proceeds from issuance of common stock, net.......           11        69,395    38,163,652         2,656        56,544
Proceeds from issuances of convertible preferred
  stock, net......................................    6,428,860    10,678,720            --            35            --
Reimbursement for assets refinanced as capital
  leases..........................................           --            --            --       173,129         3,254
Repayment of facilities payable...................           --      (413,000)     (237,569)           --            --
Proceeds from bank borrowing......................           --            --     4,000,000            --            --
Payment on bank borrowing.........................           --            --    (4,000,000)           --            --
                                                    ------------  ------------  ------------  ------------  ------------
Net cash provided (used) by financing
  activities......................................    6,367,208    10,034,273    37,094,821        39,252      (287,537)
                                                    ------------  ------------  ------------  ------------  ------------
Net increase (decrease) in cash and cash
  equivalents.....................................    1,423,109    (2,894,756)    1,259,571    (1,779,123)      489,165
Cash and cash equivalents at the beginning of
  period..........................................    6,095,987     7,519,096     4,624,340     4,624,340     5,883,911
                                                    ------------  ------------  ------------  ------------  ------------
Cash and cash equivalents at the end of period....    7,519,096     4,624,340     5,883,911     2,845,217     6,373,076
Short-term investments at the end of period.......           --     5,358,706    32,777,623     7,085,876    24,172,490
                                                    ------------  ------------  ------------  ------------  ------------
Cash, cash equivalents and short-term investments
  at the end of period............................  $ 7,519,096     9,983,046   $38,661,534   $ 9,931,093   $30,545,566
                                                    ============  ============  ============  ============  ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
Property and equipment acquired through capital
  leases and loans................................  $   492,217   $ 1,661,036   $ 3,677,018   $   493,529   $   802,464
                                                    ============  ============  ============  ============  ============
Facilities payable recorded for leasehold
  improvements....................................  $   413,000   $   237,569   $        --   $        --   $        --
                                                    ============  ============  ============  ============  ============
Issuance of common stock in exchange for note
  payable.........................................  $        --   $        --   $   231,938   $        --   $        --
                                                    ============  ============  ============  ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid.....................................  $    35,639   $   122,915   $   404,790   $    52,417   $   144,582
                                                    ============  ============  ============  ============  ============

See accompanying notes.

                              DEPOTECH CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

        INFORMATION AS OF MARCH 31, 1996, AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996, IS UNAUDITED

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business Activities

     DepoTech Corporation (the "Company") was incorporated in California on October 30, 1989. The Company is a drug delivery company engaged in the development and manufacture of sustained-release therapeutic products based on DepoFoam, an injectable, depot drug delivery technology.

  Interim Financial Information

     The financial statements as of March 31, 1996, and for the three months ended March 31, 1995 and 1996, are unaudited, but in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair statement of financial position as of such date and the operating results and cash flows for such periods. Results for the interim period are not necessarily indicative of results to be expected for the entire year.

  Cash, Cash Equivalents and Short-Term Investments

     The Company invests its excess cash in deposit accounts, money market accounts, commercial paper and U.S. Government securities. The Company has established guidelines relative to diversification and maturities that maintain safety and an adequate level of liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

     The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. Short-term investments are classified as available-for-sale, and are carried at market value, in accordance with Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The unrealized gain or loss on such investments is reported as a separate component of shareholders' equity. Since such unrealized gain or loss had no cash effect, it is not reflected in the statements of cash flows.

  Property and Equipment

     Property and equipment consist primarily of manufacturing, laboratory and office equipment and leasehold improvements and are stated at cost. Depreciation and amortization are calculated using the straight-line method over the shorter of the estimated useful life of the assets (ranging from three to fifteen years) or the lease term.

  Restricted Cash

     Restricted cash consists of certificates of deposit maintained as collateral for letters of credit securing certain lease agreements.

  Patent Costs

     Included in deposits and other assets are patent and trademark filing costs totaling approximately $324,000 and $316,000 at December 31, 1995 and March 31, 1996, respectively, which are amortized over the estimated economic life of the patents or trademarks when issued.

                              DEPOTECH CORPORATION

        INFORMATION AS OF MARCH 31, 1996, AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996, IS UNAUDITED

  Deferred Rent

     Rent expense is recognized on a straight-line basis over the term of the lease. Accordingly, rent expense incurred in excess of rent paid is recorded as deferred rent.

  Contract Revenues and Expenses

     Contract revenue is recorded as earned based on the performance requirements of the contract. Research and development costs are expensed as incurred.

  Stock Options

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options is not less than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Accounting Standard on Impairment of Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (FAS 121), regarding the impairment of long-lived assets, identifiable intangibles and goodwill related to those assets. FAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The adoption of FAS 121 during the three months ended March 31, 1996 had no effect on the accompanying financial statements.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Net Income (Loss) Per Share

     For periods subsequent to the completion of the Company's initial public offering ("IPO") in October 1995, loss per share information is computed using the weighted average number of common shares outstanding. Common share equivalents have not been included in computing net loss per share since the effect would be antidilutive.

     Prior to the IPO, net income (loss) per share is computed using the weighted average number of common shares outstanding during the period, plus dilutive common share equivalents for the three months ended March 31, 1995. Pursuant to the requirements of the Securities and Exchange Commission ("SEC"), common stock issued by the Company during the twelve months immediately preceding the IPO, plus the number of common equivalent shares which were granted during the same period pursuant to the grant of stock options and warrants, have been included in the calculation of the shares used in computing net income (loss) per share as if these shares were outstanding for all periods presented using the treasury stock method. In addition, pursuant to SEC policy, the calculation of the

                              DEPOTECH CORPORATION

        INFORMATION AS OF MARCH 31, 1996, AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996, IS UNAUDITED

shares used in computing net income (loss) per share also includes convertible preferred shares which converted into common shares upon the closing of the IPO as if they were converted into common shares as of the original dates of issuance.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.

2. CHIRON COLLABORATION

     In March 1994, the Company entered into a collaboration agreement ("the Collaboration Agreement") with Chiron Corporation ("Chiron") to develop and commercialize sustained release formulations of selected generic products and certain Chiron proprietary products using the Company's drug delivery technology. Under the agreement, Chiron purchased 400,000 shares of the Company's Series C preferred stock for $6.25 per share and a warrant to purchase 365,000 shares of Series C preferred stock at an exercise price of $6.25 per share for $1 million. The warrant was terminated and converted into a marketing rights fee to the Company upon the achievement of a development milestone in January 1995.

     The Collaboration Agreement grants Chiron rights to market and sell the Company's initial product, DepoCyt, in the United States, Canada and Europe. Phase III clinical trial costs of DepoCyt incurred subsequent to June 1993 will be shared equally by Chiron and the Company. Any additional clinical trials required in Europe will be funded entirely by Chiron. Canadian registration expenses will be funded by Chiron. The Company will manufacture DepoCyt, Chiron will market, sell and distribute the product, and the parties will share all profits equally. Chiron will make additional payments to the Company upon achievement of certain milestones in the development of DepoCyt. Chiron also has a right of first refusal to obtain a license to alternate DepoFoam formulations of cytarabine under terms and conditions to be negotiated in the future.

     Reimbursable clinical trial costs incurred by the Company totaled $708,082, $1,790,460 and $2,541,847 for the years ended December 31, 1993, 1994 and 1995, respectively, and $576,441 and $990,403 for the three months ended March 31, 1995 and 1996, respectively. The cumulative amount due through December 31, 1994 became billable and was recognized as contract revenue upon the achievement of a development milestone in January 1995.

     The Collaboration Agreement also provides for the joint development of DepoFoam formulations of certain compounds proprietary to Chiron ("Chiron Products"). Feasibility studies on IGF-1 and IL-2 have been completed and scale-up and preclinical development are currently underway to support an IND filing for one of the compounds. In addition, Chiron and the Company have agreed to initiate another feasibility study on an additional Chiron proprietary compound or an additional indication for IGF-1 to begin in the second half of 1996. In 1997 and thereafter, Chiron must fund one feasibility program for a Chiron Product per year or lose its option to develop DepoFoam formulations of additional Chiron proprietary compounds. The agreement provides that Chiron will pay the Company for its feasibility efforts, and that Chiron will be responsible for all development costs thereafter. The agreement also provides for Chiron to make payments to the Company upon achievement of certain development milestones for the Chiron Products. Chiron will have exclusive, worldwide distribution rights to all Chiron Products and will manufacture the bulk unencapsulated drug. The Company will then encapsulate the bulk drug in DepoFoam creating the Chiron Products, and Chiron will market, sell and distribute the Chiron Products. Chiron will compensate the Company based on both manufacturing costs, including a manufacturing profit, and a percentage of Chiron's sale of the Chiron Products.

                              DEPOTECH CORPORATION

        INFORMATION AS OF MARCH 31, 1996, AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996, IS UNAUDITED

     Both the Company and Chiron have the ability to terminate a portion or all of the collaboration at certain intervals and with advance notice. In addition, Chiron has the ability to terminate the development of a Chiron Product with a limited amount of advance notice.

3. SHORT-TERM INVESTMENTS

     The following is a summary of available-for-sale short-term investments:

                                                       GROSS        GROSS        ESTIMATED
                                                      UNREALIZED   UNREALIZED      FAIR
                                         COST          GAINS        LOSSES         VALUE
                                      -----------     --------     --------     -----------
    DECEMBER 31, 1994
    U.S. Government Securities......  $ 4,328,270     $ 25,442     $ (6,232)    $ 4,347,480
    Corporate Obligations...........      500,000        7,158           --         507,158
    Certificates of Deposit.........      503,508          560           --         504,068
                                      -----------     ----------   --------     -----------
                                      $ 5,331,778     $ 33,160     $ (6,232)    $ 5,358,706
                                      ===========     ==========   ========     ===========

                                                       GROSS        GROSS        ESTIMATED
                                                      UNREALIZED   UNREALIZED      FAIR
                                         COST          GAINS        LOSSES         VALUE
                                      -----------     --------     --------     -----------
    DECEMBER 31, 1995
    U.S. Government Securities......  $32,072,511     $205,047     $     --     $32,277,558
    Certificates of Deposit.........      498,940        1,125           --         500,065
                                      -----------     ----------   --------     -----------
                                      $32,571,451     $206,172     $     --     $32,777,623
                                      ===========     ==========   ========     ===========

                                                       GROSS        GROSS        ESTIMATED
                                                      UNREALIZED   UNREALIZED      FAIR
                                         COST          GAINS        LOSSES         VALUE
                                      -----------     --------     --------     -----------
    MARCH 31, 1996
    U.S. Government Securities......  $23,666,626     $ 61,836     $(55,922)    $23,672,540
    Certificates of Deposit.........      498,940        1,010           --         499,950
                                      -----------     ----------   --------     -----------
                                      $24,165,566     $ 62,846     $(55,922)    $24,172,490
                                      ===========     ==========   ========     ===========

     The amortized cost and estimated fair value of short-term investments at December 31, 1995 and March 31, 1996, by contractual maturity, are shown below:

                                                                               ESTIMATED
                                                                                 FAIR
                                                                 COST            VALUE
                                                              -----------     -----------
    DECEMBER 31, 1995
    Due in one year or less.................................  $ 9,067,985     $ 9,089,589
    Due after one year through three years..................   23,503,466      23,688,034
                                                              -----------     -----------
                                                              $32,571,451     $32,777,623
                                                              ===========     ===========

                              DEPOTECH CORPORATION

        INFORMATION AS OF MARCH 31, 1996, AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996, IS UNAUDITED

                                                                               ESTIMATED
                                                                                 FAIR
                                                                 COST            VALUE
                                                              -----------     -----------
    MARCH 31, 1996
    Due in one year or less.................................  $ 1,974,751     $ 1,974,071
    Due after one year through three years..................   22,190,815      22,198,419
                                                              -----------     -----------
                                                              $24,165,566     $24,172,490
                                                              ===========     ===========

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                       DECEMBER 31,
                                                --------------------------      MARCH 31,
                                                   1994           1995            1996
                                                ----------     -----------     -----------
    Manufacturing, laboratory and office
      equipment...............................  $3,358,696     $ 7,184,905     $ 8,097,738
    Leasehold improvements....................   1,308,810       1,989,257       1,996,778
    Leasehold improvements under
      construction............................     350,602         939,853       4,241,510
                                                ----------     -----------     -----------
                                                 5,018,108      10,114,015      14,336,026
    Less accumulated depreciation and
      amortization............................    (691,366)     (1,503,037)     (1,827,207)
                                                ----------     -----------     -----------
                                                $4,326,742     $ 8,610,978     $12,508,819
                                                ==========     ===========     ===========

5. TECHNOLOGY ASSIGNMENT

     In 1994, in connection with an assignment agreement under which the Company was assigned exclusive rights to certain intellectual property, the Company issued 108,029 shares of common stock and a warrant to purchase 154,327 shares of Preferred Stock at $2.00 per share. During 1994, the Company also issued a non-interest bearing note payable in the amount of $231,938, which was expensed as acquired in-process research and development. Upon the completion of the IPO, the warrant was exercised and the note and cash were exchanged for common stock. Royalties or a percentage of royalties will be paid to the assignor on revenues from the sale of DepoCyt or other products incorporating the acquired technology or other consideration received by the Company from licensees.

     The assignor has the right to terminate the agreement or to convert the exclusive nature of the rights granted under the agreement into a nonexclusive license in the event that the Company does not make certain minimum annual payments or upon certain other events.

6. COMMITMENTS

     The Company leases its facilities and certain equipment under operating and capital leases and loans. Provisions of the facilities leases provide for abatement of rent during certain periods and escalating rent payments during the lease terms which extend to dates through August 1, 2015. Included in restricted cash and deposits and other assets are $480,854, $449,107 and $465,076 related

                              DEPOTECH CORPORATION

        INFORMATION AS OF MARCH 31, 1996, AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996, IS UNAUDITED

to these agreements at December 31, 1994 and 1995 and March 31, 1996, respectively. Annual future minimum lease and loan payments as of December 31, 1995 are as follows:

                                                                                CAPITAL
                                                               OPERATING      LEASES AND
                                                                LEASES           LOANS
                                                              -----------     -----------
    Year Ending December 31:
      1996..................................................  $ 2,828,159     $ 2,243,566
      1997..................................................    3,067,552       1,527,194
      1998..................................................    3,186,448       1,273,614
      1999..................................................    3,309,102         469,139
      2000..................................................    3,448,411              --
    Thereafter..............................................   55,119,881              --
                                                              -----------     ------------
              Total.........................................  $70,959,553       5,513,513
                                                              ===========
    Less amount representing interest.......................                     (877,009)
                                                                              ------------
    Present value of net minimum payments...................                    4,636,504
    Less current portion....................................                   (1,805,494)
                                                                              ------------
    Amounts due after one year..............................                  $ 2,831,010
                                                                              ============

     The Company subleased certain of its existing laboratory and administrative facilities. Rental income from the sublease agreement over the next five years will range from $71,000 to $298,000 per year.

     At December 31, 1995, the Company had short-term loans totaling $562,788 which were issued for progress payments on the purchase of manufacturing equipment. Such loans will be converted into capital leases over a term of four years.

     Assets acquired under capital leases and loans consist of manufacturing, laboratory and office equipment and leasehold improvements with an aggregate cost of approximately $2.1 million, $5.8 million and $6.6 million at December 31, 1994 and 1995 and March 31, 1996, respectively. Accumulated amortization of assets acquired under these arrangements is included in total depreciation and amortization.

     Rent expense was approximately $178,000, $583,000 and $1,467,000, during the years ended December 31, 1993, 1994 and 1995, respectively, and $202,000 and $817,000 for the three months ended March 31, 1995 and 1996, respectively.

7. SHAREHOLDERS' EQUITY

  Deferred Compensation

     Pursuant to certain provisions of the SEC regulations, the Company recorded and is amortizing over the related vesting periods deferred compensation representing the difference between the exercise price of stock options granted and the deemed fair value (for accounting purposes) of the Company's common stock at the date of grant. Stock options generally vest over four to five years. Shares included in the computation of deferred compensation include option grants to employees and officers of the Company from July 1994 through June 1995.

                              DEPOTECH CORPORATION

        INFORMATION AS OF MARCH 31, 1996, AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996, IS UNAUDITED

  Stock Purchase Warrants

     In connection with various stock purchase or lease financing transactions, the Company has issued warrants to purchase 42,354, 22,400 and 503,287 shares of common stock at prices of $2.75, $6.25 and $7.00 per share, respectively. The warrants are generally exercisable through 2001, and all remain outstanding at December 31, 1995 and March 31, 1996.

  Stock Option Plans

     The 1995 Stock Option/Stock Issuance Plan ("the Plan") provides for both incentive and nonqualified stock options to be granted to employees, directors and consultants of the Company. The Plan provides that incentive stock options will be granted at no less than the fair value of the Company's common stock (no less than 85% of the fair value for nonqualified stock options) at the date of the grant. In May 1996, the Company's shareholders approved increasing shares issuable under the Plan to 2,000,000 shares. No options granted under the Plan have a term in excess of ten years.

     The stock option activity for the three years ended December 31, 1995 and for the three months ended March 31, 1996 is as follows:

                                                           SHARES               PRICE
                                                          ---------     ---------------------
    Outstanding at January 1, 1993......................    308,700     $   .01   -       .10
      Options granted...................................    454,650     $   .10   -       .80
      Options exercised.................................     (1,082)    $                 .01
      Options cancelled.................................     (3,418)    $   .01   -       .25
                                                          ----------
    Outstanding at December 31, 1993....................    758,850     $   .01   -       .80
      Options granted...................................    389,650     $   .80   -      2.50
      Options exercised.................................   (222,152)    $   .01   -      2.00
      Options cancelled.................................     (9,034)    $   .01   -      1.25
                                                          ----------
    Outstanding at December 31, 1994....................    917,314     $   .01   -      2.50
      Options granted...................................    258,300     $  3.00   -     15.25
      Options exercised.................................    (48,908)    $   .01   -      4.00
      Options cancelled.................................    (24,267)    $   .01   -     12.00
                                                          ----------
    Outstanding at December 31, 1995....................  1,102,439     $   .01   -     15.25
      Options granted...................................    114,319     $19.625   -   21.1135
      Options exercised.................................    (79,348)    $   .01   -     12.00
      Options cancelled.................................    (15,037)    $  2.00   -     12.00
                                                          ----------
    Outstanding at March 31, 1996.......................  1,122,373     $   .01   -    21.113
                                                          ==========

     At December 31, 1995, options for 415,790 shares were exercisable and 375,419 shares were available for future grant. At March 31, 1996, options for 422,953 shares were exercisable and 276,137 shares were available for future grant.

  Employee Stock Purchase Plan

     In June 1995, the Company adopted an Employee Stock Purchase Plan ("the ESPP") whereby employees, at their option, can purchase shares of Company common stock through payroll deductions at the lower of 85% of fair market value on the ESPP offering date or on certain other predetermined

                              DEPOTECH CORPORATION

        INFORMATION AS OF MARCH 31, 1996, AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996, IS UNAUDITED

exercise dates. The Company has reserved 250,000 shares of common stock for issuance under the ESPP.

8. INCOME TAXES

     At December 31, 1995, the Company has federal and California tax net operating loss carryforwards of approximately $22,300,000 and $6,500,000, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California franchise tax purposes and the fifty-percent limitation on California loss carryforwards.

     The federal and California tax loss carryforwards will begin expiring in 2005 and 1997, respectively, unless previously utilized. The Company also has federal and California research and development tax credit carryforwards totaling $684,000 and $351,000, respectively, which will being expiring in 2005 unless previously utilized.

     Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the Company's net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three year period.

     Significant components of the Company's deferred tax assets and liabilities are shown below. A valuation allowance of $9,900,000, of which $3,770,000 is related to 1995, has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

                                                                      DECEMBER 31,
                                                               --------------------------
                                                                  1994           1995
                                                               ----------     -----------
    Deferred tax assets:
      Net operating loss carryforwards.......................  $4,779,000     $ 8,192,000
      Research and development credit carryforwards..........     809,000         912,000
      Capitalized research expenses..........................     626,000         826,000
      Other..................................................      39,000         272,000
                                                               ----------     -----------
    Net deferred tax assets..................................   6,253,000      10,202,000
    Valuation allowance for deferred tax assets..............  (6,130,000)     (9,900,000)
                                                               ----------     -----------
    Total deferred tax assets................................     123,000         302,000
    Deferred tax liabilities:
      Depreciation...........................................    (123,000)       (302,000)
                                                               ----------     -----------
      Net deferred tax assets................................  $       --     $        --
                                                               ==========     ===========

9. SUBSEQUENT EVENT (UNAUDITED)

     During April 1996, the Company entered into an agreement to expand an existing lease line from $2.6 million to $5.1 million. The incremental borrowing amount of $2.5 million was used to finance certain tenant improvement and equipment costs incurred in the first quarter of 1996.

     During June 1996, the Company established a credit line with a bank for borrowing up to $9 million to finance certain capital equipment expenditures. Borrowings under the credit line will bear interest at either a floating rate equal to prime plus .5% per annum or a fixed rate equal to the treasury rate, as defined, plus 4% per annum, as elected by the Company. The credit line expires on June 30, 2001.

[PHOTOGRAPH SHOWING THE COMPANY'S DEPOFOAM 10X MANUFACTURING FACILITY]

[PHOTOGRAPH SHOWING THE COMPANY'S HEADQUARTERS]

[PHOTOGRAPH SHOWING VIALS OF CLIINICAL TRIAL MATERIALS]

          ------------------------------------------------------------
          ------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO ANY MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    2
The Company................................    5
Risk Factors...............................    6
Use of Proceeds............................   15
Price Range of Common Stock................   15
Dividend Policy............................   15
Capitalization.............................   16
Dilution...................................   17
Selected Financial Data....................   18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   19
Business...................................   22
Management.................................   40
Certain Transactions.......................   50
Principal Shareholders.....................   51
Description of Capital Stock...............   54
Underwriting...............................   57
Legal Matters..............................   58
Experts....................................   58
Additional Information.....................   58
Index to Financial Statements..............  F-1

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

                          [DEPOTECH CORPORATION LOGO]

                            ------------------------

                                2,000,000 Shares

                                  Common Stock

                                   PROSPECTUS

                                            , 1996
                            ------------------------
                            DILLON, READ & CO. INC.

                                 UBS SECURITIES

                        VECTOR SECURITIES INTERNATIONAL,
                                      INC.
          ------------------------------------------------------------
          ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee, the Nasdaq National Market filing fee and the NASD fee.

    Registration fee.........................................................      17,944
    Nasdaq National Market fee...............................................      17,500
    NASD fee.................................................................       5,704
    Blue Sky fees and expenses...............................................      10,000
    Printing and engraving expenses..........................................      90,000
    Legal fees and expenses..................................................     100,000
    Accounting fees and expenses.............................................      50,000
    Transfer Agent and Registrar fees........................................       5,000
    Miscellaneous expenses...................................................      28,852
                                                                               ----------
              TOTAL..........................................................  $  325,000
                                                                               ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     (a) Section 317 of the California General Corporation Law provides for the indemnification of officers and directors of the Company against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

     (b) Article VI of the Bylaws of the Company provides that the Company shall have power to indemnify any person who is or was an agent of the Company as provided in Section 317 of the California General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the California General Corporation Law.

     (c) Article IV of the Company's Articles of Incorporation provides that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. Accordingly, a director will not be liable for monetary damages for breach of duty to the Company or its shareholders in any action brought by or in the right of the Company. However, a director remains liable to the extent required by law (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) for any act or omission occurring prior to the date when the exculpation provision became effective and (vii) for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. The effect of the provisions in the Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of duty as a director, including breaches resulting from negligent behavior in the context of transactions involving a change of control of the Company or otherwise, except in the situations described in clauses (i) through (vii) above. These provisions will not alter the liability of directors under federal securities laws.

     (d) Pursuant to authorization provided under the Articles of Incorporation, the Company has entered into indemnification agreements with each of its directors and officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by California law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification. The Company's Bylaws contain a provision of similar effect relating to advancement of expenses to a director or officer, subject to an undertaking to repay if it is ultimately determined that indemnification is unavailable.

     (e) There is directors and officers liability insurance now in effect which insures directors and officers of the Company.

     (f) The Underwriting Agreement (Exhibit 1.1 hereto) contains provisions by which the Underwriters have agreed to indemnify the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each director of the Company, and each officer of the Company who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since June 30, 1993, the Company has sold and issued the following unregistered securities:

          (1) From June 30, 1993 to June 30, 1996, the Company issued an aggregate of 718,600 options to purchase shares of Common Stock under the Prior Plans and an aggregate of 466,122 shares of Common Stock were issued through the exercise of options granted under the Prior Plans. For additional information concerning these transactions, reference is made to the information contained under the caption "Management -- Benefit Plans" in the form of the Prospectus included herein.

          (2) On December 31, 1993, the Company issued an aggregate of 1,020,974 shares of Series C Preferred Stock to various venture capital funds and certain other investors for an aggregate consideration of $6,381,088.

          (3) On January 1, 1994, the Company issued warrants to purchase an aggregate 22,400 shares of Series C Preferred Stock to Phoenix Leasing Incorporated ("PLI") in consideration of PLI having entered into a Master Lease Agreement with the Company.

          (4) On January 21, 1994, the Company issued an aggregate of 37,400 shares of Series C Preferred Stock to various investors for an aggregate consideration of $233,750.

          (5) On January 25, 1994, the Company issued an aggregate of 200,000 shares of Series C Preferred Stock to various venture capital funds for an aggregate consideration of $1,250,000.

          (6) On March 31, 1994, the Company issued an aggregate of 501,626 shares of Series C Preferred Stock to various venture capital funds and certain other institutional investors for an aggregate consideration of $3,135,163.

          (7) On March 31, 1994, the Company issued warrants to Chiron Corporation to purchase an aggregate of 365,000 shares of Series C Preferred Stock for an aggregate consideration of $1,000,000.

          (8) On December 16, 1994, the Company issued an aggregate of 864,864 shares of Series D Preferred Stock and warrants to purchase 288,288 shares of Series D Preferred Stock to various venture capital funds and certain other investors for an aggregate consideration of $6,082,878.

          (9) On December 16, 1994, the Company issued warrants to purchase an aggregate of 214,285 shares of Series D Preferred Stock to its landlord and certain affiliates.

          (10) On August 16, 1995, the Company issued 30,000 shares of Series D Preferred Stock and warrants to purchase 714 shares of Series D Preferred Stock to various venture capital funds and certain other investors.

     The sales and issuances of securities in the above transactions were deemed to be exempt under the Act by virtue of Section 4(2) thereof and/or Regulation D and Rule 701 promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Similar representations of investment intent were obtained and similar legends imposed in connection with any subsequent transfers of any such securities. The Company believes that all recipients had adequate access, through employment or other relationships, to information about the Company to make an informed investment decision.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

 EXHIBIT
 NUMBER
 1.1       Form of Underwriting Agreement.
 3.1(1)    Fourth Restated Articles of Incorporation of the Company (Exhibit 3.2).
 3.2(1)    Amended and Restated Bylaws of the Company (Exhibit 3.4).
 4.1(1)    Form of Certificate for Common Stock.
 5.1       Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.
10.1(1)    Form of Written Consent of Holders of Series A, Series B, Series C and Series D
           Preferred Stock to conversion.
10.3(1)    Amended and Restated Investors' Rights Agreement among the Company and certain shareholders of the Company, dated December 16, 1994, as amended pursuant to the
           Amendment to the Investors' Rights Agreement dated May 24, 1995.
10.7(1)    Series D Preferred Stock and Warrant Purchase Agreement among the Company and the purchasers identified on Schedule 1 to the Agreement, dated December 16, 1994.
10.8(1)    Master Equipment Lease Agreement dated March 30, 1992 between the Company and
           Western Technology Investment.
10.9(1)    Warrant to Purchase a Maximum of 10,909 Shares of Series B Preferred Stock issued to Western Technology Investment.
10.10(1)   Master Equipment Lease Agreement dated October 1, 1993 between the Company and
           Phoenix Leasing Incorporated.
10.12(1)   Master Equipment Lease dated March 20, 1995 between the Company and Phoenix
           Leasing Incorporated.
10.13(1)   Master Lease Agreement Number 10476 dated December 21, 1994, between the Company and and Lease Management Services, Inc.

 EXHIBIT
 NUMBER
10.14(1)   Addendum to Master Lease Agreement 10476 dated December 21, 1994, between the
           Company and Lease Management Services, Inc.
10.15(1)   Negative Covenant Pledge Agreement dated December 21, 1994, between the Company and Lease Management Services, Inc.
10.16(1)   Equipment Financing Agreement 10776 dated December 21, 1994, between the Company and Lease Management Services, Inc.
10.17(1)   Addendum to Equipment Financing Agreement 10776 dated January 5, 1995, between the
           Company and Lease Management Services, Inc.
10.18(1)   Lease for the Company's facilities at 11025 North Torrey Pines Road dated April 2,
           1992, as amended.
10.19(1)   Industrial Real Estate Triple Net Lease for the Company's facilities at 11011
           North Torrey Pines Road dated August 17, 1993
10.20(1)   Torrey Pines Science Center Industrial Real Estate Lease, dated December 8, 1994.
10.21(1)   Sublease for the Company's facilities at 11025 North Torrey Pines Road dated July
           9, 1993.
10.22(1)   Sublease for the Company's industrial lease at 10933 North Torrey Pines Road dated
           January 31, 1994.
10.27(1)   Form of Series B Preferred Stock Purchase Warrant dated July 14, 1992, July 15,
           1992, October 15, 1992 and October 27, 1992 between the Company and certain individuals listed on the attached schedule.
10.30(1)   Form of Series D Preferred Stock Purchase Warrant dated December 16, 1994 between the Company and certain individuals listed on the attached schedule.
10.31(1)   Series D Preferred Stock Purchase Warrant dated June 9, 1995 between the Company and Lankford/DPI Limited Partnership, a California Limited Partnership.
10.32(1)   Form of Amendment to Series B Warrant and Agreement to Exercise.
10.33(1)   Assignment Agreement dated February 9, 1994 by and between the Company and
           Research Development Foundation (with certain confidential portions omitted).
10.34(1)   Credit Note dated February 9, 1994 created by the Company in favor of Research
           Development Foundation.
10.35(1)   Memorandum of Understanding dated December 2, 1993 between the Company and Merck &
           Co., Inc. (with certain confidential portions omitted).
10.36(1)   Collaboration Agreement dated March 31, 1994 between the Company and Chiron
           Corporation (with certain confidential portions omitted).
10.38(1)   Offer Letter dated May 25, 1993 between the Company and Edward L. Erickson.
10.39(1)   Offer Letter dated June 2, 1994 between the Company and David B. Thomas.
10.40(1)   Consulting Agreement dated November 1, 1993 between the Company and Stephen B.
           Howell, M.D., as amended May 24, 1995.
10.41(1)   The Company's 1991 Stock Option Plan, as amended.
10.42(1)   1991 Stock Option Plan Form of Incentive Stock Option Agreement, as amended.
10.43(1)   1991 Stock Option Plan Form of Nonstatutory Option Agreement.
10.44(1)   1991 Stock Option Plan Form of Notice of Exercise and Stock Purchase Agreement.
10.45(1)   The Company's 1994 Stock Option Plan.
10.46(1)   1994 Stock Option Plan Form of Notice of Grant.
10.47(1)   1994 Stock Option Plan Form of Stock Option Agreement.
10.48(1)   1994 Stock Option Plan Form of Stock Purchase Agreement.

 EXHIBIT
 NUMBER
10.49(1)   The Company's 1995 Stock Option Plan.
10.50(1)   1995 Stock Option Plan Form of Notice of Grant.
10.51(1)   1995 Stock Option Plan Form of Stock Option Agreement.
10.52(1)   1995 Stock Option Plan Form of Stock Purchase Agreement.
10.53      The Company's 1995 Stock Option/Stock Issuance Plan, as amended.
10.54(1)   1995 Employee Stock Purchase Plan.
10.55(1)   Form of Employee Proprietary Information Agreement.
10.56(1)   Form of Indemnification Agreements between the Company and each of its directors.
10.57(1)   Form of Indemnification Agreement between the Company and each of its officers.
10.58(1)   Research Agreement between the Company and Isis Pharmaceuticals, Inc. dated August
           16, 1995 (with certain confidential portions omitted).
10.59(1)   Loan and Security Agreement dated August 16, 1995 between the Company and Silicon
           Valley Bank.
10.60(1)   Series D Preferred Stock Purchase Warrant dated August 16, 1995 between the
           Company and Silicon Valley Bank.
10.61(1)   Registration Rights Agreement dated August 16, 1995 between the Company and
           Silicon Valley Bank.
10.62(1)   Commitment Agreement dated August 16, 1995 among the Company and the lenders listed on attached Exhibit A.
10.63(1)   Continuing Guaranty dated August 16, 1995 between the Company and funds affiliated with Sanderling Ventures.
10.64(1)   Subordination Agreement dated August 16, 1995 between the Company and the lenders listed on Exhibit A to the Commitment Agreement.
10.65(2)   Extension to Equipment Financing Agreement 10776 dated December 8, 1995 between the Company and Lease Management Services, Inc.
10.66      Loan and Security Agreement dated June 18, 1996 between the Company and Silicon
           Valley Bank.
11.1       Computation of net income (loss) per share.
14.1       List of Material Foreign Patents.
23.1       Consent of Brobeck, Phleger & Harrison LLP (contained in its opinion filed as
           Exhibit 5.1).
23.2       Consent of Ernst & Young LLP, Independent Auditors.
23.3       Consent of Fish & Richardson, P.C.
24.1       Power of Attorney (see pages II-7 and II-8).

- ------------
     (1) Incorporated by reference to the same-numbered exhibit (except as otherwise indicated) to the Company's Registration Statement on Form S-1 (No. 33-95890), as amended.

     (2) Incorporated by reference to the same-numbered exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     (b) Financial Statement Schedules included separately in the Registration Statement.

     All schedules are omitted because they are not required, are not applicable or the information is included in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 10th day of July, 1996.

                                          DEPOTECH CORPORATION

                                          By /s/  Edward L. Erickson

                                          --------------------------------------
                                          Edward L. Erickson
                                          President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward L. Erickson and Dana S. McGowan, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to this Registration Statement and filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                  TITLE                       DATE
- ------------------------------------------  ------------------------------------  --------------
/s/  Edward L. Erickson                      President, Chief Executive Officer    July 10, 1996
- ------------------------------------------              and Director
(Edward L. Erickson)                           (Principal Executive Officer)
/s/  Dana S. McGowan                              Director of Finance and          July 10, 1996
- ------------------------------------------    Administration, Chief Financial
(Dana S. McGowan)                             Officer and Treasurer (Principal
                                             Financial and Accounting Officer)
/s/  Roger C. Davisson                                    Director                 July 10, 1996
- ------------------------------------------
(Roger C. Davisson)
/s/  Jean Deleage                                         Director                 July 10, 1996
- ------------------------------------------
(Jean Deleage)
/s/  George W. Dunbar, Jr.                                Director                 July 10, 1996
- ------------------------------------------
(George W. Dunbar, Jr.)
/s/  Stephen B. Howell                                    Director                 July 10, 1996
- ------------------------------------------
(Stephen B. Howell)

                SIGNATURE                                  TITLE                       DATE
- ------------------------------------------  ------------------------------------  --------------
/s/  Fred A. Middleton                        Chairman of the Board, Director      July 10, 1996
- ------------------------------------------
(Fred A. Middleton)
/s/  Peter Preuss                                         Director                 July 10, 1996
- ------------------------------------------
(Peter Preuss)
/s/  Pieter Strijkert                                     Director                 July 10, 1996
- ------------------------------------------
(Pieter Strijkert)

                                 EXHIBIT INDEX

                                                                                    SEQUENTIALLY
 EXHIBIT                                                                              NUMBERED
 NUMBER                                                                                 PAGE
- ---------                                                                           ------------
 1.1       Form of Underwriting Agreement. .......................................
 3.1(1)    Fourth Restated Articles of Incorporation of the Company (Exhibit
           3.2). .................................................................
 3.2(1)    Amended and Restated Bylaws of the Company (Exhibit 3.4). .............
 4.1(1)    Form of Certificate for Common Stock. .................................
 5.1       Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common
           Stock being registered. ...............................................
10.1(1)    Form of Written Consent of Holders of Series A, Series B, Series C and
           Series D Preferred Stock to conversion. ...............................
10.3(1)    Amended and Restated Investors' Rights Agreement among the Company and certain shareholders of the Company, dated December 16, 1994, as amended pursuant to the Amendment to the Investors' Rights Agreement dated
           May 24, 1995. .........................................................
10.7(1)    Series D Preferred Stock and Warrant Purchase Agreement among the
           Company and the purchasers identified on Schedule 1 to the Agreement, dated December 16, 1994. ..............................................
10.8(1)    Master Equipment Lease Agreement dated March 30, 1992 between the
           Company and Western Technology Investment. ............................
10.9(1)    Warrant to Purchase a Maximum of 10,909 Shares of Series B Preferred
           Stock issued to Western Technology Investment. ........................
10.10(1)   Master Equipment Lease Agreement dated October 1, 1993 between the
           Company and Phoenix Leasing Incorporated. .............................
10.12(1)   Master Equipment Lease dated March 20, 1995 between the Company and
           Phoenix Leasing Incorporated. .........................................
10.13(1)   Master Lease Agreement Number 10476 dated December 21, 1994, between the Company and and Lease Management Services, Inc. ...................
10.14(1)   Addendum to Master Lease Agreement 10476 dated December 21, 1994, between the Company and Lease Management Services, Inc. ...............
10.15(1)   Negative Covenant Pledge Agreement dated December 21, 1994, between the
           Company and Lease Management Services, Inc. ...........................
10.16(1)   Equipment Financing Agreement 10776 dated December 21, 1994, between the Company and Lease Management Services, Inc. .......................
10.17(1)   Addendum to Equipment Financing Agreement 10776 dated January 5, 1995, between the Company and Lease Management Services, Inc. ...............
10.18(1)   Lease for the Company's facilities at 11025 North Torrey Pines Road dated April 2, 1992, as amended. ......................................
10.19(1)   Industrial Real Estate Triple Net Lease for the Company's facilities at
           11011 North Torrey Pines Road dated August 17, 1993....................
10.20(1)   Torrey Pines Science Center Industrial Real Estate Lease, dated
           December 8, 1994. .....................................................
10.21(1)   Sublease for the Company's facilities at 11025 North Torrey Pines Road dated July 9, 1993. ...................................................
10.22(1)   Sublease for the Company's industrial lease at 10933 North Torrey Pines
           Road dated January 31, 1994. ..........................................

                                                                                    SEQUENTIALLY
 EXHIBIT                                                                              NUMBERED
 NUMBER                                                                                 PAGE
- ---------                                                                           ------------
10.27(1)   Form of Series B Preferred Stock Purchase Warrant dated July 14, 1992,
           July 15, 1992, October 15, 1992 and October 27, 1992 between the
           Company and certain individuals listed on the attached schedule. ......
10.30(1)   Form of Series D Preferred Stock Purchase Warrant dated December 16,
           1994 between the Company and certain individuals listed on the attached schedule. .............................................................
10.31(1)   Series D Preferred Stock Purchase Warrant dated June 9, 1995 between the Company and Lankford/DPI Limited Partnership, a California Limited
           Partnership. ..........................................................
10.32(1)   Form of Amendment to Series B Warrant and Agreement to Exercise. ......
10.33(1)   Assignment Agreement dated February 9, 1994 by and between the Company and Research Development Foundation (with certain confidential portions omitted). .............................................................
10.34(1)   Credit Note dated February 9, 1994 created by the Company in favor of
           Research Development Foundation. ......................................
10.35(1)   Memorandum of Understanding dated December 2, 1993 between the Company and Merck & Co., Inc. (with certain confidential portions omitted). ...
10.36(1)   Collaboration Agreement dated March 31, 1994 between the Company and
           Chiron Corporation (with certain confidential portions omitted). ......
10.38(1)   Offer Letter dated May 25, 1993 between the Company and
           Edward L. Erickson. ...................................................
10.39(1)   Offer Letter dated June 2, 1994 between the Company and David B.
           Thomas. ...............................................................
10.40(1)   Consulting Agreement dated November 1, 1993 between the Company and
           Stephen B. Howell, M.D., as amended May 24, 1995. .....................
10.41(1)   The Company's 1991 Stock Option Plan, as amended. .....................
10.42(1)   1991 Stock Option Plan Form of Incentive Stock Option Agreement, as
           amended. ..............................................................
10.43(1)   1991 Stock Option Plan Form of Nonstatutory Option Agreement. .........
10.44(1)   1991 Stock Option Plan Form of Notice of Exercise and Stock Purchase
           Agreement. ............................................................
10.45(1)   The Company's 1994 Stock Option Plan. .................................
10.46(1)   1994 Stock Option Plan Form of Notice of Grant. .......................
10.47(1)   1994 Stock Option Plan Form of Stock Option Agreement. ................
10.48(1)   1994 Stock Option Plan Form of Stock Purchase Agreement. ..............
10.49(1)   The Company's 1995 Stock Option Plan. .................................
10.50(1)   1995 Stock Option Plan Form of Notice of Grant. .......................
10.51(1)   1995 Stock Option Plan Form of Stock Option Agreement. ................
10.52(1)   1995 Stock Option Plan Form of Stock Purchase Agreement. ..............
10.53      The Company's 1995 Stock Option/Stock Issuance Plan, as amended. ......
10.54(1)   1995 Employee Stock Purchase Plan. ....................................
10.55(1)   Form of Employee Proprietary Information Agreement. ...................
10.56(1)   Form of Indemnification Agreements between the Company and each of its directors. ............................................................

                                                                                    SEQUENTIALLY
 EXHIBIT                                                                              NUMBERED
 NUMBER                                                                                 PAGE
- ---------                                                                           ------------
10.57(1)   Form of Indemnification Agreement between the Company and each of its officers. .............................................................
10.58(1)   Research Agreement between the Company and Isis Pharmaceuticals, Inc.
           dated August 16, 1995 (with certain confidential portions omitted). ...
10.59(1)   Loan and Security Agreement dated August 16, 1995 between the Company and Silicon Valley Bank. ..............................................
10.60(1)   Series D Preferred Stock Purchase Warrant dated August 16, 1995 between the Company and Silicon Valley Bank. ..................................
10.61(1)   Registration Rights Agreement dated August 16, 1995 between the Company and Silicon Valley Bank. ..............................................
10.62(1)   Commitment Agreement dated August 16, 1995 among the Company and the lenders listed on attached Exhibit A. .................................
10.63(1)   Continuing Guaranty dated August 16, 1995 between the Company and funds affiliated with Sanderling Ventures. ..................................
10.64(1)   Subordination Agreement dated August 16, 1995 between the Company and the lenders listed on Exhibit A to the Commitment Agreement. ..........
10.65(2)   Extension to Equipment Financing Agreement 10776 dated December 8, 1995 between the Company and Lease Management Services, Inc. ...............
10.66      Loan and Security Agreement dated June 18, 1996 between the Company and
           Silicon Valley Bank. ..................................................
11.1       Computation of net income (loss) per share. ...........................
14.1       List of Material Foreign Patents. .....................................
23.1       Consent of Brobeck, Phleger & Harrison LLP (contained in its opinion filed as
           Exhibit 5.1). .........................................................
23.2       Consent of Ernst & Young LLP, Independent Auditors. ...................
23.3       Consent of Fish & Richardson, P.C. ....................................
24.1       Power of Attorney (see pages II-7 and II-8). ..........................

- ------------
     (1) Incorporated by reference to the same-numbered exhibit (except as otherwise indicated) to the Company's Registration Statement on Form S-1 (No. 33-95890), as amended.

     (2) Incorporated by reference to the same-numbered exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.